UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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GIGAMON INC.

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Gigamon Inc.

3300 Olcott Street

Santa Clara, California 95054

November 24, 2017

To the Stockholders of Gigamon Inc.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Gigamon Inc., a Delaware corporation (“Gigamon”, the “Company”, “we”, “us”, or “our”), to be held on December 22, 2017, at 9:00 am, Pacific time, at our principal executive offices at 3300 Olcott Street, Santa Clara, California 95054.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated October 26, 2017, by and among Gigamon, Ginsberg Holdco, Inc., a Delaware corporation (“Newco”), and Ginsberg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”). Newco and Merger Sub were formed by Elliott Associates, L.P. and received equity commitments from Elliott Associates, L.P. and Elliott International, L.P. (the “Elliott Funds”), funds affiliated with Elliott Management Corporation (“Elliott”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Gigamon (the “Merger”), and Gigamon will become a wholly owned subsidiary of Newco. At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $38.50 in cash, without interest, for each share of common stock that you own (unless you have properly exercised your appraisal rights).

The Board of Directors of Gigamon (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Gigamon and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Paul A. Hooper

Chief Executive Officer and Director

The accompanying proxy statement is dated November 24, 2017 and, together with the enclosed form of proxy card, is first being mailed on or about November 24, 2017.

Gigamon Inc.

3300 Olcott Street

Santa Clara, CA 95054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 22, 2017

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Gigamon Inc., a Delaware corporation (“Gigamon”, the “Company”, “we”, “us”, or “our”) will be held on December 22, 2017, at 9:00 am, Pacific time, at our principal executive offices at 3300 Olcott Street, Santa Clara, California 95054, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated October 26, 2017, by and among Gigamon, Ginsberg Holdco, Inc., a Delaware corporation (“Newco”), and Ginsberg Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Newco and Merger Sub were formed by Elliott Associates, L.P. and received equity commitments from Elliott Associates, L.P. and Elliott International, L.P. (the “Elliott Funds”), funds affiliated with Elliott Management Corporation (“Elliott”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Gigamon (the “Merger”), and Gigamon will become a wholly owned subsidiary of Newco;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting;

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger; and

4. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only stockholders of record as of the close of business on November 20, 2017 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By the Order of the Board of Directors,

Paul A. Hooper

Chief Executive Officer and Director

Dated: November 24, 2017

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the other two proposals.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

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SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Ginsberg Merger Sub, Inc. with and into Gigamon Inc., which we refer to as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Gigamon”, the “Company”, “we”, “our”, “us” and similar words refer to Gigamon Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Ginsberg Holdco, Inc. as “Newco” and Ginsberg Merger Sub, Inc. as “Merger Sub”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated October 26, 2017, by and among Gigamon, Newco and Merger Sub, as it may be amended from time to time, as the “Merger Agreement”.

Parties Involved in the Merger

Gigamon Inc.

Gigamon develops innovative solutions that deliver pervasive, dynamic and intelligent visibility and control of data-in-motion traversing enterprise, federal and service provider networks. Our Visibility Platform consists of a distributed system of nodes (that in combination establish a Visibility Fabric) that enable an advanced level of visibility, modification and control of network traffic. Our Visibility Platform is comprised of physical appliances and virtual nodes that can be deployed in data centers, central offices, remote sites, virtual environments, private clouds, public clouds and hybrid clouds. We believe our Visibility Platform enables organizations to significantly improve their ability to secure, manage and understand critical data-in-motion traversing their infrastructure. Enterprise and federal organizations can enhance their cyber-security posture by leveraging the power of network visibility to achieve a pervasive view within the perimeter of their IT infrastructure. Furthermore, IT departments can significantly increase the effectiveness, efficiency and performance of their network management, analysis and compliance tools. Using our Visibility Platform, mobile service providers can gain subscriber-level awareness across their infrastructure enabling them to improve services, increase revenue generating opportunities and reduce operational costs.

Gigamon’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GIMO”.

Ginsberg Holdco, Inc.

Ginsberg Holdco, Inc. was formed on October 25, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Ginsberg Merger Sub, Inc.

Ginsberg Merger Sub, Inc. is a wholly owned direct subsidiary of Newco and was formed on October 25, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Newco and Merger Sub were each formed by Elliott Associates, L.P., a fund affiliated with Elliott Management Corporation (“Elliott”). In connection with the transactions contemplated by the Merger Agreement, Newco has secured committed financing, consisting of a combination of equity financing to be provided by Elliott Associates, L.P. and Elliott International, L.P., another fund affiliated with Elliott (together, the “Elliott Funds”) and debt financing from Jefferies Finance LLC, the aggregate proceeds of which, together with cash on hand of the Company (which is subject to a minimum cash closing condition of no less than $230 million, net of any indebtedness and any unpaid expenses incurred in connection with the Merger Agreement), will be sufficient for Newco to pay the aggregate merger consideration and all related fees and expenses, pursuant to the terms and conditions as described further under the caption “The Merger—Financing of the Merger”.

Newco, Merger Sub and the Elliott Funds are affiliated with Elliott. Elliott serves as the investment advisor to two multi-strategy investment funds which combined have approximately $34 billion in assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott Funds’ investors include pensions plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. The investment is being led by Evergreen Coast Capital, Elliott’s Menlo Park affiliate, which focuses on technology investing.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Gigamon, and Gigamon will continue as the surviving corporation and as a wholly owned subsidiary of Newco (the “Surviving Corporation”). As a result of the Merger, Gigamon will cease to be a publicly traded company, all outstanding shares of Gigamon common stock (including shares of restricted stock) will be canceled and converted into the right to receive $38.50 per share in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”) (except for any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law (the “DGCL”) and any shares owned by Newco, Merger Sub or Gigamon, or by any direct or indirect wholly owned subsidiary of Newco, Merger Sub or Gigamon), and you will no longer own any shares of the capital stock of the Surviving Corporation. For any award of unvested restricted stock with performance-based vesting conditions, the number of shares underlying the award that will vest, be canceled and converted into the right to receive the Merger Consideration will be determined based on actual achievement of the performance goals that apply to the award. Any unearned portion of such performance-based restricted stock will be cancelled without consideration.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger—Appraisal Rights”).

Treatment of Options and Restricted Stock Units

As a result of the Merger, the treatment of Gigamon’s equity awards that are outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) will be as follows:

Options

Each outstanding option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such option as of immediately prior to the Effective Time; and (2) the amount, if any, by which $38.50 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $38.50 per share will be cancelled without consideration.

Restricted Stock Units

Each award of restricted stock units, whether or not vested (“Restricted Stock Units”) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such award of Restricted Stock Units as of immediately prior to the Effective Time; and (2) $38.50.

For any award of Restricted Stock Units with performance-based vesting conditions (“Performance Restricted Stock Units”), the number of shares underlying the award will be determined based on actual achievement of the performance goals that apply to that award. Any unearned portion of such Performance Restricted Stock Units will be cancelled without consideration.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

Until its termination immediately prior to the Effective Time, the ESPP will continue to operate according to its terms, except that commencing on the date of the Merger Agreement, ESPP participants (and those eligible to participate) will not be permitted to increase the rate of payroll contributions, commence new contributions, or make separate non-payroll contributions to the ESPP. The ESPP will be terminated prior to the Effective Time, with all then-outstanding purchase rights under the ESPP automatically exercised immediately prior to such termination. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.6 billion, which will be funded via equity financing and debt financing described below, as well as cash on hand of the Company. This amount includes funds needed to (i) pay stockholders the amounts due under the Merger Agreement; and (ii) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement.

In connection with the Merger, Newco has entered into an equity commitment letter, dated as of October 26, 2017, with the Elliott Funds, for an aggregate equity commitment of approximately $838 million as well as a rollover into Newco of the 2,631,400 shares of Gigamon common stock held by the Elliott Funds. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

In connection with the Merger, Newco has obtained debt financing commitments from Jefferies Finance LLC pursuant to which it has committed to provide Newco with $600 million in aggregate principal amount of debt financing consisting of $450 million of senior secured first lien credit facilities (that include a $400 million term loan facility and a $50 million revolving credit facility) and a $150 million senior secured second lien term loan facility. The term loans and a portion of the revolving credit facility will be available to fund a portion of the payments contemplated by the Merger Agreement. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.” Although the obligation of Newco and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Newco’s agreement, the closing of the Merger will not occur earlier than the third business day after the expiration of the marketing period, which is the first period of 15 consecutive business days following the adoption of the Merger Agreement by the stockholders and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) throughout which Newco has received certain financial information from Gigamon necessary to syndicate any debt financing. For more information, see the section of this proxy statement captioned “The Merger Agreement—Marketing Period.”

Conditions to the Closing of the Merger

The obligations of Gigamon, Newco and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction;

•	the accuracy of the representations and warranties of Gigamon, Newco and Merger Sub in the Merger Agreement, subject to materiality qualifiers (generally other than as would not constitute a Company Material Adverse Effect or, in the case of the capitalization representations and warranties of Gigamon, other than non-material breaches that would not increase the aggregate merger consideration by more than a de minimis amount), as of the date of the Merger Agreement and/or as of the Effective Time or the date in respect of which such representation or warranty was specifically made;

•	Immediately prior to the Effective Time, Gigamon having the required cash on hand, which is the sum of $230 million, net of any indebtedness and unpaid expenses incurred in connection with the Merger Agreement;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing;

•	the performance in all material respects by Gigamon, Newco and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date; and

•	receipt of certificates validly signed by executive officers of Gigamon, on the one hand, or Newco and Merger Sub, on the other hand, to the effect that the applicable conditions described in the preceding bullets have been satisfied.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated.

Recommendation of the Board of Directors

Gigamon’s Board of Directors (the “Board of Directors”), after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Gigamon and its stockholders and

(2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Fairness Opinion of Goldman Sachs & Co. LLC

Goldman Sachs and Co. LLC (“Goldman Sachs”) delivered its opinion to the Board of Directors that, as of October 26, 2017 and based upon and subject to the factors and assumptions set forth therein, the $38.50 in cash per share of common stock of Gigamon to be paid to the holders (other than Newco and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to the holders of such shares.

The full text of the written opinion of Goldman Sachs, dated October 26, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Gigamon’s common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between Gigamon and Goldman Sachs, Gigamon has agreed to pay Goldman Sachs a transaction fee of approximately $19.0 million, the principal portion of which is payable upon consummation of the transaction.

For a more complete description, see the section of this proxy statement captioned “The Merger—Fairness Opinion of Goldman Sachs & Co. LLC”

Interests of Gigamon’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	accelerated vesting of equity-based awards simultaneously with the Effective Time (with the number of shares underlying any award with performance-based vesting conditions to be determined based on actual achievement of the performance goals that apply to the award) and the termination and settlement of such awards that are in-the-money in exchange for cash;

•	the entitlement of each executive officer who has entered into a change in control severance agreement to receive payments and benefits under his change in control severance agreement in connection with an involuntary termination of employment other than for “cause,” as such term is defined in his change in control severance agreement, or if the executive officer voluntarily terminates his employment for “good reason,” as such term is defined in his change in control severance agreement, in each case, within the one-year period following the Effective Time; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Gigamon’s Directors and Executive Officers in the Merger.”

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that stockholders may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Gigamon before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock through the Effective Time. Additionally, certain other conditions, described further herein, must be met. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Legal Proceedings Regarding the Merger

In connection with the Merger Agreement and the transactions contemplated thereby, two purported class action lawsuits have been filed. The complaints, captioned Brian Carpenter, Individually and on Behalf of All

Others Similarly Situated v. Gigamon Inc., et al., Case No. 3:17-cv-06653 and David Kalt, Individually and on Behalf of All Others Similarly Situated v. Gigamon Inc., et al., Case No. 3:17-cv-06672, were filed in the United States District Court for the Northern District of California on November 17 and November 20, 2017, respectively. The complaints assert claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 against the Company and the Board of Directors. The Kalt complaint also asserts claims against Newco, Merger Sub, and Elliott. The complaints allege, among other things, that the Merger Consideration is inadequate, and that the defendants failed to make adequate disclosures in the preliminary proxy statement. The complaints seek to enjoin the defendants from filing a definitive proxy statement or consummating the Merger until the alleged disclosure violations are corrected.

Alternative Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the Effective Time, Gigamon has agreed not to, and to cause its subsidiaries and its and their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents, financing sources, and other authorized representatives, whom we collectively refer to as “representatives,” not to, directly or indirectly, among other things: (1) solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of any (i) acquisition proposal, (ii) inquiry, offer or proposal with respect to any acquisition proposal or acquisition transaction or (iii) inquiry, offer or proposal that is reasonably likely to lead to an acquisition proposal or acquisition transaction (as defined under “The Merger Agreement—Alternative Acquisition Proposals”); (2) engage in discussions or negotiations with a third party regarding an acquisition proposal or acquisition transaction or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal or acquisition transaction or (3) provide any information regarding, or access to, the Company or any of its subsidiaries to a third party in connection with, or under circumstances reasonably likely to lead to, an acquisition proposal or acquisition transaction.

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by stockholders, Gigamon may provide information to, and engage in discussions or negotiations with a person regarding a written acquisition proposal, which was not solicited in violation of these restrictions, if the Board of Directors determines after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal and the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel to not do so would be inconsistent with its fiduciary duties. For more information, see the section of this proxy statement captioned “The Merger Agreement—Alternative Acquisition Proposals.”

Gigamon is not entitled to terminate the Merger Agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the Merger Agreement, including negotiating with Newco in good faith over a four business day period so that any superior proposal no longer constitutes a superior proposal. The termination of the Merger Agreement by Gigamon in order to accept a superior proposal will result in the payment by Gigamon of a $47.2 million termination payment to Newco. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Gigamon and Newco;

•	by either Gigamon or Newco if:

•	the Effective Time shall not have occurred on or before April 25, 2018, which we refer to as the “termination date” (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to perform or comply with its obligations under the Merger Agreement has been a principal cause of or resulted in the failure of the closing of the Merger to have occurred on or before such date);

•	Gigamon’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof; or

•	any applicable law or order of a governmental authority makes the Merger illegal permanently or which has the effect of permanently prohibiting the consummation of the Merger and such order has become final and nonappealable;

•	by Gigamon if:

•	(i) any representation or warranty of Newco or Merger Sub set forth in the Merger Agreement is inaccurate or becomes inaccurate following entry into the Merger Agreement or (ii) Newco or Merger Sub breach their covenants and obligations under the Merger Agreement, in each case, such that the closing conditions related to such representations, warranties, covenants or obligations would not be satisfied, except that if such inaccuracy or breach is curable by Newco or Merger Sub, Gigamon may not terminate the Merger Agreement as a result of such breach or failure before the earlier of the expiration of the thirty calendar day period after written notice to Newco of such inaccuracy or breach or the termination date;

•	in the event that all of the conditions to closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the closing, each of which is capable of being satisfied or waived at the closing), but Newco and Merger Sub have failed to consummate the Merger, and Newco and Merger Sub fail to consummate the Merger; or

•	prior to the adoption of the Merger Agreement by stockholders, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, subject to Gigamon paying to Newco a termination payment of $47.2 million and certain other conditions provided in the Merger Agreement; and

•	by Newco if:

•	(i) any representation or warranty of the Company set forth in the Merger Agreement is inaccurate or becomes inaccurate following entry into the Merger Agreement or (ii) the Company breaches its covenants and obligations under the Merger Agreement, in each case, such that the closing conditions related to such representations, warranties, covenants or obligations would not be satisfied, except that if such inaccuracy or breach is curable by the Company, Newco may not terminate the Merger Agreement as a result of such breach or failure before the earlier of the expiration of the thirty calendar day period after written notice to the Company of such inaccuracy or breach or the termination date; or

•	(i) Gigamon (or any committee thereof) effects a company board recommendation change; (ii) Gigamon fails to publicly recommend against any tender or exchange offer relating to securities of the Company within ten business days after the commencement of such tender or exchange offer; or (iii) Gigamon fails to publicly reaffirm its recommendation of the Merger within ten business days after the date of any acquisition proposal or any material modification thereto is first publicly commenced, publicly announced, distributed or disseminated to the Company’s stockholders upon a request to do so by Newco.

Termination Payments

Except in specified circumstances, whether or not the Merger is completed, Gigamon, on the one hand, and Newco and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Gigamon will be required to pay to Newco a termination payment of $47.2 million if the Merger Agreement is terminated under specified circumstances.

Newco will be required to pay to Gigamon a closing failure payment of $94.4 million if the Merger Agreement is terminated under different specified circumstances.

For more information on these termination payments, see the section of this proxy statement captioned “The Merger Agreement—Termination Payments.”

Effect on Gigamon if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Gigamon will remain an independent public company, our common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will continue to file periodic reports with the Securities and Exchange Commission (the “SEC”). Under specified circumstances, Gigamon will be required to pay Newco a termination payment upon the termination of the Merger Agreement; and under different specified circumstances, Newco will be required to pay Gigamon a closing failure payment upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement—Termination Payments”.

The Special Meeting

Date, Time and Place

A special meeting of stockholders of Gigamon (the “Special Meeting”) will be held on December 22, 2017, at 9:00 am, Pacific time, at our principal executive offices at 3300 Olcott Street, Santa Clara, California 95054.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on November 20, 2017 (the “Record Date”). You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Quorum

As of the close of business on the Record Date, there were 37,812,738 shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting entitled to vote on the subject matter.

Share Ownership of Our Directors and Executive Officers

As of the close of business on the Record Date, our directors and executive officers beneficially owned, in the aggregate, 2,032,844 shares of common stock, representing approximately 5.22% of the shares of common stock outstanding as of the close of business on the Record Date.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares. The failure to vote, or the failure to instruct your bank, broker or other nominee on how to vote, will have the same effect as a vote against the adoption of the Merger Agreement.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1) To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Gigamon, and Gigamon will become a wholly owned subsidiary of Newco;

2) To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3) To approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on December 22, 2017, at 9:00 am, Pacific time, at our principal executive offices at 3300 Olcott Street, Santa Clara, California 95054.

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All stockholders as of the close of business on the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on Gigamon?

A:	The proposed Merger is the acquisition of Gigamon by Newco. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Gigamon, with Gigamon continuing as the Surviving Corporation. As a result of the Merger, Gigamon will become a wholly owned subsidiary of Newco, and our common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Merger Consideration for each share of common stock that you own (including any shares of restricted stock), unless you have properly exercised and not withdrawn or otherwise lost your appraisal rights under the DGCL. For example, if you own 100 shares of common stock, you will receive $3,850.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes. For any award of unvested shares of restricted stock with performance-based vesting conditions, the number of shares underlying the award that will vest and be cancelled and converted into the right to receive the Merger Consideration will be determined based on actual achievement of the performance goals that apply to the award. Any unearned portion of such performance-based Restricted Stock will be cancelled without consideration.

Q:	How does the Merger Consideration compare to the unaffected market price of the common stock?

A:	The relationship of the $38.50 per share Merger Consideration to the trading price of the common stock constituted a premium of (1) approximately 21% to the unaffected closing price of Gigamon’s common stock on April 28, 2017, the day following the Company’s release of its first quarter 2017 financial results and the date on which Elliott became required to file a Schedule 13D with respect to its ownership interest in Gigamon; (2) approximately 10% to the closing price of Gigamon’s common stock on May 5, 2017, the last trading day prior to Elliott’s Schedule 13D filing; and (3) approximately 6% to the closing price of Gigamon’s common stock on October 24, 2017, the second to last trading day prior to the date on which Gigamon entered into the Merger Agreement.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:	The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Gigamon in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Gigamon and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Gigamon will remain an independent public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, Gigamon will be required to pay Newco a termination payment upon the termination of the Merger Agreement, as described further under the caption “The Merger Agreement—Termination Payments.”

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger?

A:	Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger?

A:	SEC rules require Gigamon to seek a non-binding, advisory vote regarding compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger. Approval of a non-binding, advisory vote regarding the compensation that will or may become payable by Gigamon to its named executive officers in connection with the Merger is not required to complete the Merger.

Q:	What is the compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger for purposes of this advisory vote?

A:	The compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger, in whole or in part, and that is or may in the future become payable to certain of Gigamon’s named executive officers. For further detail, see the section captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger at the Special Meeting?

A:	Approval of the compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger is an advisory vote and will not be binding on Gigamon or Newco. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable to the named executive officers in connection with the Merger may be paid to Gigamon’s named executive officers even if stockholders fail to approve such compensation.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Gigamon.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot;

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Paul A. Hooper, our Chief Executive Officer, Rex S. Jackson, our Chief Financial Officer and Paul B. Shinn, our Chief Legal Officer and Senior Vice President of Corporate Development, with full power of substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:	If available, Gigamon may announce preliminary voting results at the conclusion of the Special Meeting. Gigamon intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Gigamon files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:	If you are a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the Merger is provided under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of Gigamon stock options and Restricted Stock Units receive in the Merger?

A:	At the Effective Time, each outstanding option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (i) the total number of outstanding shares of common stock subject to such option as of immediately prior to the Effective Time; and (ii) the amount, if any, by which $38.50 exceeds the exercise price per share under such option. Each option with an exercise price per share equal to or greater than $38.50 per share will be cancelled without consideration.

At the Effective Time, each award of Restricted Stock Units, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such award of Restricted Stock Units as of immediately prior to the Effective Time; and (2) $38.50. For Performance Restricted Stock Units, the number of shares underlying the award will be determined based on actual achievement of the performance goals that apply to the award. Any unearned portion of such Performance Restricted Stock Units will be cancelled without consideration.

Q:	What will happen to the ESPP?

A:	Until its termination immediately prior to the Effective Time, the ESPP will continue to operate according to its terms, except that commencing on the date of the Merger Agreement, ESPP participants (and those eligible to participate) will not be permitted to increase the rate of payroll contributions, commence new contributions, or make separate non-payroll contributions to the ESPP. The ESPP will be terminated prior to the Effective Time, with all then-outstanding purchase rights under the ESPP automatically exercised immediately prior to such termination. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger by the first quarter of 2018. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control, and the completion of a 15-consecutive business day marketing period that Newco may use to complete its financing for the Merger.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	Yes. If the Merger is completed and certain other statutory requirements described herein are met, stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold such shares through the Effective Time of the Merger, and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further herein. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement.

Q:	Do any of Gigamon’s directors or officers have interests in the Merger that may differ from those of Gigamon stockholders generally?

A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of Gigamon’s Directors and Executive Officers in the Merger.”

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that address matters we expect or anticipate will occur in the future and do not relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “will” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual events or results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals under the HSR Act;

•	the failure by Newco to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the Merger, or alternative financing, or the failure of any such financing to be sufficient to complete the Merger and the other transactions contemplated by the Merger Agreement;

•	the fact that, although Newco must use reasonable best efforts to obtain the financing contemplated by the debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Gigamon’s only viable recourse would be the $94.4 million closing failure payment payable by Newco;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Newco a termination payment of $47.2 million;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•	the fact that the Merger would be a taxable transaction to Gigamon’s stockholders for U.S. federal income tax purposes;

•	the risk that the tax consequences to the receipt of Merger Consideration may change due to changes in tax law;

•	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Gigamon’s current strategy as an independent company;

•	the possibility that Newco could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Gigamon’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Gigamon is unable to solicit other acquisition proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed; and

•	risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from governmental entities under the HSR Act (including any conditions, limitations or restrictions placed on these approvals).

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. We cannot assure you that these are all of the factors that could cause actual events or results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on December 22, 2017, at 9:00 am, Pacific time, at our principal executive offices at 3300 Olcott Street, Santa Clara, California 95054.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement, (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (iii) approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the special meeting will be available at our principal executive offices, located at 3300 Olcott Street, Santa Clara, CA 95054, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the close of business on the Record Date, there were 37,812,738 shares of common stock outstanding and entitled to vote at the special meeting.

The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Each “broker non-vote,” if any, will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (i) any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by Gigamon’s Directors and Executive Officers

As of the close of business on the Record Date, our directors and executive officers beneficially owned, in the aggregate, 2,032,844 shares of common stock, representing approximately 5.22% of the shares of common stock outstanding as of the close of business on the Record Date.

Voting of Proxies

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Adjournment

In addition to the proposals to (1) adopt the Merger Agreement; and (2) approve, on a non-binding, advisory basis, compensation that will or may become payable by Gigamon to our named executive officers in connection with the Merger, Gigamon stockholders are also being asked to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional votes or proxies in favor of the adoption of the Merger Agreement if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement. If a quorum is not present or represented, the chairperson of the Special Meeting or, upon a motion made by the chairperson of the Special Meeting, the Gigamon stockholders entitled to vote at the Special Meeting, present in person or represented by proxy, may adjourn the Special Meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, Gigamon stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Gigamon and stockholders and (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (x) “FOR” the adoption of the Merger Agreement; (y) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (z) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Gigamon. We have retained Innisfree M&A Incorporated, a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Special

Meeting at a cost of approximately $25,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement and the completion of a 15 consecutive business day marketing period that Newco may use to complete its financing for the Merger, we anticipate that the Merger will be consummated by the first quarter of 2018.

Appraisal Rights

If the Merger is completed and certain other statutory requirements described here are met, stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold such shares through the Effective Time of the Merger and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court as described further herein, so long as they comply with the procedures established by Section 262 of the DGCL and certain other conditions relating to stock ownership thresholds are met. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Gigamon before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on December 22, 2017

The proxy statement is available at investor.gigamon.com under “Investors—SEC Filings.”

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Gigamon Inc., Attention: Investor Relations, 3300 Olcott Street, Santa Clara, CA 95054 or calling our Investor Relations Department at (408) 831-4452. If you would like to receive your own set of disclosure documents and have followed the instructions above, we undertake to promptly deliver a separate copy of this proxy statement. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 29 of this proxy statement and “The Merger Agreement” beginning on page 76 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Gigamon common stock voting in favor of the proposal to approve and adopt the Merger Agreement and the Merger. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of Gigamon’s Directors and Executive Officers in the Merger.”

We are asking stockholders to indicate their approval of the various compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger. These payments are set forth in the section captioned “The Merger—Interests of Gigamon’s Directors and Executive Officers in the Merger” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments will or may be made have previously formed part of Gigamon’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of Gigamon Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Gigamon’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Gigamon’s Directors and Executive Officers in the Merger” in Gigamon’s proxy statement for the Special Meeting.”

Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Gigamon, the Board of Directors or Newco. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Gigamon Inc.

3300 Olcott Street,

Santa Clara, CA 95054

Gigamon develops innovative solutions that deliver pervasive, dynamic and intelligent visibility and control of data-in-motion traversing enterprise, federal and service provider networks. Our Visibility Platform consists of a distributed system of nodes (that in combination establish a Visibility Fabric) that enable an advanced level of visibility, modification and control of network traffic. Our Visibility Platform is comprised of physical appliances and virtual nodes that can be deployed in data centers, central offices, remote sites, virtual environments, private clouds, public clouds and hybrid clouds. We believe our Visibility Platform enables organizations to significantly improve their ability to secure, manage and understand critical data-in-motion traversing their infrastructure. Enterprise and federal organizations can enhance their cyber-security posture by leveraging the power of network visibility to achieve a pervasive view within the perimeter of their IT infrastructure. Furthermore, IT departments can significantly increase the effectiveness, efficiency and performance of their network management, analysis and compliance tools. Using our Visibility Platform, mobile service providers can gain subscriber-level awareness across their infrastructure enabling them to improve services, increase revenue generating opportunities and reduce operational costs.

Gigamon’s common stock is listed on the NYSE under the symbol “GIMO.”

Ginsberg Holdco, Inc.

c/o Elliott Management Corporation

40 West 57th Street

New York, NY 10019

Newco was formed on October 25, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Ginsberg Merger Sub, Inc.

c/o Elliott Management Corporation

40 West 57th Street

New York, NY 10019

Merger Sub is a wholly-owned direct subsidiary of Newco and was formed on October 25, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Newco and Merger Sub were formed by Elliott Associates, L.P., a fund affiliated with Elliott. In connection with the transactions contemplated by the Merger Agreement, (1) the Elliott Funds have provided to Newco equity commitments of up to $838 million as well as a rollover into Newco of the 2,631,400 shares of Gigamon common stock held by the Elliott Funds; and (2) Newco has obtained debt financing commitments from Jefferies Finance LLC and certain of their respective affiliates for an aggregate amount of $600 million in aggregate principal amount of debt financing consisting of a $450 million senior secured first lien credit facilities (that include a $400 million term loan facility and a $50 million revolving credit facility) and a $150 million senior secured second lien term loan facility. The term loans and a portion of the revolving credit facility will be available to fund a portion of the payments contemplated by the Merger Agreement, in each case, pursuant to the terms and conditions as described further under the caption “The Merger—Financing of the Merger.” After giving effect to the Merger, Gigamon, as the Surviving Corporation, will be affiliated with the Elliott Funds.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Gigamon, and Gigamon will continue as the Surviving Corporation and as a wholly owned subsidiary of Newco. As a result of the Merger, Gigamon’s common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as we, Newco and Merger Sub may agree and specify in the certificate of Merger).

Effect on Gigamon if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Gigamon will remain an independent public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Gigamon operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Gigamon’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Gigamon’s business, prospects or results of operation will not be adversely impacted.

In addition, Gigamon will be required to pay to Newco a termination payment of $47.2 million if the Merger Agreement is terminated under specified circumstances. For more information please see the section captioned “The Merger Agreement—Termination Payments.”

Merger Consideration

In the Merger, each outstanding share of common stock (other than shares owned by (1) Newco, Merger Sub or Gigamon, or by any direct or indirect wholly owned subsidiary of Newco, Merger Sub or Gigamon; and

(2) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “—Appraisal Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation among the Board of Directors of Gigamon (the “Board of Directors”), the Transaction Committee (as defined below) or the representatives of Gigamon and other parties.

The Board of Directors routinely reviews Gigamon’s strategic opportunities as part of its ongoing evaluation of Gigamon’s business and developments in the marketplace. As part of its review, from time to time the Board of Directors has considered a variety of strategic alternatives for Gigamon, including modifications to Gigamon’s strategy and expansion into adjacent markets, whether independently or through acquisitions of other businesses or combinations with other businesses. In recent periods, the Board of Directors and management have identified the need for significant strategic expansion in order to capture greater market opportunities in adjacent markets and to accelerate growth. The Board of Directors and management recognized, however, that this strategic expansion would require significant organic and inorganic investments which would negatively impact the Company’s profit margins in near- and medium-term periods.

On March 14, 2017, a representative of Party A, a leading private equity sponsor, contacted Paul Hooper, the Company’s Chief Executive Officer and a member of the Board of Directors, to express interest in acquiring Gigamon. Such representative indicated that Party A’s interest was sufficiently strong that Party A was prepared to submit a written proposal. Mr. Hooper indicated that the Company was not for sale and asked that Party A refrain from submitting a proposal until he had an opportunity to discuss Party A’s interest with the Board of Directors. Two days later on March 16, 2017, a representative of Party A contacted Mr. Hooper again to request additional information from Gigamon to assist their efforts to refine their analysis of the Company.

On April 25, 2017, the Board of Directors met to discuss Party A’s interest in acquiring Gigamon. At the invitation of the Board of Directors, representatives of Goldman Sachs attended the meeting and discussed Gigamon’s prospects as a stand-alone company, as well as Party A’s expression of interest. Goldman Sachs was invited because of Goldman Sachs’ extensive knowledge of the Company and its industry, dating back to Goldman Sachs’ role as lead underwriter in the Company’s initial public offering. The Board of Directors determined not to take any action with respect to Party A at such time.

On May 8, 2017, a representative of Elliott contacted Mr. Hooper, informed him that Elliott would be disclosing that it has accumulated an equity stake in the Company, and indicated that Elliott would be conveying thoughts and recommendations regarding Gigamon’s strategic options. Such strategic options would include, among others, a potential sale of the Company, including a going-private transaction in which Elliott may participate as a buyer. Elliott’s representative indicated that Elliott presently did not intend to make any public statements about its recommendations or discussions with the Company beyond the information to be disclosed in its Schedule 13D. As used in this section, “Elliott” may refer to Elliott Management Corporation or its affiliate, Evergreen Coast Capital (“Evergreen”).

Also on May 8, 2017, Elliott filed a statement on Schedule 13D (the “13D”) with the Securities and Exchange Commission disclosing that Elliott, through affiliated funds, had accumulated beneficial ownership of approximately 7.2% of Gigamon’s outstanding shares of common stock, as well as cash-settled swaps representing economic exposure comparable to an additional 8.1% of Gigamon’s outstanding shares of common stock. Elliott reported in the 13D that it believed Gigamon’s shares were significantly undervalued so Elliott intended to engage in dialogue with the Board of Directors regarding opportunities to maximize stockholder value. The trading price of Gigamon’s common stock closed that day at $41.20, up from a closing price of $35 on the previous trading day and representing an increase of 17.71%.

Also on May 8, 2017, the Board of Directors convened telephonically and management briefed the Board of Directors on Elliott’s 13D filing, Mr. Hooper’s conversation with Elliott’s representative and Elliott’s thoughts and recommendations regarding the Company.

On May 9, 2017, a representative of Party B contacted Mr. Hooper to express interest in scheduling a dinner to discuss Gigamon and Elliott’s 13D filing. Two days later, on May 11, 2017, that representative of Party B had breakfast with Mr. Hooper to discuss Gigamon’s business and to indicate Party B’s interest in acquiring Gigamon.

On May 12, 2017, the Board of Directors again met to discuss Elliott’s investment in Gigamon and its thoughts and recommendations regarding the Company. At the request of the Board of Directors, management and representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), the Company’s outside counsel, also attended the meeting. At the meeting, Goldman Sachs provided a situational update regarding the position taken by Elliott in Gigamon’s stock as well as a summary of the communications between Gigamon and Elliott, including Elliott’s suggestion that Gigamon should seek to maximize stockholder value through a going-private transaction. Additionally, Goldman Sachs discussed Elliott’s historical public and private activities in the technology sector, both as an investor and, more recently, as a financial sponsor. At the Board of Directors’ request, WSGR reviewed the fiduciary duties of the Board of Directors in relation to the foregoing matters and made observations regarding topical legal issues for consideration in relation to such matters, including the importance of active Board of Directors oversight and leadership in any assessment of a potential going-private transaction or other sale of the Company. The Board of Directors then discussed Gigamon’s longer term strategic planning and the recent performance of its business. Finally, in an executive session without Goldman Sachs, the Board of Directors discussed the potential engagement of financial advisors and investor relations experts in connection with its consideration of Elliott’s investment and the Company’s strategic alternatives.

On May 13, 2017, Gigamon management met with representatives of Elliott and Evergreen. During the course of discussions, representatives of Elliott reviewed why they believed that Gigamon is not well suited to be a publicly traded company, particularly in light of the volatility and unpredictability of its quarterly financial results. Elliott further conveyed their belief that Gigamon should initiate a process to explore a sale of the Company, whether to a strategic acquirer or a private equity sponsor, in order to maximize stockholder value. Elliott also indicated that they would be interested in their potentially acquiring the Company and would be able to evaluate an acquisition on an expedited basis given the research they had already performed on the Company and its market.

On May 14, 2017, the Board of Directors met to discuss management’s discussions with Elliott the previous day. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended the meeting. Management reported on their discussions with representatives of Elliott, and in particular, noted Elliott’s belief that Gigamon was not well suited to be a public company and should initiate a process to explore a potential sale of the Company. The Board of Directors, management and Goldman Sachs discussed whether it was an appropriate time to initiate an exploratory sale process as suggested by Elliott. Following such discussion, the Board of Directors determined to defer any decision regarding the commencement of an exploratory sale process pending completion of the Company’s second quarter because management expected to have a strong second quarter. In light of the possibility that the Board of Directors might choose to initiate an exploratory sale process following the completion of the second quarter, the Board of

Directors determined that it would be prudent to review the Company’s long-term business plans and financial projections. Accordingly, the Board of Directors instructed management to prepare long-term financial projections for review by the Board of Directors. Representatives of Goldman Sachs then departed the meeting and the Board of Directors discussed the potential engagement of financial advisors and investor relations experts in connection with its consideration of Elliott’s investment and the Board of Directors’ evaluation of strategic alternatives, including a potential sale transaction.

On May 16, 2017, the Board of Directors received a letter from Elliott outlining their takeaways from their May 13th meeting with management, which contained a summary of Elliott’s thoughts and recommendations on various strategies the Company should consider to maximize stockholder value, including a potential sale of the Company. In its letter, Elliott reiterated their interest in potentially acquiring Gigamon and their ability to proceed quickly.

On May 19, 2017, a representative of Party A sent an email to Mr. Hooper indicating that Party A would like to meet with Mr. Hooper again. The representative of Party A and Mr. Hooper agreed to speak on May 24, 2017.

On May 22, 2017, the Board of Directors met again. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. Management and representatives of Goldman Sachs described their recent discussions with representatives of Elliott and Mr. Hooper reported on the email he had received from Party A. Representatives of Goldman Sachs also provided an update on Gigamon’s investor base and significant stockholder profile. The members of the Board of Directors discussed possible investor sentiment regarding Elliott’s thoughts and recommendations, as well as potential significant turnover in the Company’s stockholder base following Elliott’s 13D filing. At the Board of Directors’ request, Rex Jackson, Gigamon’s Chief Financial Officer, also gave an update on the work underway to prepare management’s long-term financial projections. In an executive session, after representatives of Goldman Sachs departed, the Board of Directors discussed formally engaging Goldman Sachs as the Board of Directors’ financial advisor. After lengthy discussion, the Board of Directors unanimously approved the engagement of Goldman Sachs, subject to approval of the terms of their engagement and review of a customary conflict letter, and directed management to negotiate the terms of such engagement.

On May 24, 2017, Mr. Hooper spoke to a representative of Elliott by telephone. Mr. Hooper conveyed that the Board of Directors was considering Elliott’s thoughts and recommendations on the Company but had not made any determinations pending completion of the Company’s second quarter and further analysis of the Company’s strategic alternatives. With approval of the Board of Directors, Mr. Hooper indicated that Gigamon was reviewing its strategic alternatives (including a potential sale transaction), focusing on meeting the Company’s second quarter earnings goals and evaluating Elliott’s thoughts and recommendations on Gigamon. Mr. Hooper indicated that those parallel work streams would converge toward the end of the Company’s second quarter and, accordingly, Elliott should not expect the Company to make any determinations prior to the end of the quarter.

Also on May 24, 2017, Mr. Hooper spoke to a representative of Party A by telephone. Mr. Hooper indicated that representatives of Gigamon were reviewing Elliott’s thoughts and recommendations on Gigamon and noted that the Company was focusing on meeting the Company’s second quarter earnings goals.

On May 30, 2017, a representative of Elliott sent an email to Mr. Hooper to encourage Mr. Hooper to speak with a managing director of Evergreen. Later on the same day, the Board of Directors met to discuss Elliott’s recommendations and acquisition proposal. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. Mr. Hooper provided the Board of Directors with an update on his recent discussion with a representative of Elliott, including Elliott’s interest in acquiring the Company and their request to arrange a meeting with a managing director of Evergreen. Following discussion, the Board of Directors agreed that Mr. Hooper should meet with the representative from Evergreen to maintain a collegial and open dialogue, but not make any commitments regarding the Company’s intent or expectations regarding Elliott’s interest. A representative of Goldman Sachs updated the Board of Directors of discussions with Elliott. Representatives of Goldman Sachs then departed the meeting and the Board of Directors met in executive session. At the request of the Board of Directors, in executive session Rex Jackson, the Company’s Chief Financial Officer, presented three draft scenarios of management’s long-term financial projections, a base-case referred to in this section as “Case B,” an upside case referred to in this section as “Case A” and a downside case referred to in this section as “Case C.” The Board of Directors discussed management’s financial projections and the assumptions underlying them in order to better understand the impact of the assumptions on management’s upside and downside scenarios. After discussion, the Board of Directors asked management to make certain modifications to the draft financial projections.

On June 2, 2017, Reuters released an article speculating that Gigamon was working with Goldman Sachs and was preparing to explore a sale process. Following the release of the article, the trading price of Gigamon’s common stock rose from a closing price of $39.30 on June 2 to a closing price of $42.85 on June 5, an increase of 9.03%.

Also on June 2, 2017, representatives of Elliott spoke by telephone with representatives of Goldman Sachs about Gigamon. During this conversation, the representatives of Elliott reiterated Elliott’s interest in acquiring Gigamon. They also indicated that they understood that Gigamon and its Board of Directors were taking the steps necessary to properly evaluate a potential sale of the Company, but asked whether there was anything that could be done to accelerate the process given their interest. Representatives of Goldman Sachs relayed the Board of Directors’ position that the Company was not making any decisions regarding a potential sale of the Company until the completion of its second quarter.

On June 6, 2017, the Board of Directors met to further consider and discuss Elliott’s interest in acquiring Gigamon and management’s modified long-term financial projections for the Company. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. At this meeting, Mr. Hooper and representatives of Goldman Sachs summarized their conversation on June 2, 2017 with representatives of Elliott. After a discussion about recent communications with Elliott, Mr. Hooper provided an update on the performance of Gigamon’s business, including progress in the quarter to date. Mr. Jackson then reviewed Gigamon’s revised draft long-term financial projections, which incorporated comments from the Board of Directors, particularly with respect to downside risks associated with its financial projections. Specifically, management presented three sets of financial projections for the remainder of 2017 and calendar years 2018-2026, consisting of a set of projections reflecting higher projected performance of the Company’s business (“Case A Projections”), a set of projections reflecting a base level expectation of performance of the Company’s business (“Case B Projections”) and a set of projections reflecting a lower projected performance of the Company’s business (“Case C Projections”). After such discussions, the non-executive members of the Board of Directors met in an executive session to discuss the matters presented during the meeting, including a discussion of Gigamon’s operating strategy and the financial projections presented, as well as the proposed terms of Goldman Sachs’ engagement and a customary conflict letter that Goldman Sachs had sent in advance of the meeting. At the end of the executive session, the Board of Directors unanimously approved directing Goldman Sachs to focus on the Case B Projections when conducting its preliminary financial analysis of the Company. The Board of Directors also unanimously approved the retention of Goldman Sachs as the Company’s financial advisor on the terms proposed.

On June 7, 2017, Gigamon formally executed a letter engaging Goldman Sachs as its financial advisor.

On June 14, 2017, a representative of Elliott sent an email to Mr. Hooper and Corey Mulloy, the Chairman of the Board of Directors, to express Elliott’s continued interest in working with Gigamon on a going-private transaction. The representative of Elliott also shared statements and sentiments from other Gigamon investors who shared their views on the Company. Mr. Hooper responded to the email acknowledging its receipt and reiterated that Gigamon’s Board of Directors and management were focused on Gigamon’s quarter, but were also reviewing Elliott’s thoughts, recommendations and proposals in parallel.

On June 20, 2017, the Board of Directors met to discuss the progress of Gigamon’s quarter. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. At this meeting, Mr. Hooper provided a brief update on the quarter and then invited representatives of Goldman Sachs to provide an outline of a potential exploratory sale process that the Board of Directors might consider following the completion of the quarter. Representatives of Goldman Sachs noted that Elliott continued to express its view that the Company should commence a sale process, but understood the Company was unlikely to do so before the completion of the quarter. Representatives of Goldman Sachs further informed the Board of Directors that eight additional financial sponsors had contacted Gigamon or representatives of Goldman Sachs to express interest in Gigamon. Following discussion, representatives of Goldman Sachs reviewed its preliminary financial analysis of Gigamon.

On June 23, 2017, the Board of Directors met to review a potential exploratory sale process and timeline. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. After Goldman Sachs discussed a potential process timeline, Mr. Hooper reviewed customized information that could be presented to certain strategic parties to better ensure Gigamon’s strategic opportunities were best conveyed to these potential buyers. Additionally, Mr. Hooper provided the Board of Directors with an update on the performance of the business, including progress in the quarter to date.

On July 2, 2017, the Board of Directors met to receive a preliminary report on the results of the Company’s second quarter and to consider an exploratory sale process. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. Mr. Hooper provided a flash report on the results of the second quarter, noting that revenue fell short of expectations but, depending on the quarter close process, may have achieved the low end of the Company’s guidance range, while earnings would likely be roughly in line with Wall Street analysts’ consensus expectations. The Board of Directors then discussed the prudence of conducting an exploratory sale process based on the Company’s second quarter financial results and the numerous inbound calls that the Company and representatives of Goldman Sachs had received from third parties (including Elliott) with interest in discussing a potential transaction with the Company. In an executive session, the non-executive members of the Board of Directors continued to discuss Gigamon’s business and financial performance and reasons for commencing an exploratory sale process at this time. The Board of Directors reflected on the challenges in the Company’s business, the likely need to make significant organic and inorganic investments in order to take advantage of market opportunities to re-accelerate growth, the negative impact such investments would have on the Company’s profit margins in the near and medium terms, and the likely volatility in Gigamon’s stock resulting therefrom. The Board of Directors also discussed whether it was appropriate to conduct an exploratory sale process given factors discussed above. After discussion, the Board of Directors determined to commence an exploratory sale process in a confidential manner and authorized Goldman Sachs to contact a list of strategic parties and financial sponsors, including those that had recently contacted the Company or representatives of Goldman Sachs to express interest in the Company, to gauge their interest in a transaction with the Company.

Later on July 2, 2017, Mr. Hooper contacted a representative of Elliott to inform them that the Company was initiating an exploratory sale process and was inviting Elliott to participate in the process.

At the direction of the Board of Directors, from July 2, 2017 through July 14, 2017, Goldman Sachs contacted 17 strategic parties and 18 financial sponsors to assess their interest in exploring a transaction with the Company. Of those, five strategic parties and nine financial sponsors entered into confidentiality agreements with the Company, and during July and August, five strategic parties and eight financial sponsors held management meetings with Gigamon, including Elliott, Party A and Party B.

On July 7, 2017, the Board of Directors met to discuss the status of the Company’s exploratory sale process. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. At this meeting, representatives of Goldman Sachs provided an update on the exploratory sale process and confirmed that Goldman Sachs had contacted each of the third parties that the Board of

Directors had previously instructed them to contact. Goldman Sachs described each party’s purported level of interest in Gigamon. Also at this meeting, the Board of Directors determined to create a committee of directors comprised of Mr. Mulloy, Joan Dempsey and Paul Milbury (the “Transaction Committee”) to supervise the Company’s exploratory sale process and lead any negotiations that might result therefrom. Mr. Shinn outlined a proposed charter for this committee, highlighting at the Board of Directors’ request that the Transaction Committee would be empowered to oversee Gigamon’s exploratory sale process, lead any negotiations resulting therefrom and generally facilitate more rapid board-level decision making, but final determinations regarding the process (and any transaction resulting therefrom) would be subject to the approval of the full Board of Directors. After discussion, the Board of Directors approved the creation of the Transaction Committee and the proposed charter. The Board of Directors next discussed the different financial projections previously reviewed by the Board of Directors on May 30, 2017, including the Case A Projections, the Case B Projections and the Case C Projections. Following the discussion, the Board of Directors determined that the Case B Projections were the appropriate projections to provide to third parties that expressed interest in a transaction with the Company. The Board of Directors directed Goldman Sachs to focus on the Case B Projections when conducting its preliminary financial analysis of the Company.

On July 12, 2017, the Transaction Committee met to discuss the status of the Company’s exploratory sale process. At the request of the Transaction Committee, management and representatives of Goldman Sachs and WSGR also attended this meeting. Representatives of Goldman Sachs reported on the management meetings that had been held with third parties to date. Representatives of WSGR discussed the status of certain confidentiality agreement negotiations with certain parties. Lastly, Mr. Hooper provided the Transaction Committee with a more informed update on the Company’s second quarter financial performance and the developing pipeline for the Company’s third quarter.

On July 13, 2017, Gigamon entered into a confidentiality agreement with Elliott, and on July 28, 2017, held a management meeting with Elliott to provide them with additional information on Gigamon and its business.

On July 20, 2017, Mr. Jackson and other members of Gigamon’s finance team hosted separate calls with representatives of Elliott and representatives of Party A to discuss financial due diligence.

On July 21, 2017, the Transaction Committee met to discuss the status of the Company’s exploratory sale process. At the request of the Transaction Committee, management and representatives of Goldman Sachs and WSGR also attended this meeting. Representatives of Goldman Sachs reported that four financial sponsors who had attended management presentations expressed interest in further exploring a transaction, and that there was one financial sponsor with whom a management meeting was pending. Of the four financial sponsors that had expressed interest, three requested to partner with an additional financial sponsor to make a joint bid for the Company. Representatives of Goldman Sachs discussed each party’s expressed level of interest in the Company and potential business synergies available to strategic parties. Additionally, representatives of Goldman Sachs discussed a timeline for requesting initial bids from all interested parties and the option of bifurcating bid deadlines between the financial sponsors and potential strategic parties. The Transaction Committee discussed and determined that a bifurcated deadline was appropriate for the exploratory sale process, the Transaction Committee discussed the importance of keeping strategic parties in the process to create competitive tension and encourage financial sponsors to stretch on valuation. Accordingly, the Transaction Committee agreed that a bifurcated deadline was appropriate to further this objective.

On July 31, 2017, the results of the first round of proposals were received by Gigamon, which included indications of interest from Party A, Party B and Elliott. Party A’s proposal contained a price range of $42-43 per share, Party B’s bid contained a price range of $40-41 per share and Elliott’s proposal contained a price range of $44-46 per share.

On August 1, 2017, the Board of Directors held a meeting to receive a report on these first round financial sponsor proposals. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. The Board of Directors discussed each of the three proposals. After additional discussion, the Board of Directors determined that additional discussions with Party A and Elliott were warranted. The Board of Directors instructed Goldman Sachs to convey to Elliott and Party A that the Company was willing to continue discussions with them regarding a potential transaction but the Board of Directors believed they would need to increase their offer prices, and to inform Party B that, based on their offer price, the Company was terminating discussions with them.

During the month of August, the Transaction Committee met several times to discuss the status of the Company’s exploratory sale process and the status of discussions with each of the parties that were engaged in discussions with the Company regarding a potential transaction.

On August 15, 2017, Mr. Hooper had lunch with a representative of Party A during which they discussed Gigamon’s business and the value Party A thought the Company’s business could support.

On August 16, 2017, management and representatives of Elliott, with representatives of Goldman Sachs attending, held a due diligence session to discuss the Company and the state of its business. The diligence session was followed by a dinner attended by management, representatives of Elliott and representatives of Goldman Sachs.

On August 21, 2017, at the Transaction Committee’s request, Goldman Sachs delivered a second round process letter to Elliott and Party A, along with a draft of the Merger Agreement prepared by WSGR. The process letter called for, among other things, an updated indication of price and directed the bidders to submit their updated proposals by September 8, 2017.

On August 25, 2017, the Board of Directors held a meeting to receive a report on the Company’s exploratory sale process. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. At this meeting, representatives of Goldman Sachs reported on the status of discussions with each strategic party and financial sponsor that was engaged in discussions with the Company. At this meeting, representatives of Goldman Sachs also reviewed its preliminary financial analysis of the Company and a proposed timetable for the ongoing exploratory sale process, which contemplated a completion of the sale process before the completion of the Company’s third quarter earnings.

By the end of August, all of the strategic parties that participated in management meetings with the Company and initially expressed interest in the Company had informed representatives of Goldman Sachs that they would not be submitting offers for the Company.

On August 31, 2017, the Board of Directors met to discuss Gigamon’s third quarter and the ongoing sale process. In attendance were members of management and representatives of Goldman Sachs and WSGR. Mr. Hooper began with a report on the progress of Gigamon’s third quarter business and financial trajectory and noted that linearity remained in line with expectations but slightly below Gigamon’s internal plan. Representatives of Goldman Sachs then noted that Elliott had indicated that it was still actively conducting their due diligence review of Gigamon and working to arrange financing for the transaction, but had not given any indication when they would be prepared to bring a transaction to completion. In expectation of considering a potential sale transaction, however, representatives of WSGR outlined the directors’ fiduciary duties as the Board of Directors considered and negotiated a potential sale of Gigamon. Representatives from Goldman Sachs and members of management then departed the meeting. The Board of Directors then discussed their concerns about the pace of the exploratory sale process and the fact that only one potential bidder remained actively engaged in the process. The Board of Directors discussed whether it was an appropriate time to sell the business. Representatives of WSGR noted that, in absence of competitive bids, the Board of Directors would need to rely heavily on Gigamon’s financial projections and their own sense of Gigamon’s prospects to assess whether to sell Gigamon at this time and at what price. Accordingly, the Board of Directors discussed the need to further review Gigamon’s long-term financial projections if Elliott formalized their interest and wished to proceed with a transaction.

On September 7, 2017, a representative of Elliott contacted John Kispert, a member of the Board of Directors. During the conversation, Elliott’s representative indicated that Elliott was serious about acquiring Gigamon, but wanted to better understand the Board of Directors’s expectations on value. Mr. Kispert informed Elliott’s representative that the Board of Directors was taking Elliott’s proposal seriously, was presently focused on maximizing value for all Gigamon’s stockholders and was awaiting receipt of improved proposals from all interested parties before making any determinations on whether to sell the Company or remain independent. Mr. Kispert declined to give Elliott any guidance on value, but encouraged Elliott to put its best foot forward and stretch on price if they wanted to acquire the Company.

Also on September 7, 2017, Party A notified a representative of Goldman Sachs that Party A did not intend to submit a proposal to acquire Gigamon. Party A indicated that while it was open to partnering with another potential bidder to acquire Gigamon, it was not interested in acquiring the Company on its own.

On September 8, 2017, Messrs. Hooper, Shinn and Jackson spoke with a representative of Elliott, who previewed their revised proposal and explained the rationale of their revised price range. Following the call, Gigamon received an updated, non-binding and fully financed proposal of $42 per share from Elliott, which included a full markup to the Merger Agreement previously distributed by the Company, as well as a draft of the Debt Commitment Letter, Equity Commitment Letter and Limited Guarantee. With Party A declining to submit an updated proposal for Gigamon, Elliott remained the only active participant in the strategic process.

On September 10, 2017, the Transaction Committee met to review the acquisition proposal from Elliott and receive a general update on the Company’s exploratory sale process. The full Board of Directors met again on September 10, 2017. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. At this meeting, Mr. Hooper reported on the current outlook for Gigamon’s third quarter financial results, which at the time were expected to exceed the Company’s issued guidance. Mr. Hooper then gave an overview of the acquisition proposal Gigamon had received from Elliott in which they lowered their offer price from $44-46 per share to $42 per share. Goldman Sachs then reviewed its preliminary financial analyses. Representatives of Goldman Sachs also reported on their recent conversations with Elliott, in which Elliott expressed their belief that their revised offer price reflected a fair value for the Company. Representatives of WSGR gave a preliminary assessment of the non-price terms of Elliott’s proposal and noted Elliott’s proposal contained a minimum cash condition, which was not customary in public company transactions. The Board of Directors then engaged in a detailed discussion of Elliott’s proposal, asking questions of Goldman Sachs and WSGR. The Board of Directors compared Elliott’s proposal to Gigamon’s prospects as an independent company. The Board of Directors concluded that if the Company achieved the financial results it expected for its third quarter (and full year 2017), then the Company should be valued higher than Elliott’s latest offer price. The Board of Directors instructed Goldman Sachs, therefore, to reject Elliott’s revised proposal without providing a counteroffer in an effort to encourage Elliott to improve its offer price. The Board of Directors further decided not to contact any other third parties at that time with respect to a strategic transaction with Gigamon despite Elliott’s lower offer price because the Board of Directors felt it had adequately canvassed all likely bidders already and was unlikely to attract new interest even at or around Elliott’s reduced offer price based on feedback from parties that had declined to bid for the Company. In an executive session without Goldman Sachs present, the non-executive members of the Board of Directors further discussed Gigamon’s third quarter financial results and the potential risk that the third quarter results may be lower than currently expected. With a view toward mitigating this risk, the Board of Directors reached a consensus that Gigamon should continue to pursue a transaction with Elliott before the completion of the Company’s third quarter.

Later on September 10, 2017, representatives of Goldman Sachs communicated the Board of Directors’ rejection of Elliott’s revised $42 offer price to representatives of Elliott, together with strong encouragement to improve their offer price if they wished to acquire the Company. Goldman Sachs, at the direction of the Board of Directors, relayed the Board of Directors’ position that the Company would only entertain a sale if the offer price was compelling in comparison to the Company’s stand-alone business and financial prospects. Goldman Sachs also relayed that the Company was confident in its stand-alone prospects and was not eager to sell the Company at the price level currently being proposed by Elliott.

On September 12, 2017, Messrs. Hooper, Mulloy and Shinn had a telephone call with representatives of Elliott during which Elliott indicated that it could not improve its offer price for the Company, but would be willing to consider a convertible preferred security transaction in which Elliott would exchange its existing holdings of Gigamon’s common stock for a convertible preferred security in the Company. Elliott explained that this convertible preferred security proposal would enable Elliott to remain a long-term partner with the Company even if such a partnership did not take the form of a full take-private transaction. Messrs. Hooper, Mulloy and Shinn did not react to Elliott’s proposal, but agreed to discuss it with the Board of Directors at its next meeting. Following this call, representatives of Elliott contacted representatives of Goldman Sachs to convey the same conceptual framework for their convertible preferred security proposal.

On September 14, 2017, Elliott delivered to the Company a term sheet for the convertible preferred security proposal it had previously communicated to Messrs. Hooper, Mulloy and Shinn. The proposal contemplated that Elliott would exchange its holdings of common stock for a newly created convertible preferred stock instrument, with a per share valuation determined at the closing of the exchange.

On September 15, 2017, the Transaction Committee met to discuss Elliott’s convertible preferred security proposal. At the request of the Transaction Committee, management and representatives of Goldman Sachs and WSGR also attended this meeting. Representatives of Goldman Sachs reported that Elliott continued to express strong interest in acquiring Gigamon but understood that the Board of Directors would not accept their offer price of $42 per share, and so Elliott had proposed the above-described convertible preferred security proposal as an alternative. Representatives of Goldman Sachs described the proposal in detail. After a discussion of Elliott’s convertible preferred security proposal, Mr. Hooper updated the Transaction Committee on Gigamon’s expected third quarter financial results, indicating that the final weeks of the quarter would be critical to achieving the forecasted results. The Transaction Committee discussed risks in the Company’s financial results for the quarter.

Later on September 15, 2017, the full Board of Directors met to discuss Elliott’s convertible preferred security proposal and the progress of the Company’s third quarter financial results. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. The meeting covered the same topics as the just concluded Transaction Committee meeting, and the directors asked questions of both Goldman Sachs and WSGR. The Board of Directors discussed concerns that the convertible preferred security proposal did not deliver any additional capital investment to Gigamon. After discussion, the Board of Directors decided to reject Elliott’s convertible preferred security proposal because it did not offer any benefits to Gigamon that would outweigh the downsides associated with issuing the convertible preferred security, and instructed Goldman Sachs to instead counter Elliott’s $42 per share acquisition proposal with a sale price of $46 per share. The counteroffer was further predicated on completing a transaction in the next week in order to mitigate the risks to both parties if a transaction were not completed before the completion of the Company’s third quarter. Representatives of Goldman Sachs subsequently communicated the Company’s counter-offer to representatives of Elliott, who indicated that they would consider it but did not believe that it would be acceptable.

On September 18, 2017, the Transaction Committee met with members of management and representatives of Goldman Sachs WSGR to discuss the current proposals from Elliott in anticipation of a meeting the following day with representatives from the Company and Elliott.

On September 19, 2017, Mr. Hooper, Mr. Shinn, Mr. Mulloy and a representative of WSGR met with representatives of Elliott. During such meeting, Elliott indicated a willingness to increase their offer price from $42 per share to $42.25—42.50 per share, and remained interested in a going-private transaction. Representatives of Elliott also indicated that, to address the Board of Directors’ concern that their convertible preferred security proposal did not provide any additional capital to the Company they would be willing to invest $100 million in additional capital, provided that Elliott could exchange a portion of its holdings of Gigamon common stock for a preferred security on the terms proposed.

On September 21, 2017, the Board of Directors met to discuss the status of discussions with Elliott. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. Messrs. Hooper and Mulloy described the September 19th meeting with Elliott. Representatives of Goldman Sachs then gave an update on their most recent conversations with Elliott and indicated that Elliott was unlikely to improve its offer price per share until it had better visibility into third quarter results. Mr. Hooper gave his impressions of the quarter, and while expressing optimism, he also noted that there were troubling signs of softening in the quarter. In an executive session, the non-executive members of the Board of Directors discussed concern regarding the Company’s third quarter financial results and the reliability of management’s long-term financial projections in light of Gigamon’s third quarter results and full year trend lines. The non-executive members of the Board of Directors agreed that it would be in the best interests of the Company and its stockholders to seek to reach an agreement with Elliott on an acceptable sale price as soon as possible to mitigate the risks associated with lower-than-anticipated third quarter results. The Board of Directors agreed that it would be prepared to accept Elliott’s latest offer price of $42.50 if it were the best and final offer, but directed Goldman Sachs to seek a higher offer price from Elliott if possible.

Later on September 21, 2017, representatives of Goldman Sachs spoke with a representative of Elliott, who emphasized that their offer of $42.50 was their best and final offer. On a later call between representatives of Goldman Sachs and a representative of Elliott, the representative of Elliott also informed representatives of Goldman Sachs that their debt financing commitments had expired and their lenders would want to see the Company’s third quarter financial results before renewing their commitments.

On September 24, 2017, the Board of Directors met again to discuss the status of discussions with Elliott. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. Representatives of Goldman Sachs reported on their conversation with representatives of Elliott. After discussion, the Board of Directors concluded that, in light of the Company’s stand-alone prospects, $42.50 was likely a premium to where Gigamon’s stock would trade if it announced lower-than-expected third quarter results and did not simultaneously announce a sale transaction (after much speculation that one was imminent), and accordingly determined that the latest $42.50 offer price from Elliott was acceptable.

On September 26, 2017, the Transaction Committee met and, at their request and with the expectation of negotiating a transaction with Elliott, representatives of WSGR outlined the material issues reflected in their revised draft of the Merger Agreement that the Company had previously delivered to all potential bidders for the Company. Representatives of WSGR highlighted terms that created risks to closing certainty, including Elliott’s proposed minimum cash condition and Elliott’s financing related provisions, as well as terms governing the Board of Directors’ ability to entertain competing offers it might receive during the pendency of the transaction. The same day, WSGR sent Gibson, Dunn & Crutcher LLP (“GDC”), Elliott’s outside counsel, a revised draft of the Merger Agreement, Equity Commitment Letter and Limited Guarantee reflecting input and direction from the Transaction Committee.

On September 26, 2017, representatives of Goldman Sachs, at the direction of the Board of Directors, called representatives of Elliott and informed them that the Board of Directors had determined that the $42.50 per share offer price from Elliott was acceptable, pending agreement on other transaction terms.

On September 27, 2017, management of Gigamon met with representatives of Elliott, with representatives of Goldman Sachs present, to discuss the Company’s expected third quarter results.

Over the next few days, Gigamon’s third quarter ended and the final operating results of the quarter became available internally. The Company’s financial results were significantly lower than anticipated three days earlier with revenue falling approximately $5.5 million below Wall Street analysts’ consensus. With the Transaction Committee’s approval, representatives of Goldman Sachs met with representatives of Elliott to discuss the Company’s third quarter results.

On October 4, 2017, the Transaction Committee met to discuss the status of discussions with Elliott. At the request of the Transaction Committee, management and representatives of Goldman Sachs and WSGR also attended this meeting. Representatives of Goldman Sachs relayed that representatives of Elliott stated that they were very surprised by the magnitude of the Company’s third quarter revenue miss, and were having difficulty securing debt commitments on similar terms as before. Management also reported that Reuters was planning to run an article stating that Elliott was terminating discussions with Gigamon because the Board of Directors’ price expectation was too high. The Transaction Committee discussed the impact of this story on the Company’s trading price and also discussed the potential need to revisit Gigamon’s long-term financial projections given third quarter results and full year trend lines.

On October 5, 2017, Elliott delivered a revised proposal to acquire the Company for $38 per share based on the Company’s third quarter financial results. Elliott explained that while the offer price was lower, Elliott had not materially reduced the size of their equity commitment to a transaction. However, since the available debt financing sources had lowered the size of their debt commitments due to the Company’s third quarter results, Elliott was compelled to lower their offer price for Gigamon as a result.

Later on October 5, 2017, the Transaction Committee met to discuss Elliott’s updated proposal and the possibility of accepting a $38 per share proposal and determined that the full Board of Directors would need to reconsider whether it was appropriate to authorize a sale of Gigamon at this new lower sale price.

Later on October 5, 2017, the Board of Directors met to discuss the revised offer from Elliott. At the request of the Transaction Committee, management and representatives of Goldman Sachs and WSGR also attended this meeting. The Board of Directors considered three options: (i) rejecting the revised offer price from Elliott and terminating discussions altogether, (ii) attempting to negotiate an improved offer price with Elliott, or (iii) exploring the convertible preferred security proposal Elliott had previously proposed as an alternative to a sale of Gigamon. Representatives of Goldman Sachs then departed the meeting and the Board of Directors met in executive session. As part of this discussion, the Board of Directors discussed whether management’s long-term financial projections were outdated due to actual second and third quarter performance and the trend lines that such results suggested for the full year and beyond. The directors discussed the near-term challenges Gigamon was confronting in its business and operations, as well as the challenges and opportunities confronting Gigamon over the longer term. The directors noted the lack of interest in Gigamon by potential strategic buyers, which called into question some of Gigamon’s strategic opportunities and prospects. The Board of Directors also recognized that earlier valuation ranges for the Company, which had been based on the Case B projections, were materially higher than Elliott’s then current offer price and could no longer be relied upon. Accordingly, after discussion, the Board of Directors instructed management to revisit its long-term financial projections in light of the Company’s near term results and the long term trend lines suggested by those results. Pending its review of these revised forecasts, the Board of Directors also agreed to continue discussions with Elliott regarding a potential sale of Gigamon, but to seek a higher offer price. The Board of Directors determined to push for a price of at least $40 per share and authorized the Transaction Committee to work with Goldman Sachs to design a negotiation strategy seeking an offer price from Elliott at or above $40 per share.

On October 6, 2017, a representative of Elliott sent Messrs. Hooper, Mulloy and Shinn, and representatives of Goldman Sachs, an email reiterating their interest in acquiring Gigamon for $38 per share and a willingness to reconsider its convertible preferred security proposal if Elliott’s revised offer price was unacceptable to the Company.

On October 6, 2017, the Transaction Committee met and, after discussion, instructed Goldman Sachs to provide a counteroffer of $41.50 per share. Representatives of Goldman Sachs subsequently conveyed the Company’s $41.50 counteroffer to Elliott.

On October 13, 2017, the Transaction Committee met again to discuss the situation. At the request of the Transaction Committee, management and representatives of Goldman Sachs and WSGR also attended this meeting. Representatives of Goldman Sachs provided an update on recent calls with representatives of Elliott during which Elliott had refused to increase their offer price above $38 per share. Elliott also indicated that they required additional time to finalize their debt financing commitments. In addition, Elliott reiterated that they would need a minimum cash condition in the terms of any transaction despite Gigamon’s resistance to such a condition. The directors discussed the foregoing, including whether Elliott could actually arrange a transaction at their offer price of $38 per share in light of their delays in arranging financing. Representatives of Goldman Sachs conveyed their view that Elliott would likely be able to arrange adequate debt financing, but were unlikely to materially improve their offer price. The Transaction Committee discussed whether to terminate discussions, but determined to defer a decision to the Board of Directors meeting the following day.

On October 14, 2017, the Board of Directors met to discuss the situation. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting, with representatives of Goldman Sachs joining after the meeting had commenced. Messrs. Hooper and Jackson explained to the Board of Directors the drivers behind the disappointing third quarter performance and revised fourth quarter outlook. Mr. Jackson provided the Board of Directors with an updated draft set of Case B financial projections, which were derived by refreshing the Case B projections to reflect the actual operating results of Gigamon in the second and third quarters of 2017 without otherwise changing the long-term growth assumptions for Gigamon. The directors discussed the draft projections and expressed concern that Gigamon’s recent results in the second and third quarters of 2017 might suggest that the long-term growth assumptions reflected in the Case B projections overstate Gigamon’s likely long-term financial prospects. The Board of Directors and management discussed whether, in light of the circumstances, management should completely revisit Gigamon’s long-term financial projections to more fully take into account lower growth assumptions in light of Gigamon’s recent performance. The Board of Directors discussed the advisability and risks of doing so in the midst of ongoing transaction discussions with Elliott. Following this discussion, the Board of Directors determined that preparing completely new financial projections while negotiating with Elliott was both impracticable and inadvisable. Following this discussion, representatives of Goldman Sachs joined the meeting. The Board of Directors discussed the situation and agreed that Gigamon should remain open to a potential sale of Gigamon in light of the challenges in the business, significant investments that appeared to be necessary in order to position Gigamon for future growth opportunities, and the likely negative market reaction to Gigamon’s third quarter financial results and fourth quarter outlook. The Board of Directors also agreed, however, that the current offer price of $38 per share from Elliott needed to be improved in order for a transaction to occur, and that further, in the absence of committed debt financing, there was not yet an actionable offer from Elliott.

On October 14, 2017, representatives of Goldman Sachs, at the direction of the Board of Directors, conveyed to Elliott the Board of Director’s position that without secured financing the proposal was not actionable and the Board of Director’s expectation of a higher per share price.

On October 17, 2017, representatives of Goldman Sachs received a call from Party B inquiring as to the state of the process and asked if the Company was still tracking to the financials supplied to Party B in July 2017.

On October 18, 2017, representatives of Goldman Sachs informed Party B of third quarter performance and that the Company remained engaged in discussions with a potential buyer. Party B expressed their view that valuation would be lower than prior levels given third quarter performance and elected not to move forward given the current deal process.

On October 19, 2017, Elliott submitted a written proposal, reaffirming its $38 per share proposal. The proposal included the timeline to announce a transaction on or before the third quarter earnings call scheduled for October 26, 2017.

Later on October 19, 2017, the Transaction Committee convened to evaluate the proposal, and discussed various strategies to convince Elliott to increase their offer price. The Transaction Committee agreed to pursue a strategy with the goal of having Elliott increase their offer price to $39 per share. After the Transaction

Committee meeting, the Board of Directors met to evaluate the proposal and instructed Mr. Mulloy to attempt to seek a higher offer price. Following the meeting, Mr. Mulloy called representatives of Elliott to seek a higher offer price and explain the business and financial rationale for doing so. Representatives of Elliott told Mr. Mulloy that Elliott would not engage in a transaction at a price above $38 per share. Later on October 19, 2017, based on instructions from members of the Board of Directors, representatives of Elliott verbally indicated to Mr. Mulloy that they were willing to increase their offer price to $38.50 as their absolute best and final offer.

Later on October 19, 2017, representatives of Goldman Sachs responded to representatives of Elliott that a $38.50 price was one that the Board of Directors might consider subject to Elliott’s agreement on several issues with the Merger Agreement and transaction structure, including removal of the minimum cash closing condition.

On October 20, 2017, the Transaction Committee met. At the request of the Transaction Committee, management and representatives of Goldman Sachs and WSGR also attended this meeting. Representatives of Goldman Sachs provided an update on recent interactions with Elliott, including the $38.50 offer made by Elliott on October 19 and Elliott’s issues regarding the Merger Agreement and transaction structure. Representatives of Goldman Sachs also noted that Elliott stated that they did not agree to these proposals, but would consider them. The Transaction Committee, after deliberation, discussed the various Merger Agreement and transaction structure issues to ensure deal certainty in the event that the Board of Directors was to accept the proposed offer. Representatives of Goldman Sachs then departed the meeting and the Transaction Committee met in executive session. The Transaction Committee also discussed Gigamon’s long-term financial projections and whether the Case C financial projections might be the best reflection of Gigamon’s long-term financial prospects. The Transaction Committee agreed that they needed Gigamon’s best estimate of Gigamon’s long-term financial outlook in order to properly assess a sale of Gigamon and Gigamon’s recent performance clearly suggested that the Case B Projections were no longer appropriate given recent performance and third quarter results. After discussion, the Transaction Committee determined that the Case C Projections appeared to reflect a better estimate of Gigamon’s long-term prospects, but would need to be assessed by the entire Board of Directors.

On October 23, 2017, management of the Company, with representatives of Goldman Sachs attending, held a due diligence session with representatives of Elliott and its potential financing sources.

On October 24, 2017 the Board of Directors met to discuss the status of the transaction. At the request of the Board of Directors, management and representatives of Goldman Sachs and WSGR also attended this meeting. The Board of Directors was given an update on the $38.50 per share proposal from Elliott, and the fact that Elliott had not yet agreed to Gigamon’s counter-proposals on non-price transaction terms. The Board of Directors determined that the $38.50 price was acceptable and that improvements needed to be made to the non-price transaction terms. Representatives of Goldman Sachs then departed the meeting and the Transaction Committee met in executive session. The Board of Directors also discussed Gigamon’s long-term financial projections. The Board of Directors agreed that they needed Gigamon’s best estimate of Gigamon’s long-term financial outlook in order to properly assess a sale of Gigamon and, after an in-depth review of Gigamon’s previous long-term financial projections of record, the Case B Projections, by management and the Board of Directors, it was determined that Gigamon’s recent performance clearly suggested that the Case B Projections over-stated Gigamon’s long-term prospects. After discussion, the Board of Directors determined that the Case C Projections appeared to reflect a better estimate of Gigamon’s long-term prospects (particularly, in view of the fact that the Company was currently performing at levels even below the Case C Projections) and agreed to use those projections for purposes of evaluating the proposed sale of Gigamon to Elliott. The Board of Directors also authorized management to instruct representatives of Goldman Sachs to use and rely on the Case C Projections in their financial analysis of Gigamon for purposes of the proposed transaction and the rendering of its fairness opinion.

Representatives of WSGR and GDC had several discussions to finalize the remaining open terms of the Merger Agreement and related agreements throughout October 25 and 26, 2017. On the minimum cash condition, Elliott was unwilling to remove the condition outright, but the Company was able to secure a modest reduction of the minimum cash amount.

On October 25, 2017, the Board of Directors convened in a special meeting with WSGR and Goldman Sachs present to consider the terms of the Merger Agreement. Representatives of WSGR provided a detailed outline of the material non-price terms of the transaction and highlighted the material closing conditions and other issues implicating closing risks to the transaction, including the financing arrangements and obligations of Elliott and the consequences of a failed financing. Representatives of Goldman Sachs reviewed its preliminary financial analysis of the Company.

On October 26, 2017, the Board of Directors convened in a special meeting with representatives of Goldman Sachs and WSGR present. At this meeting, the Board of Directors received a presentation from representatives of Goldman Sachs with respect to its financial analyses of Gigamon and representatives of Goldman Sachs rendered its oral opinion to the Board of Directors, subsequently confirmed in writing by delivery of a written opinion dated as of October 26, 2017, that as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the $38.50 in cash per share price of common stock of Gigamon to be paid to the holders (other than Newco and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to the holders of such shares. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B.

After discussing potential reasons for and against the proposed transaction (see below under the heading “—Recommendation of the Board of Directors and Reasons for the Merger”), the Board of Directors unanimously determined that the Merger and the transactions contemplated by the Merger Agreement were at a price and on terms that were fair to, advisable and in the best interests of Gigamon and its stockholders, approved the Merger, Merger Agreement and the transactions contemplated by the Merger Agreement and recommended that Gigamon stockholders vote to approve the Merger Agreement at a meeting of stockholders to be called for the purpose of acting thereon.

Following the Board of Directors meeting, in the afternoon of October 26, 2017, the parties executed the Merger Agreement and related agreements in connection with the transaction. That same day, Gigamon issued a press release announcing the execution of the Merger Agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Gigamon and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with Gigamon management and representatives of its financial advisors and outside legal counsel. In recommending that stockholders vote in favor of adoption of the Merger Agreement, the Board of Directors considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•	Premium to Trading Price. The relationship of the $38.50 Merger Consideration to the trading price of the common stock, including that the Merger Consideration constituted a premium of:

•	Approximately 21% to the unaffected closing price of Gigamon’s common stock on April 28, 2017, the day following Gigamon’s release of its first quarter 2017 financial results and the date on which Elliott became required to file a Schedule 13D with respect to its interest in Gigamon;

•	Approximately 10% to the closing price of Gigamon’s common stock on May 5, 2017, the last trading day prior to Elliott’s Schedule 13D filing; and

•	Approximately 6% to the closing price of Gigamon’s common stock on October 24, 2017, the second to last trading day prior to the date on which Gigamon entered into the Merger Agreement.

•	Premium to Anticipated Trading Price. The relationship of the $38.50 Merger Consideration to the likely trading price of the common stock if Elliott had not reported its investment in the Company and the Company had announced its third quarter financial results. The Board noted that the trading price of the common stock increased from $35.00 to $41.20 on the day that Elliott made its 13D filing and would likely decrease to similar levels if Elliott reported a sale of its position in the Company. The Board also believed that the trading price of the common stock would have declined further than the pre-13D filing levels as a result of Gigamon’s third quarter financial results if the Company had announced those results on their own.

•	Financial Condition, Results of Operations and Prospects. The current, historical and projected financial condition, results of operations and business of Gigamon, as well as Gigamon’s prospects and risks if it were to remain an independent company. The Board of Directors discussed Gigamon’s current business and financial plans, including (1) the risks and uncertainties associated with achieving and executing on Gigamon’s business and financial plans in the short and long term; (2) the impact of general market trends on Gigamon; and (3) the general risks of market conditions that could reduce the price of our common stock. Among the potential risks identified by the Board of Directors were:

•	The lower-than-expected performance in the Company’s second quarter of 2017 and, in particular, the Company’s third quarter of 2017 as an indicator of the continued challenges of the Company to grow top-line revenue and accurately predict its quarterly results;

•	Ongoing fluctuations in demand for the Company’s products and services, the timing of orders from its channel partners and end-user customers, and its ability to accurately forecast end-user customer demand;

•	The risks and uncertainties with the Company’s existing strategic pivot towards being a network security business, including the Company’s lack of historical experience in this space;

•	The risks and uncertainties relating to increased competition in the markets in which the Company competes or may in the future compete.

•	The risks and uncertainties with the Company’s existing strategic pivot towards cloud-focused solutions, including the Company’s lack of historical experience in this space and potential shift in market dynamics away from on premise solutions towards cloud-based solutions; and

•	The possible need to grow revenue and expand into adjacent markets through acquisition transactions, which would have significant additional risks and uncertainties and which would necessitate depletion of the Company’s cash and cash equivalents, incurring debt that would limit the Company’s operating flexibility or dilution to the Company’s existing stockholders.

•	Certainty of Value. The consideration to be received by Gigamon stockholders in the Merger will consist entirely of cash, which provides liquidity and certainty of value to Gigamon stockholders. The

Board of Directors believed that this certainty of value was compelling compared to the long-term value creation potential and execution risks underlying the business plan of Gigamon as a standalone company. The Board of Directors further noted that the Merger was not subject to any financing conditions by Elliott, and that the Equity Commitment Letter (along with Gigamon’s right to seek specific performance of the Merger Agreement) provided substantial assurance of a successful closing.

•	Potential Strategic Alternatives. The (1) possible alternatives to the acquisition by Elliott, including the possibility of continuing to operate Gigamon as an independent entity and the desirability and perceived risks of that alternative; (2) potential benefits to Gigamon stockholders of these alternatives and the timing and likelihood of effecting such alternatives; and (3) Gigamon’s assessment that none of these alternatives was reasonably likely to present superior opportunities for Gigamon to create greater value for Gigamon stockholders, taking into account risks of execution as well as business, competitive, financial, industry, market and regulatory risks.

•	Results of Strategic Review Process. The exhaustive strategic review process overseen by the Board of Directors and the Transaction Committee related to strategic alternatives for Gigamon. The Board of Directors considered that Goldman Sachs contacted seventeen potential strategic acquirers and eighteen private equity firms concerning their interest in an acquisition of Gigamon, and that of these, only Elliott made a proposal that was actionable and no potential strategic acquirer ever made a proposal.

•	Best Value Reasonably Obtainable. The belief of the Board of Directors that $38.50 per share represents the best value reasonably obtainable for the shares of our common stock, taking into account the Board of Directors’ familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Gigamon on a historical and prospective basis. In this regard, the Board of Directors believed that (i) the price of our common stock would decline significantly following the public announcement of Gigamon’s third quarter of 2017 financial and operational results, which would be materially below current analysts’ expectations and 2016 performance, (ii) Gigamon’s fourth quarter guidance that would be below street consensus expectations and (iii) entering into a transaction prior to the occurrence of the foregoing had the potential to preserve some of the value of our common stock.

•	Opinion of Gigamon’s Financial Advisor. The financial analyses of Goldman Sachs in connection with the Merger, as presented to the Board of Directors on October 26, 2017, and the oral opinion of Goldman Sachs delivered to the Board of Directors on that same date, and subsequently confirmed in writing that, as of October 26, 2017, and based upon and subject to the factors and assumptions set forth in its opinion, the $38.50 in cash per share of common stock of Gigamon to be paid to the holders (other than Newco and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to the holders of such shares, as more fully described below under the caption “—Fairness Opinion of Goldman Sachs & Co. LLC”.

•	Negotiations with Elliott and Terms of the Merger Agreement. The terms of the Merger Agreement and the related agreements, including:

•	That the equity commitments provided in favor of Newco were for an aggregate amount sufficient to cover a significant portion of the aggregate Merger Consideration, and that Gigamon is a named third party beneficiary of the equity commitment letter;

•	The ability of the parties to consummate the Merger, including the fact that Newco’s obligation to complete the Merger is not conditioned upon receipt of financing;

•	Gigamon’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding unsolicited alternative acquisition proposals;

•	Gigamon’s ability to terminate the Merger Agreement in order to accept a superior proposal, subject to Elliott’s ability to match such superior proposal and subject to paying Newco a termination payment of $47.2 million and other conditions of the Merger Agreement;

•	The fact that the Board of Directors believed that the termination payment of $47.2 million is reasonable and not preclusive of other offers;

•	Gigamon’s entitlement to a closing failure payment of $94.4 million if Newco terminates the Merger Agreement under certain circumstances;

•	Gigamon’s entitlement to specific performance to prevent breaches of the Merger Agreement;

•	Gigamon’s entitlement to specific performance to cause the equity financing contemplated by the equity commitment letter to be funded, subject to certain conditions;

•	That the Merger is subject to the approval of a majority of the outstanding stock of the Company;

•	The fact that the Elliott Funds provided the Limited Guarantee in favor of Gigamon that guarantees the payment of the closing failure payment payable by Newco to Gigamon under certain circumstances, plus reimbursement obligations (see the section below captioned “—Limited Guarantee”); and

•	The Board of Directors’ view that the Merger Agreement was the product of arms’-length negotiation and contained customary terms and conditions.

•	Appraisal Rights. Gigamon stockholders who timely and properly exercise their appraisal rights under Delaware law will be entitled to such appraisal rights in connection with the Merger.

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

•	Risk Associated with Failure to Consummate the Merger. The risks and costs to Gigamon if the Merger does not close, including the diversion of management and employee attention, and the potential effect on our business and relationships with customers, suppliers and vendors.

•	No Stockholder Participation in Future Growth or Earnings. The fact that stockholders will not participate in any future earnings or growth of Gigamon and will not benefit from any appreciation in value of Gigamon, including any appreciation in value that could be realized as a result of improvements to our operations.

•	Termination Payment. The requirement that Gigamon pay Newco a termination payment of $47.2 million under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement to accept a superior proposal.

•	Interim Restrictions on Business Pending the Completion of the Merger. The restrictions on the conduct of our business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent Gigamon from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Gigamon might have pursued.

•	Minimum Cash Condition. The fact that the Merger is conditioned upon Gigamon having at least $230 million of cash, net of any indebtedness, and amounts required to pay transaction expenses, available at closing, which could impair the certainty of closing if there is any unexpected and significant change in the cash flow of the Company.

•	Taxable Consideration. The fact that an all cash transaction would be taxable to Gigamon’s stockholders that are U.S. persons for U.S. federal income tax purposes.

•	No-Shop. The fact that under the terms of the Merger Agreement, Gigamon is unable to solicit other acquisition proposals during the pendency of the Merger.

•	Disruption to Operations.

•	The significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of Gigamon management required to complete the Merger, which may disrupt our business operations;

•	The fact that Gigamon’s business, sales operations, financial condition and results of operations could suffer in the event that the Merger is not consummated;

•	The fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to Gigamon’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors and customers and may divert employees’ attention away from Gigamon’s day-to-day business operations.

•	Effect of Termination. The risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of our common stock.

•	Timing Risks. The amount of time that it could take to complete the Merger, including the risk that the parties to the Merger Agreement may not receive the necessary regulatory approvals or clearances to complete the Merger.

•	Potential Conflicts of Interest. The fact that Gigamon’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Gigamon’s other stockholders (see below under the caption “—Interests of Gigamon’s Directors and Executive Officers in the Merger”).

The foregoing discussion is not meant to be exhaustive, but summarizes many, if not all, of the material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that stockholders adopt the Merger Agreement based upon the totality of the information presented to and considered by the Board of Directors.

Fairness Opinion of Goldman Sachs & Co. LLC

Goldman Sachs rendered its opinion to the Board of Directors that, as of October 26, 2017 and based upon and subject to the factors and assumptions set forth therein, the $38.50 in cash per share of common stock of Gigamon to be paid to the holders (other than Newco and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to the holders of such shares.

The full text of the written opinion of Goldman Sachs, dated October 26, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of common stock of Gigamon should vote with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Gigamon for the four fiscal years ended December 31, 2016 and Gigamon’s Registration Statement on Form S-1, filed on June 7, 2013;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Gigamon;

•	certain other communications from Gigamon to its stockholders;

•	certain publicly available research analyst reports for Gigamon;

•	certain internal financial analyses and forecasts for Gigamon prepared by its management, as approved for Goldman Sachs’ use by Gigamon, which are referred to herein as the Updated Case C Projections and summarized in the section of this proxy statement captioned “The Merger—Management Projections”; and

•	certain analyses prepared by the management of Gigamon related to the expected utilization of certain net operating loss carryforwards, as approved for Goldman Sachs’ use by Gigamon (referred to in this section as the “NOL Estimates”).

Goldman Sachs also held discussions with members of the senior management of Gigamon regarding their assessment of the past and current business operations, financial condition and future prospects of Gigamon; reviewed the reported price and trading activity for shares of common stock of Gigamon; compared certain financial and stock market information for Gigamon with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the network security industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Gigamon’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Gigamon’s consent that the Updated Case C Projections and the NOL Estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Gigamon. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Gigamon or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Gigamon to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Gigamon; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $38.50 in cash per share of common stock of Gigamon to be paid to the holders (other than Newco and its affiliates) of such shares pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the transaction, including the fairness of the $38.50 in cash per share of common stock of Gigamon to be paid to the holders (other than Newco and its affiliates) of such shares pursuant to the Merger Agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Gigamon; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Gigamon, or class of such persons in connection with the transaction, whether relative to the $38.50 in cash per share of common stock of Gigamon to be paid to the holders (other than Newco and its affiliates) of such shares pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Gigamon’s common stock will trade at any time or as to the impact of the transaction on the solvency or viability of Gigamon or Newco or the ability of Gigamon or Newco to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 24, 2017 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs analyzed the consideration to be paid to holders of Gigamon’s common stock pursuant to the Merger Agreement in relation to the historical trading price of such shares on certain dates. This analysis indicated that the price per share of Gigamon’s common stock to be paid to holders of such shares pursuant to the Merger Agreement represented:

•	a premium of approximately 6% based on the closing price of $36.25 per share on October 24, 2017, the second to last trading date prior to the date on which Gigamon entered into the Merger Agreement;

•	a premium of approximately 21% based on the closing price of $31.70 per share on April 28, 2017, the first trading date following Gigamon’s announcement of its financial results for its first quarter ended April 1, 2017; and

•	a premium of 10% based on the closing price of $35.00 per share on May 5, 2017, the last trading day prior to the date on which Elliott filed its 13D.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Gigamon to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the growth data center infrastructure industry, growth security industry, network, test and measurement industry, and mature information technology infrastructure industry (collectively referred to in this section as the “selected companies”):

Growth Data Center Infrastructure

Arista Networks Inc.

F5 Networks, Inc.

Growth Security

Palo Alto Networks, Inc.

Fortinet Inc.

Imperva, Inc.

Verint Systems Inc.

FireEye, Inc.

Network, Test and Measurement

Keysight Technologies, Inc.

Viavi Solutions Inc.

NetScout Systems, Inc.

Mature Information Technology Infrastructure

Hewlett Packard Enterprise Company

Juniper Networks, Inc.

NCR Corporation

Although none of the selected companies is directly comparable to Gigamon, the selected companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Gigamon.

Goldman Sachs compared the compound annual growth rate of earnings per share of Gigamon reflected in the Updated Case C Projections and the five-year compound annual growth rate of earnings per share of the selected companies and Gigamon for various periods as reported by the Institutional Brokers’ Estimates System’s (“IBES”). The results of these analyses are summarized in the following table:

	Gigamon			Selected Companies
	Updated Case C Projections	IBES		IBES (Median by Selected Company as of October 24, 2017)
		October 24, 2017	April 28, 2017	Growth Data Infrastructure	Growth Security	Network, Test and Measurement	Mature Information Technology Infrastructure
	2021-2025	5-year
Compound Annual Growth Rate	9%	30%	25%	15%	19%	10%	10%

In addition, Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies using closing stock prices as of October 24, 2017 and information it obtained from SEC filings and research analyst estimates. The financial multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, the financial multiples and ratios calculated by Goldman Sachs included:

•	estimated enterprise value, which is the market value of common equity plus the book value of debt plus preferred stock and minority interests less cash, as a multiple of estimated next twelve months’ non-GAAP earnings before interest, taxes and depreciation and amortization (referred to in this section as “NTM EV/EBITDA Multiple”);

•	NTM EV/EBITDA Multiple, as a multiple of the growth rate of the estimated next twelve months’ revenue (referred to in this section as “Growth Adjusted NTM EV/EBITDA Multiple”);

•	stock price, as a multiple of estimated next twelve months’ earnings per share (referred to in this section as “NTM P/E Ratio”); and

•	NTM P/E Ratio, as a multiple of five-year compound annual growth rate of earnings per share (referred to in this section as “NTM P/E/G Ratio”).

The results of these analyses are summarized in the following table:

	NTM EV/EBITDA Multiple		Growth Adjusted NTM EV/EBITDA Multiple		NTM P/E Ratio		NTM P/E/G Ratio
Growth Data Center Infrastructure(Median)	15.1x		0.94x		24.5x		1.63x
Growth Security(Median)	22.7x		0.90x		39.2x	(1)	1.98x	(1)
Network, Test and Measurement(Median)	11.4x		0.84x		16.0x		2.24x
Mature Information Technology Infrastructure(Median)	5.9x	(2)	2.96	(3)	10.9x		0.88x

(1)	Excludes FireEye as not meaningful.
(2)	Hewlett-Packard pro forma for $2.5 billion cash payment received at the closing of the spin-off of Hewlett-Packard’s software business on September 1, 2017.
(3)	Excludes Hewlett-Packard as not meaningful.

In addition, Goldman Sachs calculated various financial multiples and ratios of Gigamon based on information it obtained from the Quarterly Report on Form 10-Q of Gigamon for the fiscal quarter ended April 1, 2017 and IBES estimates. Averages of the financial multiples and ratios were taken over the three months ended on April 28, 2017. The results of these analyses are summarized in the following table:

	NTM EV/EBITDA Multiple	Growth Adjusted NTM EV/EBITDA Multiple	NTM P/E Ratio	NTM P/E/G Ratio
Gigamon 3 Month Average (April 28, 2017)	13.8x	0.84x	28.5x	1.11x

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected industry transactions in the networking and telecommunications technology industry since 2008 (collectively referred to in this section as the “selected industry transactions”):

Announcement Date	Acquirer	Target
October 13, 2009	Cisco Systems, Inc.	Starent Networks, Corp.

February 4, 2013	Oracle Corporation	Acme Packet, Inc.

December 15, 2014	Thoma Bravo, LLC Ontario Teachers’ Pension Plan Board	Riverbed Technology, Inc.

March 2, 2015	Hewlett-Packard Company	Aruba Networks, Inc.

April 4, 2016	Brocade Communications Systems, Inc.	Ruckus Wireless, Inc.

September 19, 2016	Vista Equity Partners Management, LLC	Infoblox Inc.

January 30, 2017	Keysight Technologies, Inc.	Ixia

March 7, 2017	Hewlett Packard Enterprise Company	Nimble Storage, Inc.

For each of the selected industry transactions, Goldman Sachs calculated and compared various financial multiples, financial ratios and other financial information using closing stock prices and information it obtained from SEC filings and research analyst estimates, including:

•	estimated transaction enterprise value, which is the announced per share consideration paid or payable in the applicable transaction multiplied by the number of diluted outstanding shares of the target company plus the book value of debt plus preferred stock and minority interests less cash, as a multiple of the target’s last twelve months’ revenue from the announcement date of the transaction (referred to in this section as “LTM Transaction Revenue Multiple”);

•	estimated transaction enterprise value, as a multiple of the target’s estimated last twelve months’ non-GAAP earnings before interest, taxes and depreciation and amortization from the announcement date of the transaction (referred to in this section as “LTM Transaction EBITDA Multiple”);

•	estimated transaction enterprise value, as a multiple of estimated next twelve months’ revenue from the announcement date for the transaction (referred to in this section as “NTM Transaction Revenue Multiple”);

•	announced per share consideration paid or payable in the applicable transaction, as a multiple of the target’s estimated next twelve months’ earnings per share from the announcement date for the transaction (referred to in this section as “NTM Transaction P/E Ratio”); and

•	estimated transaction enterprise value, as a multiple of the target’s estimated next twelve months’ non-GAAP earnings before interest, taxes and depreciation and amortization from the announcement date of the transaction (referred to in this section as “NTM Transaction EBITDA Multiple”).

	LTM Transaction Revenue Multiple	LTM Transaction EBITDA Multiple	NTM Transaction Revenue Multiple	NTM Transaction P/E Ratio	NTM Transaction EBITDA Multiple
Minimum	2.8x	12.1x	2.3x	17.1x	10.2x
Maximum	8.3x	27.1x	6.3x	53.8x	24.1x
Median	3.3x	22.0x	3.1x	27.9x	16.4x

Goldman Sachs then (i) applied an illustrative range of NTM Transaction Revenue Multiples of 2.5x to 4.5x to Gigamon’s revenue in the year ended December 31, 2018, as provided in the Updated Case C Projections, to derive a range of implied enterprise values to which Goldman Sachs subtracted the net debt, as provided by the management of Gigamon, to derive a range of implied equity values that Goldman Sachs then divided by the number of fully diluted outstanding shares of Gigamon’s common stock, as provided by the management of Gigamon, to derive a range of implied equity values per share of Gigamon’s common stock of $31 to $50 when rounded to the nearest dollar and (ii) applied an illustrative range of NTM Transaction P/E Ratio of 20.0x to 40.0x to Gigamon’s earnings per share in the year ended December 31, 2018, as provided in the Updated Case C Projections, to derive a range of implied equity values of $27 to $53 per share of Gigamon’s common stock when rounded to the nearest dollar. Each of the illustrative ranges was selected by Goldman Sachs based on its professional judgment and experience, taking into consideration, among other things, the observed multiples for the selected industry transactions.

Goldman Sachs also analyzed the premia paid in transactions involving the acquisition of control of U.S. targets valued over $250 million in relation to the closing prices per share of the common stock of the target involved in such transaction on the day prior to the announcement of such transaction for the period from January 1, 2004 through September 29, 2017 as reported by Thomson Reuters (collectively referred to in this section as the “selected premia transactions”), noting that (i) in the 25th percentile of such transactions the acquiror paid a premium of at least 13%, (ii) in the 75th percentile of such transactions the acquiror paid a premium of at least 39%, and (iii) the median premium paid in such transactions was 30%. Goldman Sachs then applied an illustrative range of premia of 20% to 40% to the closing price of $31.70 per share of Gigamon’s common stock on April 28, 2017, to derive a range of implied per share equity values of $38 to $44 when rounded to the nearest dollar. The illustrative range was selected by Goldman Sachs based on its professional judgment and experience, taking into consideration, among other things, the observed multiples for the selected premia transactions.

While none of the companies that participated in the selected industry transactions and selected premia transactions are directly comparable to Gigamon, the companies that participated in the selected industry transactions and selected premia transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Gigamon’s operating results and industry.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of Gigamon’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. Goldman Sachs first calculated the implied values per share of Gigamon’s common stock as of the fiscal years ended December 31, 2018, 2019 and 2020, respectively, by applying the next twelve months’ price-to-earnings per share ratios of 17.5x to 25.0x to earnings per share estimates for Gigamon for each of the fiscal years 2019 to 2021 as provided in the Updated Case C Projections, and then discounting such implied values back to implied present values as of October 24, 2017, using an illustrative discount rate of 16.5%, reflecting an estimate of Gigamon’s cost of equity. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current and historical price-to-earnings multiples for the Gigamon and the selected companies. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Gigamon, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $22 to $40 per share of Gigamon’s common stock when rounded to the nearest dollar.

Illustrative Discounted Cash Flow Analysis. Using the Updated Case C Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Gigamon. Using discount rates ranging from 16.5% to 18.5%, reflecting estimates of Gigamon’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2017 (i) estimates of unlevered free cash flow for Gigamon for the fourth quarter of 2017, and then annually through 2026 as reflected in the Updated Case C Projections and (ii) a range of illustrative terminal values for Gigamon, which were calculated by applying perpetuity growth rates ranging from 3.0% to 6.0%, to a terminal year estimate of the free cash flow to be generated by Gigamon, as reflected in the Updated Case C Projections. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Gigamon, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Updated Case C Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Gigamon by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Gigamon the net debt of Gigamon, as provided by the management of Gigamon. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Gigamon, as provided by the management of Gigamon, to derive a range of illustrative present values per share ranging from $22 to $27 when rounded to the nearest dollar.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Gigamon or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Board of Directors as to the fairness from a financial point of view of the $38.50 in cash per share of common stock of Gigamon to be paid to the holders (other than Newco and its affiliates) of such shares pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Gigamon, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Gigamon and Newco and was approved by the Board of Directors. Goldman Sachs provided advice to Gigamon during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Gigamon or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Gigamon, Newco, any of their respective affiliates and third parties, including Evergreen Coast Capital Corporation (“Evergreen”) and Elliott, each an affiliate of Newco, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Gigamon in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. During the two year period ended October 26, 2017, the Investment Banking Division of Goldman Sachs has not been engaged by Gigamon or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to affiliates of Elliott from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as lead arranger in connection with the term loan facility (aggregate principal amount $650 million) provided to Peabody Energy Corporation, which may be deemed an affiliate of Elliott for purposes of the Securities Act of 1933, in August 2017. During the two year period ended October 26, 2017, the Investment Banking Division of Goldman Sachs has not been engaged by Elliott, Evergreen or their respective subsidiaries to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. During such two year period, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to Elliott’s affiliates (which may include companies that are not controlled by Elliott) of approximately $1.5 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Gigamon, Newco, and their respective affiliates, including Evergreen, Elliott and its and their affiliates and portfolio companies, for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Evergreen and its affiliates from time to time and may have invested in limited partnership units of affiliates of Evergreen from time to time and may do so in the future.

The Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated June 7, 2017, Gigamon engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between Gigamon and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $19.0 million, approximately $4.0 million of which became payable at or prior to announcement of the transaction, and the reminder of which is contingent upon consummation of the transaction. In addition, Gigamon has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Management Projections

Gigamon does not, as a matter of course, publicly disclose projections as to its future financial performance. However, at the commencement of the comprehensive strategic and financial review process as described in this proxy statement, management prepared three sets of financial projections for the remainder of 2017 and calendar years 2018-2026 (the “Preliminary Projections”), consisting of a set of projections reflecting higher projected performance of the Company’s business (the “Case A Projections”), a set of projections reflecting a midlevel performance of the Company’s business (the “Case B Projections”) and a set of projections reflecting a lower projected performance of the Company’s business (the “Case C Projections”). The Case B Projections assumed that Gigamon would achieve revenue growth of approximately 30% starting in 2018, tapering to 7% by 2026. The revenue growth in the Case B Projections was derived, in part, from Gigamon’s 2017 goal of reaching $105 million in bookings in the third quarter of 2017 (“Q3 2017”). The Case A Projections reflected higher revenue growth rates relative to the Case B Projections, while maintaining margins comparable to the Case B Projections. The Case C Projections reflected lower revenue growth rates relative to the Case B Projections, while maintaining margins comparable to the Case B Projections.

After reviewing all three sets of financial projections, the Board of Directors determined at its July 7, 2017 meeting that the Case B Projections were the appropriate set of financial projections to make available to participants in the strategic and financial review process in connection with their due diligence review and therefore approved directing Goldman Sachs to focus on the Case B Projections in performing its preliminary financial analyses. A summary of the three sets Preliminary Projections are set forth below:

Case A Projections

($ millions)

FYE Dec	Actuals			Management Projections
	2015A	2016A		2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Bookings	$249	$341		$390	$533	$737	$1,009	$1,278	$1,587	$1,891	$2,207	$2,421	$2,609
Revenue	$222	$311		$352	$483	$663	$892	$1,142	$1,426	$1,714	$2,018	$2,242	$2,438
Gross Profit	$178	$258		$289	$394	$537	$728	$938	$1,174	$1,416	$1,665	$1,850	$2,005
EBITDA (excl. Stock-based Compensation (“SBC”))	$48	$77		$72	$120	$165	$240	$335	$441	$572	$699	$807	$904
Unlevered Free Cash Flow (less SBC)	$29	$7	(1)	$16	$79	$88	$151	$212	$289	$386	$477	$549	$610
Net Income (excl. SBC)	$29	$48		$43	$74	$102	$153	$225	$306	$400	$495	$571	$638

(1)	In June 2017, management made an adjustment to align cash taxes with its periodic filings with the SEC and as a result the Unlevered Free Cash Flow (less SBC) was revised to $14 million.

Case B Projections

($ millions)

FYE Dec	Actuals			Management Projections
	2015A	2016A		2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Bookings	$249	$341		$380	$499	$662	$870	$1,079	$1,294	$1,505	$1,701	$1,834	$1,944
Revenue	$222	$311		$343	$456	$600	$776	$970	$1,169	$1,370	$1,563	$1,706	$1,823
Gross Profit	$178	$258		$280	$367	$482	$626	$785	$949	$1,117	$1,275	$1,393	$1,487
EBITDA (excl. SBC)	$48	$77		$69	$109	$146	$203	$275	$350	$443	$528	$601	$665
Unlevered Free Cash Flow (less SBC)	$29	$7	(1)	$18	$69	$73	$121	$164	$221	$291	$351	$399	$439
Net Income (excl. SBC)	$29	$48		$41	$66	$89	$129	$183	$241	$308	$372	$423	$468

(1)	In June 2017, management made an adjustment to align cash taxes with its periodic filings with the SEC and as a result the Unlevered Free Cash Flow (less SBC) was revised to $14 million.

Case C Projections

($ millions)

FYE Dec	Actuals			Management Projections
	2015A	2016A		2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Bookings	$249	$341		$367	$430	$516	$624	$707	$790	$858	$917	$968	$1,013
Revenue	$222	$311		$321	$400	$479	$569	$647	$726	$794	$854	$906	$951
Gross Profit	$178	$258		$260	$321	$383	$453	$515	$577	$628	$672	$712	$745
EBITDA (excl. SBC)	$48	$77		$63	$96	$117	$145	$178	$205	$228	$245	$259	$271
Unlevered Free Cash Flow (less SBC)	$29	$7	(1)	$20	$50	$42	$66	$85	$104	$120	$131	$141	$148
Net Income (excl. SBC)	$29	$48		$36	$58	$70	$90	$116	$139	$156	$170	$179	$187

(1)	In June 2017, management made an adjustment to align cash taxes with its periodic filings with the SEC and as a result the Unlevered Free Cash Flow (less SBC) was revised to $14 million.

In late September and early October, 2017, after consultation with the Board of Directors, management determined that the Q3 2017 bookings goal underlying the Case B Projections was no longer realistic in light of actual third quarter 2017 performance, and that the financial projections for use by Elliott in connection with their valuation of Gigamon and the financial projections for use by Goldman Sachs in performing their financial analyses should be revised to take into account the newly available information regarding the second quarter of 2017 (“Q2 2017”) and Q3 2017 and outlook for the fourth quarter of 2017 (“Q4 2017”). After further consideration of the Preliminary Projections and after consultation with the Board of Directors, management determined that the Case C Projections, with adjustments to take into account the actual results of Q2 2017 and Q3 2017 and the revised outlook for Q4 2017, should be the revised financial projections (the “Updated Case C Projections”) as the most likely standalone financial forecast of Gigamon’s business. The Board of Directors therefore approved sharing the Updated Case C Projections with Elliott. The Board of Directors also approved directing Goldman Sachs to use, and authorizing Goldman Sachs to rely on, the Updated Case C Projections in performing its financial analysis summarized under “—Opinion of Goldman Sachs & Co. LLC.” The Updated Case C Projections were the only financial forecasts with respect to Gigamon used by Goldman Sachs in performing such financial analysis. A summary of the Updated Case C Projections is set forth below:

Updated Case C Projections

($ millions)

FYE Dec	Actuals		Management Projections
	2015A	2016A	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Bookings	$249	$341	$344	$430	$516	$624	$707	$790	$858	$917	$968	$1,013
Revenue	$222	$311	$314	$400	$479	$569	$648	$726	$794	$854	$906	$952
Gross Profit	$178	$258	$256	$321	$383	$454	$516	$577	$629	$673	$712	$746
EBITDA (excl. SBC)	$48	$77	$55	$96	$117	$145	$178	$205	$228	$245	$260	$271
Unlevered Free Cash Flow (less SBC)	$29	$14	($9)	$66	$42	$66	$86	$104	$120	$132	$141	$148
Net Income (excl. SBC)	$29	$48	$32	$58	$71	$90	$116	$139	$156	$170	$179	$187

The Preliminary Projections and the Updated Case C Projections (together, the “Management Projections”) were not prepared with a view to public disclosure and are included in this proxy statement only because the Case B Projections were made available to participants in the strategic and financial review process in connection with their due diligence review of Gigamon, the Case B Projections and, subsequently the Updated Case C Projections were made available to Elliott in connection with its due diligence review of Gigamon, and the Management Projections were made available to Goldman Sachs in its capacity as financial advisor to Gigamon. The Management Projections were not prepared with a view to compliance with (1) GAAP, (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, Gigamon management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has neither audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Gigamon management that they believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to Gigamon management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, Gigamon’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. The Management Projections cover multiple years, and such information by its nature becomes less reliable with each successive year. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Board of Directors, Gigamon, Goldman Sachs or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections to be predictive of actual future results. The summary of the Management Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the Special Meeting. We do not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The Management Projections and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP bookings, non-GAAP revenue, non-GAAP gross profit, non-GAAP net income, non-GAAP EBITDA and non-GAAP unlevered free cash flow which Gigamon believes are helpful in understanding its past financial performance and future results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Gigamon’s consolidated financial statements prepared in accordance with GAAP. Gigamon’s management regularly uses Gigamon’s supplemental non-GAAP financial measures internally to understand and manage the business and forecast future periods.

As referred to below, EBITDA is a financial measure commonly used in our industry but is not defined under GAAP. EBITDA represents income before interest, income taxes, depreciation and amortization. We believe that EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. We believe that EBITDA facilitates company-to-company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses), and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. EBITDA has limitations relative to net income, its most comparable GAAP financial measure, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

The Management Projections are forward-looking statements. For information on factors that may cause Gigamon’s future results to materially vary, see the information under the section captioned “Forward-Looking Statements.”

As noted above, the projections set forth above reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.

Interests of Gigamon’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

Arrangements with Newco

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Newco or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger (but not prior to Gigamon and Elliott arriving at the $38.50 Merger Consideration), certain of our executive officers may have discussions, or may enter into agreements with, Newco or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers

The Surviving Corporation and its subsidiaries will honor and fulfill in all respects the obligations of the Company and its subsidiaries under any indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time. Newco will cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the current or former directors and officers of Gigamon and its subsidiaries as those set forth in Gigamon’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify these provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors and officers of Gigamon and its subsidiaries except as required by law.

The Merger Agreement also provides that prior to the Effective Time, Gigamon may after reasonable consultation with Newco, and at the request of Newco it must, purchase a six year prepaid “tail” policy of officers and directors liability insurance. The “tail” policy will cover claims arising from acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement. If Gigamon does not purchase a “tail” policy prior to the Effective Time, for at least six years after the Effective Time, Newco will cause the Surviving Corporation and its other subsidiaries to maintain in full force and effect, the existing directors’ and officers’ liability insurance maintained by Gigamon as of the date of the Merger Agreement on terms with respect to the coverage and amount that are equivalent to those of such existing insurance. The obligation of Newco or the Surviving Corporation, as applicable, is subject to an annual premium cap of 250% of the aggregate annual premiums currently paid by Gigamon for such coverage for its last full fiscal year. For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”

Treatment of Equity-Based Awards

Treatment of Stock Options

As of November 15, 2017, there were 1,106,729 outstanding stock options with an exercise price less than $38.50 per share, of which 883,143 were held by our directors and executive officers. As of the Effective Time, each outstanding option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such option as of immediately prior to the Effective Time; and (2) the amount, if any, by which $38.50 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $38.50 per share will be cancelled without consideration.

Treatment of Restricted Stock

As of November 15, 2017, there were 253,621 outstanding unvested shares of restricted common stock, of which 232,633 were held by our directors and executive officers. As of the Effective Time, each outstanding unvested share of restricted common stock, except as noted below with respect to unvested restricted stock subject to performance-based vesting conditions, will be converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to $38.50. For any award of unvested restricted stock with performance-based vesting conditions, the number of shares underlying the award that will vest and be cancelled and converted into the right to receive the Merger Consideration will be determined based on actual achievement of the performance goals that apply to the award. Any unearned portion of such performance-based restricted stock will be cancelled without consideration.

Treatment of Restricted Stock Units

As of November 15, 2017, there were 2,426,879 outstanding Restricted Stock Units, of which 312,849 were held by our directors and executive officers. As of the Effective Time, each award of Restricted Stock Units, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such award of Restricted Stock Units as of immediately prior to the Effective Time; and (2) $38.50. For Performance Restricted Stock Units, the number of shares underlying the award will be determined based on actual achievement of the performance goals that apply to the award. Any unearned portion of such Performance Restricted Stock Units will be cancelled without consideration.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

Until its termination immediately prior to the Effective Time, the ESPP will continue to operate according to its terms, except that commencing on the date of the Merger Agreement, ESPP participants (and those eligible to participate) will not be permitted to increase the rate of payroll contributions, commence new contributions, or make separate non-payroll contributions to the ESPP. The ESPP will be terminated prior to the Effective Time, with all then-outstanding purchase rights under the ESPP automatically exercised immediately prior to such termination. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.

Payments Upon Termination Following Change-in-Control

Change in Control Severance Agreements

We entered into change in control severance agreements with Messrs. Hooper, Jackson, Merchant, Sambandan, Barker, Shinn, and Wilke that provide for the severance compensation described below. We entered into a transition agreement with Mr. Wilke that supersedes his control severance agreement, as described below.

Upon a termination of employment without cause or resignation for good reason (as such terms are defined in the agreements), in each case within twelve months following the Effective Time, the executive will receive

(1) a lump-sum cash severance payment equal to six months (12 months in the case of Messrs. Hooper and Barker) of his base salary and (2) reimbursement for COBRA premiums for up to six months (12 months in the case of Messrs. Hooper and Barker).

Each executive’s agreement requires the executive to sign and not revoke a general release of claims in favor of us and comply with the terms of any confidential information and invention assignment agreement between the executive and us as a condition of receiving the severance and equity acceleration benefits described above.

Each executive’s agreement also provides that in the event any amounts in the agreement or otherwise payable to the executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and could be subject to the related excise tax, the executive would be entitled to receive either full payment of benefits or such lesser amount that would result in no portion of the benefits being subject to an excise tax, whichever results in the greater amount of after-tax benefits to the executive.

“Cause” for purposes of each executive’s change in control severance agreements means the occurrence of any of the following events, as determined in good faith by the Board of Directors: (i) the executive’s gross negligence or willful misconduct in the performance of duties (such as the executive’s willful violation of any Gigamon policy), where such negligence, misconduct, or violation has resulted or is likely to result in substantial and material damage to us or any of our subsidiaries or successors; (ii) the executive’s repeated or unjustified absence; (iii) the executive’s commission of any act of fraud, embezzlement, or professional dishonesty with respect to us; (iv) the executive’s conviction of any felony or crime involving moral turpitude which causes material harm to our standing and reputation; or (v) the executive’s incurable material breach of any written agreement the executive has with us.

“Good reason” for purposes of each executive’s change in control severance agreements means the executive’s termination of employment within 30 days following the expiration of any cure period (discussed below) following the occurrence, without executive’s consent, of one or more of the following: (1) a material reduction of the executive’s position, duties, authority, or responsibilities, relative to the executive’s, position, duties, authority, or responsibilities in effect immediately prior to such reduction (unless executive is reporting to the comparable officer position of the parent corporation in a group of controlled corporations following a change in control); (2) a material reduction in executive’s base salary other than a reduction by us with respect to all executives as part of a general readjustment of their compensation levels; (3) a material reduction in kind or level of benefits to which the executive is entitled immediately prior to such change with the result that the executive’s overall benefits package is materially reduced unless it is part of a Gigamon-wide change of the same percentage, or (4) relocation of the executive’s principal place of employment by more than 50 miles from the executive’s then-current location of employment, without the executive’s prior written consent. The executive will not resign for good reason without first providing Gigamon with written notice within 90 days of the event that the executive believes constitutes “good reason” specifically identifying the acts or omissions constituting the grounds for good reason and a cure period of 30 days following the date of such notice.

Transition Agreement With Helmut Wilke

We entered into a transition agreement with Mr. Wilke that supersedes his control severance agreement and provides for the severance compensation described below.

Under Mr. Wilke’s transition agreement, if he remains employed with us through December 31, 2017, or before that date, his employment with us is terminated without cause or he resigns for good reason (as such terms are defined in his change in control severance agreement), he will receive (1) a lump-sum cash severance payment equal to six months of his base salary and (2) reimbursement for COBRA premiums for up to six months (which are the same benefits he would have received under his change in control severance agreement upon a qualifying termination of his employment in connection with a change in control), subject to him signing and not revoking a supplemental general release of claims in favor of us.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on November 15, 2017, and that the employment of each of the named executive officers was terminated other than for cause or the named executive officer resigned for good reason, in each case on that date. Gigamon’s named executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger.

Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger will differ, and may differ substantially, from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)
Paul A. Hooper	$435,000	$6,999,047	$24,000	$7,458,047
Rex S. Jackson	$177,500	$2,225,801	$12,000	$2,415,301
Michael J. Burns (4)	—	—	—	—
Shehzad T. Merchant	$161,500	$2,478,823	$12,000	$2,652,323
Sachi Sambandan	$158,000	$2,741,039	$12,000	$2,911,039
Helmut G. Wilke	$165,000	$2,268,676	$12,000	$2,445,676

(1)	This amount represents the “double-trigger” cash severance payments to which each named executive officer (other than Messrs. Wilke and Burns) may become entitled under his change in control severance agreement or the “double-trigger” cash severance payments to which Mr. Wilke may become entitled under his transition agreement, as applicable (as described above under the caption “—Payments Upon Termination Following Change-in-Control”). Under such change in control severance agreements, the amounts become payable in a lump sum in the event that, within the twelve-month period following the closing of the Merger, the employment of the applicable named executive officer is terminated by us without cause or he resigns from his employment for good reason subject to the named executive officer signing and not revoking a general release of claims in favor of us and complying with the terms of any confidential information and invention assignment agreement between the executive and us. Under Mr. Wilke’s transition agreement, the amounts become payable in a lump sum if he remains employed with us through December 31, 2017, or prior to that date, his employment is terminated without cause or he resigns from his employment for good reason, subject to his signing and not revoking a supplemental release of claims in favor of us. The amount represents 12 months of base salary for Mr. Hooper and six months of base salary for the other named executive officers (other than Mr. Burns).
(2)

This amount is attributable to a “single-trigger” arrangement and represents the product of (a) $38.50 per share multiplied by (b) the number of shares subject to each named executive officer’s unvested shares of restricted common stock, unvested and outstanding in-the-money options (i.e., options to purchase shares of

Company common stock with an exercise price of less than $38.50 per share), and unvested Restricted Stock Units (and, in the case of the in-the-money options, further reduced by their aggregate exercise price). For purposes of the preceding sentence, the number of shares subject to any award of unvested shares or Restricted Stock Units with performance-based vesting conditions is assumed to be zero because we have estimated that the performance goals that apply to the award will not be achieved.
(3)	This amount equals the estimated value of the “double-trigger” COBRA benefits to which each named executive officer (other than Messrs. Wilke and Burns) may become entitled under his change in control severance agreement or the estimated value of the “double-trigger” COBRA benefits to which Mr. Wilke may become entitled under his transition agreement, as applicable (as described above under the caption “—Payments Upon Termination Following Change-in-Control”). These COBRA benefits will become due under the same terms and conditions of the cash severance payments described in footnote 1.
(4)	Mr. Burns resigned as our chief financial officer effective October 27, 2016 but remained an employee with us, pursuant to a mutual separation and release agreement dated November 9, 2016, until his separation on February 28, 2017. Mr. Burns will not be receiving any compensation relating to the Merger.

Equity Interests of Gigamon’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards that are in-the-money and are currently held by each of Gigamon’s executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, assuming that the Effective Time occurs on November 15, 2017. The table also sets forth the values of these shares and equity awards based on the $38.50 Merger Consideration (minus the applicable exercise price for the in-the-money options). No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Shares Held (#) (1)(2)	Shares Held ($)	Options (#)	Options ($)	Restricted Stock Units Held (#) (2)	Restricted Stock Units Held ($)	Total ($)
Paul A. Hooper	179,846	$6,924,071	369,875	$6,531,795	—	—	13,455,866
Rex S. Jackson	29,090	1,119,965	—	—	37,500	443,750	2,563,715
Shehzad T. Merchant	42,825	1,648,763	42,639	742,477	36,500	405,250	796,489
Sachi Sambandan	40,607	1,563,370	121,948	2,436,272	40,757	569,145	5,568,786
Burney Barker	0	0	—	—	55,000	2,117,500	2,117,500
Paul B. Shinn	14,009	539,347	67,007	1,183,975	30,793	1,185,531	908,852
Helmut Wilke	58,079	2,236,042	113,568	2,758,915	43,164	1,661,814	6,656,771
Corey M. Mulloy	112,430	4,328,555	16,959	356,817	5,082	195,657	4,881,029
John H. Kispert	11,837	455,725	49,959	654,807	5,082	195,657	1,306,189
Ted C. Ho	307,206	11,827,431	34,230	951,594	5,082	195,657	12,974,682
Paul J. Milbury	11,837	455,725	49,999	637,327	5,082	195,657	1,288,708
Michael C. Ruettgers	115,037	4,428,925	16,959	356,817	5,082	195,657	4,981,399
Robert E. Switz	17,717	682,105	—	—	9,023	347,386	1,029,490
Joan A. Dempsey	3,958	152,383	—	—	12,996	500,346	652,729
Dario Zamarian	9,173	353,161	—	—	11,115	427,928	781,088
Arthur W. Coviello, Jr.	982	37,807	—	—	10,591	407,754	445,561

(1)	This amount includes shares of common stock (including unvested shares of restricted stock) held directly.
(2)	The number of shares subject to any award of unvested shares with performance-based vesting conditions is assumed to be zero because we have estimated that the performance goals that apply to the award will not be achieved.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.6 billion, which will be funded via equity financing and debt financing described below, as well as cash on hand of the Company. This amount includes the funds needed to (1) pay stockholders the amounts due under the Merger Agreement; and (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement.

Although the obligation of Newco and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Newco’s agreement, the closing of the Merger will not occur earlier than the third business day after the expiration of the marketing period, which is the first period of 15 consecutive business days throughout which (i) Newco has received certain financial information from Gigamon necessary to syndicate any debt financing, (ii) the mutual conditions to closing have been and continue to be satisfied and (iii) nothing has occurred and no conditions exists that would cause any of the conditions to the obligations of Newco and Merger Sub to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing), assuming that such conditions were applicable at any time during such 15 consecutive business day period. For more information, see the section captioned “The Merger Agreement—Marketing Period.”

Equity Financing

In connection with the financing of the Merger, Newco has entered into an equity commitment letter, dated as of October 26, 2017, with the Elliott Funds for an aggregate equity commitment of approximately $838 million as well as a rollover into Newco of the 2,631,400 shares of Gigamon common stock held by the Elliott Funds, which we collectively refer to as the “equity financing.” The equity commitment letter provides, among other things, that Gigamon is an express third party beneficiary thereof in connection with Gigamon’s exercise of its rights related to specific performance under the Merger Agreement. The equity commitment letter may not be waived, amended or modified without the prior written consent of Newco, the Elliott Funds and Gigamon. The Elliott Funds intend to syndicate a portion of their equity commitment pursuant to existing and future equity commitments from third parties. Such commitments may include the rollover into Newco of shares of Gigamon common stock held by such third parties prior to the Effective Time.

Debt Financing

Newco has received a debt commitment letter from Jefferies Finance LLC pursuant to which they have committed to provide Newco with $600 million in aggregate principal amount of debt financing consisting of $450 million of senior secured first lien credit facilities (that include a $400 million term loan facility and a $50 million revolving credit facility) and a $150 million senior secured second lien term loan facility, which we collectively refer to as the “debt financing.” Subject to the satisfaction of certain customary conditions, the term loan and a portion of the revolving credit facility will be drawn at closing of the Merger and used by Newco to pay a portion of the aggregate Merger consideration and related fees and expenses.

Gigamon has agreed to use its reasonable best efforts to provide Newco and the debt financing sources with all cooperation reasonably requested by Newco to assist them in arranging the debt financing, including participating in meetings, assisting with presentations, furnishing Newco and the debt financing sources with the necessary financial information regarding Gigamon and taking all corporate and other actions reasonably requested by Newco to consummate the debt financing. Upon request, Newco will reimburse Gigamon for any reasonable documented out-of-pocket costs and expenses incurred in connection with Gigamon’s cooperation with obtaining the debt financing.

Limited Guarantee

Pursuant to the Limited Guarantee with the Elliott Funds (each a “Guarantor”), the Guarantors have agreed to, in the aggregate, guarantee the due and punctual payment of the following liabilities and obligations of Newco under the Merger Agreement: (1) the closing failure payment of $94.4 million if and when such fee is payable to Gigamon pursuant to the terms of the Merger Agreement and (2) the reimbursement or indemnification obligations of Newco and Merger Sub in connection with any costs and expenses incurred by Gigamon in connection with its cooperation with the arrangement of the debt financing. We refer to the obligations set forth in clauses (1) and (2) of the preceding sentence as the “guaranteed obligations.”

Subject to specified exceptions, the Limited Guarantee will terminate upon the earliest of:

•	the consummation of the transactions contemplated by the Merger Agreement;

•	the valid termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to which Gigamon would be entitled to its closing failure payment;

•	October 26, 2018 unless a claim for payment of the Guarantors’ liability in respect of any guaranteed obligations is brought, in which case the Limited Guarantee will terminate upon the final, non-appealable resolution of such action; and

•	receipt by the Company of payment in full of the guaranteed obligations.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption “The Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. However, if the marketing period (as described under the caption “The Merger Agreement—Marketing Period”) has not ended at the time of the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), then the closing will occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) a business day before or during the marketing period as may be specified by Newco on no less than two business days’ prior written notice to Gigamon; and (ii) the third business day after the final day of the marketing period.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement who properly demand appraisal of their shares and who continuously hold such shares through the Effective Time of the Merger may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of common stock who asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of the Company’s common stock as measured in accordance with subsection (g) of Section 262 or (b) the value of the merger consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Gigamon’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger consideration described in the Merger Agreement (without interest). Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Gigamon believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Gigamon a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•	the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Gigamon, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Gigamon’s stockholders may constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record and must reasonably inform Gigamon of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be addressed to:

Gigamon Inc.

3300 Olcott Street,

Santa Clara, CA 95054

Attention: Corporate Secretary

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Gigamon a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof. However, notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the Merger within 60 days after the Effective Time.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all Gigamon stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Gigamon has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all Gigamon stockholders who assert appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Gigamon’s common stock as measured in accordance with subsection (g) of Section 262 or (b) the value of the merger consideration in respect of the shares for which appraisal rights have been pursued and perfected exceeds $1 million.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal and that at least one of the ownership thresholds above has been satisfied in respect of the Gigamon stockholders seeking appraisal rights, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262 of the DGCL. Although Gigamon believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Gigamon nor Newco anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Gigamon and Newco reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed or if neither of the ownership thresholds is met, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds is met or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds is met or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock of Gigamon whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations; any other entities or arrangements classified as partnerships or pass-through entities for U.S. federal income tax purposes or investors in pass through entities; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities that are “controlled foreign corporations” or “passive investment companies” for U.S. federal income tax purposes; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders who hold their common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of common stock pursuant to the exercise of employee options or other compensation arrangements;

•	tax consequences to holders who own an equity interest, actually or constructively, in Newco or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	any U.S. federal estate, gift or alternative minimum tax consequences; or

•	any state, local or foreign tax consequences.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No opinion of counsel or ruling from the IRS has been or will be obtained regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

A surtax of up to 3.8% applies to so-called “net investment income” of certain U.S. citizens and residents, and to undistributed “net investment income” of certain estates and trusts. Net investment income generally includes any gain recognized on the receipt of cash in exchange for shares of common stock pursuant to the Merger. U.S. Holders should consult their own tax advisors regarding the applicability of this tax to any gain recognized pursuant to the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year that includes the Merger, and certain other specified conditions are met, in which case such gain generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	Gigamon is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period ending on the date of completion of the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “relevant period,” and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (or is deemed to own pursuant to certain attribution rules) more than 5% of our common stock at any time during the relevant period, in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although no assurances can be given in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form), (2) a Non-U.S. Holder that provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form), or (3) a holder that otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Each holder should consult such holder’s own tax advisor regarding the information reporting and backup withholding tax rules.

Regulatory Approvals Required for the Merger

Gigamon and Newco have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”).

HSR Act and U.S. Antitrust Matters

Gigamon and Newco, have agreed to, as soon as reasonably practicable, and in any case within 10 business days, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the Merger Agreement and the related transactions contemplated therein (including the Merger) as required by the HSR Act. Gigamon and Newco each filed the required notification under the HSR Act on November 9, 2017, and early termination of the applicable waiting period under the HSR Act was granted on November 21, 2017 effective immediately. Each of Gigamon and Newco have agreed to (a) cooperate and coordinate with the other in the making of such filings, (b) supply the other with any information that may be required in order to effectuate such filings, and (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Newco reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any governmental authority in the U.S. regarding the Merger or any other transactions contemplated by the Merger Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such governmental authority with respect to the Merger or any other transactions contemplated by the Merger Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In no event shall Newco or any of its affiliates be required to offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Newco and Merger Sub (and their respective affiliates, if applicable), on the one hand, and Gigamon and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of Newco and Merger Sub (and their respective affiliates, if applicable), on the one hand, and Gigamon and its Subsidiaries, on the other hand.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Legal Proceedings Regarding the Merger

In connection with the Merger Agreement and the transactions contemplated thereby, two purported class action lawsuits have been filed. The complaints, captioned Brian Carpenter, Individually and on Behalf of All Others Similarly Situated v. Gigamon Inc., et al., Case No. 3:17-cv-06653 and David Kalt, Individually and on Behalf of All Others Similarly Situated v. Gigamon Inc., et al., Case No. 3:17-cv-06672, were filed in the United States District Court for the Northern District of California on November 17 and November 20, 2017, respectively. The complaints assert claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 against the Company and the Board of Directors. The Kalt complaint also asserts claims against Newco, Merger Sub, and Elliott. The complaints allege, among other things, that the Merger Consideration is inadequate, and that the defendants failed to make adequate disclosures in the preliminary proxy statement. The complaints seek to enjoin the defendants from filing a definitive proxy statement or consummating the Merger until the alleged disclosure violations are corrected.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Gigamon, Newco and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Newco and Merger Sub by Gigamon in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Gigamon, Newco and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Gigamon, Newco or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Gigamon, Newco and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Gigamon, Newco, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Gigamon and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Gigamon, with Gigamon becoming a wholly owned subsidiary of Newco; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Gigamon and Merger Sub, and all of the debts, liabilities and duties of Gigamon and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of Gigamon immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Gigamon as the Surviving Corporation will be amended to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the certificate of incorporation will be amended so that the name of the Surviving Corporation will be Gigamon, Inc., and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by Newco, Gigamon and Merger Sub, except that if the marketing period (described below under the caption “—Marketing Period”) has not ended as of the time described above, the closing of the Merger will occur following the satisfaction or waiver of such conditions on the earlier of (1) any business day during the marketing period as may be specified by Newco on no less than two business days’ notice to Gigamon (provided that such notice may be conditioned upon the simultaneous completion of the debt financing or on the earliest practicable data that the debt financing is capable of being completed); and (2) three business days after the final day of the marketing period. Concurrently with the closing of the Merger, the parties will file a certificate of Merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of Merger, or at such later time as is agreed by the parties and specified in the certificate of Merger.

Marketing Period

The marketing period means the first period of 15 consecutive business days throughout which (i) Newco has received certain financial information from Gigamon necessary to syndicate any debt financing, (ii) the mutual conditions to closing have been and continue to be satisfied, including the expiration or termination of the applicable waiting period under the HSR Act and the adoption of the Merger Agreement by an affirmative vote of the stockholders and (iii) nothing has occurred and no conditions exists that would cause any of the conditions to the obligations of Newco and Merger Sub to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing), except that November 22 through November 24, 2017 (inclusive) will not be considered business days for the purposes of the marketing period. If the marketing period has not ended on or prior to December 18, 2017, then the marketing period will not begin earlier than January 2, 2018.

Assuming the conditions to the close of the Merger set forth in the previous paragraph have been satisfied or that nothing would prevent such conditions from being satisfied (except those condition which by their nature can only be satisfied the closing) the marketing period will begin after the date of the Merger Agreement and throughout which Newco has been provided by Gigamon or its affiliates certain required financial information. Notwithstanding the foregoing, the marketing period will not be deemed to begin if at any time during the 15 consecutive business days, the information provided at the beginning of the marketing period ceases to be or no longer constitutes the required financing information and the marketing period will not be deemed to begin until that requisite information has been provided. The marketing period will not commence and will be deemed not to have commenced if, on or prior to the completion of such period of 15 consecutive business days, Gigamon, PricewaterhouseCoopers LLP, or any Company affiliate has determined it is necessary to restate any financial statements or financial information included in the required financing information or that any such restatement is under consideration or may be a possibility, or that there exists an untrue statement or omission of material fact, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the applicable required financing information has been amended or is deemed not to be necessary.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of common stock (including any shares of restricted stock and excluding shares owned by (1) Newco, Merger Sub or Gigamon, or by any direct or indirect wholly owned subsidiary of Newco, Merger or Gigamon, which will be canceled without any conversion thereof or consideration paid therefor; and (2) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration (which is $38.50 per share, without interest and less any applicable withholding taxes). For any award of unvested shares with performance-based vesting conditions, the number of shares underlying the award that will vest and be cancelled and converted into the right to receive the Merger Consideration will be determined based on actual achievement of the performance goals that apply to such award. Any unearned portion of such performance-based restricted stock will be cancelled without consideration.

Outstanding Equity Awards

The Merger Agreement provides that Gigamon’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

•	Options. Each outstanding option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock issuable upon the exercise in full of such option as of immediately prior to the Effective Time; and (2) the amount, if any, by which $38.50 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $38.50 per share will be cancelled without consideration.

•	Restricted Stock Units. Each award of Restricted Stock Units, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such award of Restricted Stock Units as of immediately prior to the Effective Time; and (2) $38.50. For Performance Restricted Stock Units, the number of shares underlying the award will be determined based on actual achievement of the performance goals that apply to the award. Any unearned portion of such Performance Restricted Stock Units will be cancelled without consideration.

ESPP

Until its termination immediately prior to the Effective Time, the ESPP will continue to operate according to its terms, except that commencing on the date of the Merger Agreement, ESPP participants (and those eligible to participate) will not be permitted to increase the rate of payroll contributions, commence new contributions, or make separate non-payroll contributions to the ESPP. The ESPP will be terminated prior to the Effective Time, with all then-outstanding purchase rights under the ESPP automatically exercised immediately prior to such termination. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.

Exchange and Payment Procedures

Prior to the Effective Time, Newco will designate a bank or trust company reasonably acceptable to the Company, which we refer to as the “payment agent,” to make payments of the Merger Consideration to stockholders. On the Closing Date, Newco or the Surviving Corporation will deposit or cause to be deposited with the payment agent cash sufficient to pay the Merger Consideration to stockholders.

Promptly following the Effective Time, the payment agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Merger Consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or receipt of an agent’s message by the payment agent in the case of book-entry shares representing the shares of common stock; and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive their portion of the Merger Consideration in exchange therefor. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the payment agent is not claimed within one year following the Effective Time, such cash will be returned to the Surviving Corporation, upon demand, and any holders of common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation as general creditor for payment of the Merger Consideration. None of the payment agent, Newco or the Surviving Corporation will be liable to any stockholder for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar law.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Merger Consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by the Surviving Corporation or the payment agent, deliver a bond in such amount as the Surviving Corporation or the payment agent may direct as indemnity against any claim that may be made against it with respect to such certificates.

Representations and Warranties

The Merger Agreement contains representations and warranties of Gigamon, Newco and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Gigamon are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Gigamon, any state of facts, event, violation, inaccuracy, circumstance, change or effect that, individually or when taken together with all other such facts, events, violations, inaccuracies, circumstances, changes or effects that exist (A) is or would reasonably likely be materially adverse to the business, operations, condition (financial or otherwise) or results of operations of Gigamon and its subsidiaries taken as a whole or (B) materially impairs the ability of Gigamon to consummate, or prevents or materially delays the Merger or would be reasonably expected to do so; provided, however, that in the case of clause (A) only, in no event shall any of the following be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

•	general economic, regulatory, legislative or political conditions in the United States or any other country or region in the world;

•	general conditions in the industries in which Gigamon or any of its subsidiaries conduct business;

•	changes in applicable law or GAAP or the interpretations thereof;

•	any geopolitical conditions, acts of war, terrorism, military actions or sabotage;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	the public announcement or pendency of the Merger Agreement or the Merger;

•	any change resulting or arising from the identity of, any fact or circumstances relating to, or any action or inaction by, Newco, Merger Sub or their respective affiliates;

•	any failure by Gigamon to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, or any failure by Gigamon to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited under the Merger Agreement);

•	any decline in the market price or change in the trading volume of Gigamon’s common stock, in and of itself, or any change in the credit ratings of Gigamon or any of its subsidiaries, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited under the Merger Agreement);

•	any action taken at the request of Newco or with the prior consent or approval of Newco; and

•	the matters set forth in the confidential company disclosure letter.

Notwithstanding the foregoing, if any of the first five items described in the above bullet points has a disproportionate adverse effect on Gigamon and its subsidiaries relative to other companies in the industries in which Gigamon and its subsidiaries conduct business, they shall not be per se excluded from a determination of whether a Company Material Adverse Effect has occurred or may, would, or could occur, and may be considered to the extent of the disproportionate effect on Gigamon or its subsidiaries.

In the Merger Agreement, Gigamon has made customary representations and warranties to Newco and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Gigamon and its subsidiaries;

•	Gigamon’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the necessary approval of the Board of Directors;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the rendering of Goldman Sachs’ fairness opinion to the Board of Directors;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Gigamon or its subsidiaries or the resulting creation of any lien upon Gigamon’s assets due to the performance of the Merger Agreement;

•	the capital structure of Gigamon as well as the ownership and capital structure of its subsidiaries;

•	the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Gigamon’s securities;

•	the accuracy and required filings of Gigamon’s and its subsidiaries’ SEC filings and financial statements;

•	Gigamon’s disclosure controls and procedures;

•	Gigamon’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of Gigamon and its subsidiaries in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since July 1, 2017;

•	the existence and enforceability of specified categories of Gigamon’s material contracts, and any notices with respect to violation or breach of or default thereunder or intention to terminate or modify those material contracts;

•	Gigamon’s compliance with laws and possession of necessary permits;

•	legal proceedings and orders;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	real property owned, leased or subleased by Gigamon and its subsidiaries;

•	personal property of Gigamon;

•	trademarks, patents, copyrights and other intellectual property matters;

•	insurance matters;

•	environmental matters;

•	absence of any transactions, relations or understandings between Gigamon or any of its subsidiaries and any affiliate or related person;

•	payment of fees to brokers in connection with the Merger Agreement;

•	data security and privacy matters; and

•	export controls matters and compliance with the anti-bribery laws.

In the Merger Agreement, Newco and Merger Sub have made customary representations and warranties to Gigamon that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Newco and Merger Sub;

•	Newco’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of any conflict, violation or material alteration of any organizational documents, or applicable laws due to the performance of the Merger Agreement;

•	the ownership of capital stock of Gigamon;

•	the absence of any stockholder or management arrangements related to the Merger;

•	the absence of any ownership or interest in Gigamon competitors;

•	the absence of litigation;

•	the solvency of Newco and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•	matters with respect to Newco’s financing and sufficiency of funds;

•	delivery and enforceability of the Limited Guarantee; and

•	reliance upon Newco and Merger Sub’s independent investigation of Gigamon’s business, operations and financial condition.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as (1) expressly required by the Merger Agreement; (2) as disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved by Newco in writing, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Gigamon will, and will cause each of its subsidiaries to:

•	carry on its business in the usual, regular and ordinary course consistent with past practice and in compliance with all applicable laws; and

•	use its commercially reasonable efforts, consistent with past practices and policies, to (1) preserve intact its business and operations, (2) keep available the services of its directors, officers and employees and (3) preserve its current relationships and goodwill with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.

In addition, Gigamon has also agreed that, except as (1) expressly required or permitted by the Merger Agreement; (2) disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved in advance by Newco in writing (which approval in certain cases will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Gigamon will not, and will cause each of its subsidiaries not to, among other things:

•	amend or propose to amend the organizational documents of Gigamon or any of its subsidiaries;

•	issue, sell, deliver, grant, pledge or otherwise encumber or subject to any lien (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of Gigamon or any of its subsidiaries, except for the issuance and sale of shares of Gigamon’s common stock pursuant to equity awards outstanding prior to the date of the Merger Agreement, or pursuant to Gigamon’s ESPP in accordance with the terms of Gigamon’s ESPP as of the date of the Merger Agreement;

•	acquire or redeem, directly or indirectly, or amend any securities of Gigamon or its subsidiaries, except in connection with any net exercise or net share withholding arrangement regarding any options, Restricted Stock, Restricted Stock Units, and similar equity awards;

•	other than cash dividends made by a subsidiary of Gigamon to Gigamon or another of Gigamon’s subsidiaries, (i) split, combine or reclassify any shares of Gigamon’s capital stock, (ii) declare, set aside or pay any dividend or other distribution, or (iii) make any other actual, constructive or deemed distribution in respect of shares of Gigamon’s capital stock;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

•	incur, assume or suffer certain types of indebtedness or issue any debt securities, except as provided for in the Merger Agreement;

•	increase the compensation payable or to become payable or benefits or other similar arrangements provided to directors, officers, employees, consultants or independent contractors of Gigamon or its subsidiaries, other than, in some cases, in the ordinary course of business consistent with past practice (unless such increase is not permitted under the confidential disclosure letter to the Merger Agreement and would result in additional benefits to employees, consultants and independent contractors having value in excess of $750,000, individually or in the aggregate during any calendar quarter);

•	make deposits or contributions of cash or property to secure the payment of compensation or benefits under employee plans other than deposits and contributions that are required under the terms of those plans;

•	acquire, sell, lease, license or dispose of any property or assets in any transaction or series of related transactions, except for transactions with an aggregate value of less than $1,500,000 individually or $3,000,000 in the aggregate and transactions pertaining to goods and services, intellectual property, inventory, certain contracts and certain leases of real property in the course of ordinary business consistent with past practices;

•	incur any new capital expenditures that were not reflected on Gigamon’s capital expenditure budget, in excess of $250,000, individually or in the aggregate, in any fiscal quarter;

•	change accounting principles or practices or revalue in any material respect its properties or assets;

•	make or change any material tax elections, file amended material tax returns, settle or compromise any material tax liability, consent to any extension or wavier with respect to collection or assessment for any taxes, enter into any closing agreement with respect to any tax, or surrender any right to claim a material tax refund;

•	hire any employees, except for (1) employees that are hired within the parameters in the confidential disclosure letter to the Merger Agreement or (2) employees that are hired to replace any terminated employees and that are provided total compensation and benefits substantially similar, in the aggregate, to the terminated employees being replaced;

•	enter into a new line of business outside of its existing business;

•	renew or enter into any non-compete or exclusivity agreement that would materially restrict or limit the operations of the Company or any of its subsidiaries;

•	enter into any new lease or amend the terms of any existing lease of real property that would require payments in excess of $250,000;

•	modify, amend, terminate, cancel or enter into material contracts (other than as permitted by the Merger Agreement);

•	commence or settle litigation or pay or satisfy liabilities involving Gigamon, except as provided in the Merger Agreement; or

•	enter into agreements to do any of the foregoing.

Alternative Acquisition Proposals

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Gigamon has agreed not to, and to cause its Subsidiaries and its and their respective representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of (i) any acquisition proposal, (ii) any inquiry, offer or proposal with respect to, any acquisition proposal or acquisition transaction or (iii) any other inquiry, proposal or offer that is reasonably likely to lead to an acquisition proposal or acquisition transaction (each as defined below);

•	furnish to any third party any information relating to Gigamon or any of its Subsidiaries, afford access to any third party the business, properties, assets, books or records or personnel of Gigamon or its Subsidiaries, in each case in connection with an acquisition proposal or acquisition transaction (both as defined below) or under circumstances reasonably likely to lead to an acquisition proposal or acquisition transaction (each as defined below);

•	engage in discussions or negotiations with any third party regarding an acquisition proposal or acquisition transaction or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal or acquisition transaction (each as defined below);

•	approve, endorse or recommend an acquisition proposal or acquisition transaction (each as defined below);

•	execute or enter into any letter of intent, memorandum of understanding or other contract contemplating or otherwise relating to an acquisition proposal or acquisition transaction (each as defined below), other than certain permitted confidentiality agreements; or

•	agree to do any of the foregoing.

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by Gigamon’s stockholders, Gigamon may provide information to, and engage or participate in discussions or negotiations with, a person regarding an acquisition proposal, which was not solicited in violation of the restrictions outlined above, if the Board of Directors determines after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal; provided that (1) the Board of Directors has determined in good faith (after consultation with its outside counsel) that the failure to take such action would be inconsistent with its fiduciary duties, (2) Gigamon already has entered into, or enters into, an acceptable confidentiality agreement with such third party, and Gigamon provides Newco an unredacted copy of such agreement, (3) Gigamon notifies Newco of the identity of such person and provides Newco all terms and conditions of such acquisition proposal (and Gigamon provides Newco an unredacted copy thereof), and (4) if Gigamon furnishes non-public information to the third party which Newco has not yet received, it will furnish such information to Newco or its representatives contemporaneously.

For purposes of this proxy statement and the Merger Agreement:

“Acquisition proposal” means any offer, proposal or indication of interest from any third party relating to any acquisition transaction.

“Acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving:

(1) any acquisition or purchase by any third party, directly or indirectly, of more than 15% of any class of outstanding voting or equity securities of Gigamon, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning more than 15% of any class of outstanding voting or equity securities of Gigamon;

(2) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Gigamon and a third party pursuant to which the stockholders of Gigamon immediately preceding such transaction hold less than 85% of each class of the outstanding voting and equity interests in the surviving or resulting entity of such transaction; or

(3) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a third party of more than 15% of the consolidated assets (including the equity interests of the Company’s Subsidiaries) of Gigamon and its subsidiaries taken as a whole (measured by the fair market value thereof).

“Superior proposal” means any binding, written acquisition proposal made by a third party after October 26, 2017 that (i) was not solicited in violation of the non-solicitation provisions of the Merger Agreement and (ii) the Board of Directors determines (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such acquisition proposal, including the financial, legal, regulatory and other aspects of such acquisition proposal) is more favorable to Gigamon’s stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement. For purposes of the references to the term “acquisition transaction” in this definition, all references to “15%” and “85%” in the definition of “acquisition transaction” will be deemed to be references to “50%.”

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a company board recommendation change except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors (or a committee thereof) may not (with any action described in the following being referred to as a “company board recommendation change”):

•	fail to make, withdraw, amend or modify the company board recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend or modify the company board recommendation in a manner that is adverse to Newco; or

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an acquisition proposal or acquisition transaction.

The Board of Directors may effect a company board recommendation change in response to a bona fide acquisition proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal if:

•	the bona fide written acquisition proposal was not solicited in violation of Gigamon’s non-solicitation obligations under the Merger Agreement;

•	the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal (which determination and any public announcement thereof will not constitute a company board recommendation change);

•	Gigamon has provided prior written notice to Newco at least four (4) business days in advance to Newco of its intention to effect a company board recommendation change (which notice will include the most current version of the proposed definitive agreement and any other relevant transaction documents and, to the extent not included therein, all material terms and conditions of such superior proposal and the identity of the person making such superior proposal);

•	prior to effecting such company board recommendation change or termination, Gigamon, during the four (4) business day notice period describe above, has negotiated with Newco in good faith (to the extent that Newco desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such superior proposal would cease to constitute a superior proposal;

•	during the four (4) business day notice period describe above, Newco will not have made a counter-offer or proposal in writing that, if accepted by Gigamon, would form a binding contract that the Board of Directors determined (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to Gigamon’s stockholders as such superior proposal (it being understood that each time a material revision is made to the terms of a superior proposal the four (4) business day notice period described above will be extended by two (2) additional business days); and

•	the Board of Directors determined (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco) that, in light of such superior proposal, the failure to effect a company board recommendation change is inconsistent with its fiduciary duties.

The Board of Directors may effect a company board recommendation change for an intervening event (as defined below) if the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to effect a company board recommendation change in response to such intervening event is inconsistent with its fiduciary duties, and:

•	Gigamon has provided Newco with written information describing such intervening event in reasonable detail promptly after it becomes aware of it;

•	Gigamon has provided prior written notice to Newco at least four (4) business days in advance of its intention to effect a company board recommendation change for the intervening event (which notice will include the reasons for such company board recommendation change); and

•	prior to effecting such Company board recommendation change, Gigamon (and its financial and legal advisors), during such four (4) business day period, must have negotiated with Newco in good faith (to the extent that Newco desires to so negotiate) to make modifications to the terms and conditions of the Merger Agreement offered or proposed by Newco, and the Board of Directors, no longer determines in good faith (after consultation with outside counsel) that the failure to make a company board recommendation change in response to such intervening event would be inconsistent with its fiduciary obligations under applicable law.

For purposes of this proxy statement and the Merger Agreement, an “intervening event” means any material event, circumstance, change, effect, development or condition occurring or arising after October 26, 2017 that was not known by the Board of Directors as of or prior to October 26, 2017 or, if known, the implications of which were not known or reasonably foreseeable, which event, circumstance, change, effect, development or condition or any material consequence thereof, becomes known to the Board of Directors prior to the receipt of the requisite stockholder approval that does not relate to (A) an acquisition proposal, (B) Newco or its subsidiaries or (C)  any actions taken pursuant to the Merger Agreement.

Employee Benefits

Newco has agreed to cause the Surviving Corporation to honor the terms of Gigamon’s benefit plans; provided that the Surviving Corporation may amend or terminate such plans in accordance with their terms or as required by law. For a period of one year following the Effective Time, each employee of Gigamon who remains employed following the Merger, which we refer to as a “continuing employee,” will be provided compensation, benefits, and severance payments (other than equity-based benefits, benefits related to a change in control, retention benefits, and individual employment agreements) that are, taken as a whole, no less favorable in the aggregate to such compensation, benefits, and severance payments (other than equity based benefits, benefits related to a change in control, retention benefits and individual employment agreements) provided to such continuing employee immediately prior to the Effective Time. In each case, target annual cash compensation will not be decreased for a period of one year following the Effective Time for any continuing employees employed for that period. For a period of one year following the Effective Time, the Surviving Corporation will provide severance benefits to continuing employees in accordance with Gigamon’s severance plans, guidelines, and practices as in effect at Gigamon immediately prior to the Effective Time. Newco has agreed to cause Gigamon to honor its severance obligations under each executive employment agreement and change in control severance agreement following the Merger in accordance with its terms as in effect immediately prior to the Effective Time.

The Surviving Corporation will grant any continuing employee credit for all service with Gigamon prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement). However, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

Efforts to Close the Merger

Under the Merger Agreement, Newco, Merger Sub and Gigamon agreed to use reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Newco will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of Gigamon and its subsidiaries under any and all indemnification agreements between Gigamon or any of its subsidiaries, and any of their respective current or former directors (including any person that becomes a directors or officer of Gigamon or its subsidiaries prior to the Effective Time). In addition, for a period of six (6) years from the Effective Time, the Surviving Corporation and its subsidiaries will (and Newco will cause the Surviving Corporation and its subsidiaries to) include in the certificates of incorporation and bylaws (and similar organizational documents) of Gigamon and its subsidiaries provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as those set forth in Gigamon’s current certificate of incorporation and bylaws.

In addition, without limiting the foregoing, the Merger Agreement requires Newco to cause the Surviving Corporation to maintain, on terms no less advantageous to the indemnified parties, Gigamon’s directors’ and officers’ insurance policies for a period of at least six years commencing at the Effective Time. Neither Newco nor the Surviving Corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 250% of the aggregate annual premiums currently paid by Gigamon, and if the premium for such insurance coverage would exceed such amount Newco shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to such amount. Gigamon may after reasonable consultation with Newco, and at the request of Newco it shall, purchase a six-year “tail” prepaid policy on directors’ and officers’ insurance and Newco shall cause the Surviving Corporation to maintain such policy in full force and effect and continue to honor their respective obligations thereunder.

For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of Gigamon’s Directors and Executive Officers in the Merger.”

Other Covenants

Stockholders Meeting

Gigamon has agreed to take all necessary action (in accordance with applicable law and Gigamon’s organizational documents) to establish a record date for, call, give notice of, convene and hold a Special Meeting of the stockholders as promptly as reasonably practicable after the date of the Merger Agreement for the purpose of voting upon the adoption of the Merger Agreement and approval of the Merger. Gigamon has agreed to take all necessary action to solicit from stockholders proxies in favor of adoption of the Merger Agreement and will use its reasonable best efforts to secure the requisite stockholder approval at the Special Meeting. Unless the Merger Agreement is terminated, Gigamon must convene and hold the Special Meeting of the stockholders, whether or not the Board of Directors has effected a company board recommendation change or otherwise determines that the Merger Agreement is no longer advisable and recommends that the Gigamon stockholders reject it.

Stockholder Litigation

Gigamon will (1) provide Newco with prompt notice of all stockholder litigation (commenced or threatened) relating to the Merger Agreement; (2) keep Newco reasonably informed with respect to the status thereof; (3) give Newco the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) consult with Newco with respect to the defense, settlement or prosecution of any such litigation. Gigamon may not compromise, settle or come to an arrangement regarding any such litigation without Newco’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Closing of the Merger

The obligations of Newco and Merger Sub, on the one hand, and Gigamon, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act; and

•	no governmental authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or restraining the consummation of the Merger; or (ii) issued or granted any order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or restraining the consummation of the Merger.

In addition, the obligations of Newco and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	Gigamon having performed and complied in all material respects with all agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by Gigamon at or prior to the closing date;

•	the representations and warranties of Gigamon relating to the absence of a Material Adverse Effect being true and correct in all respects as of the date of the Merger Agreement and being true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations shall be true and correct in all respects as of such particular date);

•	the representations and warranties of Gigamon relating to organization and standing, authorization and enforceability, and brokers being true and correct in all material respects as of the date of the Merger Agreement and being true and correct in all material respects on and as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications contained in such representations and warranties), except in each case for those representations and warranties which address matters only as of a particular date (which representations shall be true and correct in all material respects as of such particular date);

•	the representations and warranties of Gigamon relating to Gigamon’s capitalization being true and correct as of the date of the Merger Agreement and being true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except (i) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for inaccuracies which would not increase the aggregate Merger Consideration by more than a de minimis amount and are not otherwise material), and (ii) for inaccuracies which would not increase the aggregate Merger Consideration by more than a de minimis amount and are not otherwise material;

•

the other representations and warranties of Gigamon set forth elsewhere in the Merger Agreement being true and correct on and as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications contained in such representations and warranties), except (i) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	Gigamon shall have the requisite cash available immediately prior to the Effective Time equal to no less than $230 million, net of any indebtedness and unpaid expenses incurred in connection with the Merger Agreement;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing; and

•	the receipt by Newco and Merger Sub of a certificate of Gigamon, signed for and on behalf of Gigamon and in its name by the chief executive officer and the chief financial officer thereof, certifying that the conditions described in the preceding seven bullets have been satisfied.

In addition, the obligation of Gigamon to consummate the Merger is subject to the satisfaction or waiver of each of the following additional conditions:

•	Newco and Merger Sub having performed and complied in all material respects with all agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by each of them at or prior to the closing date;

•	the representations and warranties of Newco and Merger Sub set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date, with the same force and effect as if made on and as of such date (disregarding all materiality qualifications contained in such representations and warranties), except for (A) those representations and warranties that address matters only as of a particular date (which representations are true and correct as of such particular date, except as has not had, and would not reasonably be expected to have, individually or in the aggregate with all inaccuracies, a Newco Material Adverse Effect), and (B) any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate with all inaccuracies, a Newco Material Adverse Effect; and

•	the receipt by Gigamon of a certificate of Newco and Merger Sub, signed for and on behalf of Newco and Merger Sub and in their respective names by a duly authorized officer of each of Newco and Merger Sub, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Gigamon and Newco;

•	by either Gigamon or Newco if:

•	the Effective Time shall not have occurred on or before April 25, 2018, which we refer to as the “termination date” (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to perform or comply with its obligations under the Merger Agreement has been a principal cause of or resulted in the failure of the closing of the Merger to have occurred on or before such date);

•	Gigamon’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof; or

•	any governmental authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the consummation of the Merger permanently illegal or which has the effect of permanently prohibiting the consummation of the Merger or (ii) issued or granted any order that is in effect and that has the effect of making the Merger illegal permanently or which has the effect of permanently prohibiting the consummation of the Merger and such order shall have become final and non-appealable.

•	by Gigamon if:

•	(i) any representation or warranty of Newco or Merger Sub set forth in the Merger Agreement is inaccurate or becomes inaccurate following entry into the Merger Agreement or (ii) Newco or Merger Sub breach their covenants and obligations under the Merger Agreement, in each case, such that the closing conditions related to such representations, warranties, covenants or obligations would not be satisfied, except that if such inaccuracy or breach is curable by Newco or Merger Sub, Gigamon may not terminate the Merger Agreement as a result of such breach or failure before the earlier of the expiration of the thirty calendar day period after written notice to Newco of such inaccuracy or breach or the termination date;

•	in the event that all of the conditions to closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the closing, each of which is capable of being satisfied or waived at the closing), but Newco and Merger Sub have failed to consummate the Merger; or

•	prior to the adoption of the Merger Agreement by stockholders, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, subject to Gigamon paying to Newco a termination payment of $47.2 million; and

•	by Newco if:

•	(i) any representation or warranty of Gigamon set forth in the Merger Agreement is inaccurate or becomes inaccurate following entry into the Merger Agreement or (ii) Gigamon breaches its covenants and obligations under the Merger Agreement, in each case, such that the closing conditions related to such representations, warranties, covenants or obligations would not be satisfied, except that if such inaccuracy or breach is curable by Gigamon, Newco may not terminate the Merger Agreement as a result of such breach or failure before the earlier of the expiration of the thirty day period after written notice to Newco of such inaccuracy or breach or the termination date; or

•	(i) Gigamon (or any committee thereof) effects a company board recommendation change; (ii) Gigamon fails to publicly recommend against any tender or exchange offer relating to securities of the Company within ten (10) business days after the commencement of such tender or exchange offer; or (iii) Gigamon fails to publicly reaffirm its recommendation of the Merger within ten (10) business days after the date of any acquisition proposal or any material modification thereto is first publicly commenced, publicly announced, distributed or disseminated to the Company’s stockholders upon a request to do so by Newco.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any fraud in connection with the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement, the Equity Commitment Letter or the Limited Guarantee, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

In addition, in the event of termination of the Merger Agreement, the debt financing sources will have no liability to the Company, any of its affiliates or any of its or their direct or indirect stockholders or under the debt commitment letters or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any willful and material breach), provided that the foregoing will not preclude any liability of the debt financing sources to Newco or Merger Sub under the terms of the debt commitment letters (and the related fee letters) or the debt financing.

Termination Payments

Termination Payment Payable by Gigamon

If the Merger Agreement is terminated in specified circumstances, Gigamon has agreed to pay Newco a termination payment of $47.2 million.

Newco will be entitled to receive the termination payment from Gigamon if the Merger Agreement is terminated:

•	by Newco or Gigamon because (or under certain circumstances where) the stockholders fail to the adopt the Merger Agreement, where (i) following the execution of the Merger Agreement an offer or proposal for an acquisition transaction is publicly announced or otherwise communicated to the Board of Directors, or shall otherwise become publicly known, and not withdrawn (x) at least ten (10) business days prior to the date of the vote of the stockholders to adopt the Merger Agreement or any adjournment or postponement thereof (and the stockholders fail to adopt the Merger Agreement) or (y) at least thirty (30) business days prior to the termination of the Merger Agreement due to the failure to effect the closing prior to the termination date; and (ii) within twelve (12) months following the termination of the Merger Agreement because (or under certain circumstances where) the stockholders fail to adopt Merger Agreement, the Company consummates a competing acquisition transaction or enters into a definitive contract to consummate a competing acquisition transaction or the Company recommends or submits a competing acquisition transaction to its stockholders for adoption, which, in each case, need not be the same acquisition proposal that was made, disclosed or communicated prior to the termination of the Merger Agreement;

•	by the Company prior to obtaining the required stockholder approval in order to enter into a definitive agreement to consummate a superior proposal that was not solicited in violation of the terms of the Merger Agreement and the Company gave Newco the proper notice and ability to negotiate revisions of the terms of the Merger Agreement in order to cause the proposal to cease to be a superior proposal; or

•	by Newco in the event (i) that the Board of Directors (or any committee thereof) shall have effected a company board recommendation change, (ii) the Company, within ten (10) business days of a tender or exchange offer relating to securities of the Company having been commenced, fails to publicly recommend against such tender or exchange offer, or (iii) the Company has failed to publicly reaffirm its recommendation of the Merger within ten (10) business days after the date any acquisition proposal or any material modification thereto is first publicly commenced, publicly announced, distributed or disseminated to the Company’s stockholders upon a request to do so by Newco.

Closing Failure Payment Payable by Newco

If the Merger Agreement is terminated in specified circumstances, Newco has agreed to pay Gigamon a closing failure payment of $94.4 million.

Gigamon will be entitled to receive the closing failure payment from Newco if the Merger Agreement is terminated:

•	by Gigamon because Newco has materially breached its representations, warranties, covenants or agreements in the Merger Agreement;

•	by Gigamon because all of the applicable conditions to closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the closing, each of which is capable of being satisfied or waived at the closing) and the Company stands ready, willing and able to consummate the Merger but Newco and Merger Sub fail to consummate the Merger; or

•	by Gigamon or Newco for failure to consummate the Merger on or prior to the termination date, if Gigamon would have been able to terminate pursuant to the bullets above.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, subject to the immediately following paragraph, the non-breaching party will be entitled to an injunction or specific performance to enforce specifically the terms and provisions of the Merger Agreement.

Notwithstanding the foregoing, Gigamon will be entitled to specific performance in connection with enforcing Newco’s obligation to cause the equity financing to be funded (and to exercise its third party beneficiary rights under the equity commitment letter) and to consummate the Merger only in the event that (1) all conditions to Newco’s and Merger Sub’s obligations to close the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which must be able to be satisfied at the closing), (2) the debt financing has been funded or it will be funded if the equity financing is funded at the closing, (3) Newco and Merger Sub have failed to consummate the Merger prior to the time the closing was required pursuant to the Merger Agreement, and (4) Gigamon has irrevocably confirmed to Newco that if specific performance is granted and the equity financing and debt financing are funded, then the closing will occur.

Although Gigamon may pursue both a grant of specific performance and the payment of the closing failure payment by Newco, Gigamon will not be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under the Merger Agreement following the payment by Newco of the closing failure payment.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Gigamon, on the one hand, and Newco and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by stockholders. However, after adoption of the Merger Agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the NYSE under the symbol “GIMO.” As of November 20, 2017, there were 37,812,738 shares of common stock outstanding, held by approximately 15 stockholders of record. We have never declared or paid any cash dividends on our common stock.

The following table presents the high and low intra-day sale prices of our common stock on the NYSE during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
Fiscal Year 2017
Fourth Quarter (as of November 20th)	$43.65	$35.25
Third Quarter	$47.55	$37.25
Second Quarter	$44.55	$29.95
First Quarter	$48.25	$28.50

Fiscal Year 2016
Fourth Quarter	$61.25	$44.75
Third Quarter	$56.38	$35.58
Second Quarter	$38.96	$28.16
First Quarter	$32.00	$21.23

Fiscal Year 2015
Fourth Quarter	$29.52	$18.93
Third Quarter	$33.80	$21.00
Second Quarter	$34.80	$20.51
First Quarter	$21.99	$15.10

Fiscal Year 2014
Fourth Quarter	$17.88	$9.95
Third Quarter	$19.76	$10.11
Second Quarter	$31.78	$14.75
First Quarter	$36.75	$27.13

On November 21, 2017, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on the NYSE was $38.45 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of November 15, 2017, of each person or entity who we know to beneficially own 5% or more of the outstanding shares of common stock and all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of November 15, 2017, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Gigamon Inc., 3300 Olcott Street, Santa Clara, CA 95054.

The percentages in the table below are based on 37,812,738 shares of common stock outstanding as of November 15, 2017. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Allianz Global Investors U.S. Holdings LLC (1)	2,239,382	5.92%
The Vanguard Group (2)	2,806,175	7.42%
BlackRock, Inc. (3)	2,238,468	5.92%
Elliott Management Corporation (4)	2,631,400	6.96%

(1)	Information concerning stock ownership was obtained from Schedule 13G filed with the SEC by Allianz Global Investors U.S. Holdings LLC (“Allianz”) on February 14, 2017. Consists of 2,239,382 shares beneficially held by Allianz, 2,022,593 shares for which Allianz possesses sole voting power and 2,239,382 for which Allianz possesses sole dispositive power.
(2)	Information concerning stock ownership was obtained from Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 13, 2017. Consists of 2,806,175 shares beneficially held by Vanguard, 63,580 shares for which Vanguard possesses sole voting power and 2,742,392 shares for which Vanguard possesses sole dispositive power.
(3)	Information concerning stock ownership was obtained from Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 24, 2017. Consists of 2,238,468 shares beneficially held by BlackRock, 2,155,645 shares for which BlackRock possesses sole voting power and 2,238,468 shares for which BlackRock possesses sole dispositive power.
(4)	Information concerning stock ownership was obtained from Schedule 13D/A filed with the SEC by Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. on October 30, 2017. Consists of (i) 842,048 shares beneficially held by Elliott Associates, L.P. for which Elliott Associates, L.P. possess sole voting power and sole dispositive power, (ii) 1,789,352 shares beneficially held by Elliott International, L.P. and Elliott International Capital Advisors Inc., for which Elliott International, L.P. and Elliott International Capital Advisors Inc. hold shared voting power and shared dispositive power. Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. also reported cash-settled swaps representing economic exposure comparable to an additional 7% of Gigamon’s outstanding shares of common stock.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Paul A. Hooper (1)	507,495	1.33%
Rex S. Jackson (2)	58,256	*
Burney Barker	—
Shehzad Merchant (3)	70,580	*
Sachi Sambandan (4)	146,142	*
Paul B. Shinn (5)	71,424	*
Corey M. Mulloy (6)	229,389	*
John H. Kispert (7)	61,796	*
Ted C. Ho (8)	661,100	1.73%
Paul J. Milbury (9)	61,836	*
Michael C. Ruettgers (10)	132,996	*
Robert E. Switz (11)	17,717	*
Joan A. Dempsey (12)	3,958	*
Dario Zamarian (13)	9,173	*
Arthur W. Coviello, Jr. (14)	982	*
All current directors and executive officers as a group (15)	2,032,844	5.22%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Consists of (i) 179,846 shares (of which 160,180 are subject to an unvested restricted stock award) held by Mr. Hooper as of November 15, 2017 and (ii) 327,649 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(2)	Consists of (i) 29,090 shares (of which 20,313 are subject to an unvested restricted stock award) held by Mr. Jackson as of November 15, 2017 and (ii) 29,166 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(3)	Consists of (i) 42,825 shares (of which 20,313 are subject an unvested restricted stock award) held by Mr. Merchant as of November 15, 2017 and (ii) 27,755 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(4)	Consists of (i) 40,607 shares (of which 20,313 are subject to an unvested restricted stock award) held by Mr. Sambandan as of November 15, 2017 and (ii) 105,535 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(5)	Consists of (i) 14,009 shares (of which 11,514 are subject to an unvested restricted stock award) held by Mr. Shinn as of November 15, 2017 and (ii) 57,415 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(6)

Consists of (i) 112,430 shares held by Mr. Mulloy as of November 15, 2017, (ii) 16,959 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017, (iii) 61,481 shares held by Highland Capital Partners VII Limited Partnership, a Delaware limited partnership (“Highland Capital VII”), (iv) 14,897 shares held by Highland Capital Partners VII-B Limited Partnership, a Delaware limited partnership (“Highland Capital VII-B”), (v) 21,696 shares held by Highland Capital Partners VII-C Limited Partnership, a Delaware limited partnership (“Highland Capital VII-C”) and (vi) 1,926 shares held by Highland Entrepreneurs’ Fund VII Limited Partnership, a Delaware limited partnership (“Highland Entrepreneurs’ Fund,” and collectively with Highland Capital VII, Highland Capital VII-B and Highland Capital VII-C, the “Highland Investing Entities”). Highland Management Partners VII Limited Partnership, a Delaware limited partnership (“HMP VII”), is the general partner of the Highland Investing Entities. Highland Management Partners VII, LLC, a Delaware limited liability company (“Highland Management”), is the general partner of HMP VII. Sean M. Dalton, Robert J. Davis, Paul A. Maeder, Daniel J. Nova and Corey M. Mulloy, are the managing members of Highland Management. Highland Management, as the general partner of the general partner of the Highland Investing Entities, is deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The managing members of

Highland Management are deemed to share voting and investment power over the shares held by the Highland Investing Entities. The address for the entities affiliated with Highland Capital Partners is One Broadway, 16th Floor, Cambridge, MA 02142.
(7)	Consists of (i) 11,837 shares held by Mr. Kispert as of November 15, 2017 and (ii) 49,959 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(8)	Consists of (i) 307,206 shares held by Mr. Ho as of November 15, 2017, (ii) 28,525 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017, (iii) 78,419 shares held by the Ted Ching-Lin Ho Nevada Gift Trust, of which Mr. Ho is a beneficiary, (iv) 168,531 shares held by the Ted and Julie Ho Living Trust, of which Mr. Ho is a grantor and trustee and (v) 78,419 shares held by the Julie Hsiao Ling Ho Nevada Gift Trust, of which Mr. Ho is a beneficiary.
(9)	Consists of (i) 11,837 shares held by Mr. Milbury as of November 15, 2017 and (ii) 49,999 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(10)	Consists of (i) 115,037 shares held by Mr. Ruettgers as of November 15, 2017, (ii) 1,000 shares held by the wife of Mr. Ruettgers, and (iii) 16,959 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(11)	Consists of (i) 17,717 shares held by Mr. Switz as of November 15, 2017 and (ii) no shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(12)	Consists of (i) 3,958 shares held by Ms. Dempsey as of November 15, 2017 and (ii) no shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(13)	Consists of (i) 9,173 shares held by Mr. Zamarian as of November 15, 2017 and (ii) no shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(14)	Consists of (i) 982 shares held by Mr. Coviello as of November 15, 2017 and (ii) no shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.
(15)	Consists of (i) 1,322,923 shares beneficially owned by our current executive officers and directors as of November 15, 2017 and (ii) 709,921 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of November 15, 2017.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Gigamon. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Gigamon will hold an annual meeting in 2018 only if the Merger has not already been completed.

Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2018, if held, must be received by us at our offices 3300 Olcott Street, Santa Clara, CA 95054, Attention: Corporate Secretary, by January 19, 2018, and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

Stockholders may only present a matter for consideration at our annual meeting in 2018, if held, if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the 45th day, nor earlier than 75th day, before the one-year anniversary of the date on which Gigamon first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Our bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to our Corporate Secretary. Stockholders may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Additionally, a copy of our bylaws may be obtained from our SEC filings available to the public from commercial document retrieval services and at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Gigamon filings with the SEC are incorporated by reference:

•	Gigamon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 24, 2017, and amended on April 28, 2017;

•	Gigamon’s Quarterly Reports on Form 10-Q for the fiscal quarters ended July 1, 2017, April 1, 2017 and September 30, 2017;

•	Gigamon’s Current Reports on Form 8-K filed on October 26, 2017, June 30, 2017 and April 27, 2017; and

•	Gigamon’s Definitive Proxy Statement for the 2017 Annual Meeting filed on May 19, 2017.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Gigamon Inc.

Attn: Gigamon Investor Relations

3300 Olcott Street

Santa Clara, CA 95054

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, investor.gigamon.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS

Gigamon has supplied all information relating to Gigamon, and Newco has supplied, and Gigamon has not independently verified, all of the information relating to Newco and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 24, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

MERGER AGREEMENT

by and among

GINSBERG HOLDCO, INC.

GINSBERG MERGER SUB, INC.

and

GIGAMON INC.

Dated October 26, 2017

-i-

(Continued)

-ii-

(Continued)

Page
9.12	Governing Law	A-58
9.13	Consent to Jurisdiction	A-58
9.14	WAIVER OF JURY TRIAL	A-59
9.15	Counterparts	A-59
9.16	Facsimile or .pdf Signature	A-59

-iii-

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	Annex A
Acquisition Proposal	Annex A
Acquisition Transaction	Annex A
Affiliate	Annex A
Agreement	Preamble
Alternate Debt Financing	Section 7.3(c)
Anti-Corruption and Anti-Bribery Laws	Annex A
Antitrust Laws	Annex A
Applicable Law	Annex A
Assets	Section 3.19
Balance Sheet	Annex A
Board Recommendation Notice Period	Section 7.1(c)(ii)(3)
Business Day	Annex A
Cancelled Shares	Section 1.4(b)(ii)
Cash on Hand	Annex A
Capitalization Date	Section 3.5(a)
Certificate of Merger	Section 1.1
Certificates	Section 2.3(c)
Closing	Section 2.1
Closing Date	Section 2.1
Code	Annex A
Collective Bargaining Agreements	Section 3.17(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 7.1(c)(i)
Company Board Recommendation Change	Section 7.1(c)(i)
Company Capital Stock	Annex A
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Equity Incentive Plan	Annex A
Company ESPP	Annex A
Company Form 10-K	Article III
Company Form 10-Q	Article III
Company Intellectual Property Rights	Annex A
Company Material Adverse Effect	Annex A
Company Options	Annex A
Company Plans	Section 7.12(c)
Company Preferred Stock	Section 3.5(a)
Company Products	Annex A
Company Registered IP	Section 3.20
Company Securities	Section 3.5(c)
Company Stockholder Meeting	Section 7.1(b)(i)
Company Stockholders	Recitals
Company Termination Payment	Section 8.4(a)(i)
Comparable Plans	Section 7.12(c)
Competing Acquisition Transaction	Annex A
Confidentiality Agreement	Section 7.7
Consent	Section 3.3
Continuing Employees	Annex A

-iv-

Definition	Location
Contract	Annex A
Copyrights	Annex A
D&O Insurance	Section 7.11(b)
Debt Commitment Letter	Section 4.10(b)
Debt Financing	Section 4.10(b)
Debt Financing Sources	Section 4.10(b)
Delaware Law	Annex A
Delaware Secretary of State	Section 1.1
DGCL	Annex A
Dissenting Shares	Section 1.4(b)(iii)
DOJ	Annex A
DOL	Annex A
Domain Names	Annex A
Effect	Annex A
Effective Time	Section 1.1
Employee Plans	Annex A
Enforceability Limitations	Section 3.2(b)
Environment	Annex A
Environmental Law	Annex A
Equity Commitment Letter	Section 4.10(a)
Equity Financing	Section 4.10(a)
ERISA	Annex A
ERISA Affiliate	Annex A
Exchange Act	Annex A
Export and Import Control Laws	Annex A
FCPA	Annex A
Final Purchase	Section 1.4(d)
Financial Advisor	Section 3.24
Financing	Section 4.10(b)
Financing Commitment Letters	Section 4.10(b)
Forward-Looking Statements	Article III
FTC	Annex A
GAAP	Annex A
Governmental Authority	Annex A
Guarantors	Recitals
Hazardous Substance	Annex A
HSR Act	Annex A
Indebtedness	Annex A
Indemnified Persons	Section 7.11(a)
Intellectual Property Rights	Annex A
Intervening Event	Annex A
IRS	Annex A
knowledge	Annex A
Labor Organization	Section 3.17(a)
Leased Real Property	Section 3.18(b)
Leases	Section 3.18(b)
Legal Proceeding	Annex A
Liabilities	Annex A
Lien	Annex A
Limited Guarantee	Recitals
Marketing Period	Annex A

-v-

Definition	Location
Material Contract	Annex A
Maximum Annual Premium	Section 7.11(b)(i)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Minimum Cash Amount	Annex A
New Debt Commitment Letters	Section 7.3(c)
New Plans	Section 7.12(d)
Newco	Preamble
Newco Closing Failure Payment	Section 8.4(b)
Newco Material Adverse Effect	Annex A
Newco Parties	Annex A
NYSE	Annex A
Object Code	Annex A
Old Plans	Section 7.12(d)
Option Consideration	Section 1.4(c)(i)
Order	Annex A
Other Required Company Filing	Section 7.1(a)(ii)
Other Required Newco Filing	Section 7.1(a)(iii)
Outstanding Stock Awards	Annex A
Patents	Annex A
Payment Agent	Section 2.3(a)
Payment Fund	Section 2.3(b)
Performance Restricted Stock	Annex A
Performance Restricted Stock Units	Annex A
Permit	Annex A
Permitted Liens	Annex A
Person	Annex A
Personal Information	Section 3.25
Privacy Laws	Section 3.25
Proxy Statement	Section 7.1(a)(i)
Public Software	Annex A
Reference Date	Section 3.7(a)
Registered IP	Annex A
Representatives	Annex A
Required Amount	Section 4.10(c)
Required Financing Information	Section 7.3(f)(i)(3)
Requisite Stockholder Approval	Section 3.2(f)
Restricted Cash	Annex A
Restricted Stock	Annex A
Restricted Stock Unit Consideration	Section 1.4(c)(ii)
Restricted Stock Units	Annex A
Risk Factors	Article III
Sarbanes-Oxley Act	Annex A
SEC	Annex A
SEC Reports	Section 3.7(a)
Section 409A	Section 3.16(g)
Securities Act	Annex A
Share	Recitals
Shares	Recitals
Software	Annex A

-vi-

Definition	Location
Solvent	Section 4.9
Source Code	Annex A
Stock Award	Annex A
Subsidiary	Annex A
Subsidiary Securities	Section 3.6(d)
Superior Proposal	Annex A
Superior Proposal Notice Period	Section 8.1(f)
Surviving Corporation	Section 1.1
Tax	Annex A
Tax Returns	Annex A
Technology	Annex A
Termination Date	Section 8.1(b)
Third Party	Annex A
Trade Secrets	Annex A
Trademarks	Annex A
Transaction Litigation	Section 7.9
Uncertificated Shares	Section 1.4(b)(i)
Unpaid Company Transaction Expenses	Annex A
User Documentation	Annex A
WARN	Annex A

-vii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 26, 2017 by and among Ginsberg Holdco, Inc., a Delaware corporation (“Newco”), Ginsberg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and Gigamon Inc., a Delaware corporation (the “Company”). All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”), and each share (each a “Share” and collectively, the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) then outstanding will thereupon be cancelled and converted into the right to receive $38.50 in cash, without interest (the “Merger Consideration”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”), other than, to the extent applicable, Newco, Merger Sub or any other Affiliate of Newco, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the Company Stockholders adopt this Agreement.

WHEREAS, the Boards of Directors of Newco and Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, concurrently with the execution of this Agreement, Newco is delivering to the Company a Limited Guarantee (the “Limited Guarantee”) of Elliott Associates, L.P., a Delaware limited partnership and Elliott International, L.P., a Cayman Islands limited partnership (collectively, the “Guarantors”) pursuant to which the Guarantors have guaranteed certain covenants and obligations of Newco under this Agreement.

WHEREAS, concurrently with the execution of this Agreement, the Guarantors are delivering to the Company a Voting Agreement (the “Voting Agreement”) pursuant to which the Guarantors have agreed to vote all Shares beneficially owned by the Guarantors and their Affiliates in favor of adopting this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Newco. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Newco and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.2 The Surviving Corporation of the Merger.

(a) Certificate of Incorporation and Bylaws of the Surviving Corporation.

(i) Certificate of Incorporation. Subject to the terms of Section 7.11, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Gigamon Inc.”

(ii) Bylaws. Subject to the terms of Section 7.11, at the Effective Time, and without any further action on the part of the Company and Merger Sub, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b) Directors and Officers of the Surviving Corporation.

(i) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3 General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Effect of the Merger on Capital Stock of the Merging Corporations.

(a) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate or book entry evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Common Stock of the Company.

(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, other than as otherwise set forth in this Section 1.4(b), each Share that is outstanding immediately prior to the Effective Time (including Shares of Restricted Stock, it being understood and hereby agreed that all cash payments that become payable in respect of Restricted Stock pursuant to this Section 1.4(b) shall be unrestricted and paid promptly upon compliance with the procedures set forth herein) shall be canceled and extinguished and automatically converted into the right to receive the Merger Consideration, without interest, and subject to deduction for any required withholding Tax, upon the surrender of the certificate, if any, representing such Share or the transfer of such non-certificated Shares represented by book entry (“Uncertificated Shares”) in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)); provided, however, that in the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time, the Merger Consideration shall be equitably adjusted so as to provide Newco and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, further, that nothing in this Section 1.4(b)(i) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. With respect to any Shares of Performance Restricted Stock, the achievement of all performance goals applicable thereto will be based on actual performance as set forth in the applicable agreements governing the Performance Restricted Stock and any earned portion of such award will be eligible to vest based on the terms set forth in such agreements. From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, if any, to be paid in respect thereof pursuant to this Section 1.4(b)(i), without interest. The Merger Consideration issued upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing Shares is presented to the Surviving Corporation for any reason, then, subject to the provisions set forth in Section 2.3, such certificate shall be canceled and exchanged for the Merger Consideration in accordance with this Section 1.4(b), provided, however, that if any certificates representing Shares or Uncertificated Shares shall not have been exchanged prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(ii) Cancelled Shares. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, each Share that is owned by Newco, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL; provided, however, that if, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, into the right to receive the Merger Consideration in accordance with Section 1.4(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Newco prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Newco shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Newco, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(c) Stock Awards of the Company.

(i) Stock Options. Newco shall not assume any Company Options in connection with the Merger. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, multiplied by (y) the total number of Shares issuable upon the exercise in full of such Company Option (the “Option Consideration”); provided that, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

(ii) Restricted Stock Units; Performance Restricted Stock Units. Newco shall not assume any Restricted Stock Units in connection with the Merger. At the Effective Time, each Restricted Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such award of Restricted Stock Units (the “Restricted Stock Unit Consideration”). With respect to any Performance Restricted Stock Units, the achievement of all performance goals applicable thereto will be based on actual performance as set forth in the applicable agreements governing the Performance Restricted Stock Units, any earned portion of such award will be eligible to vest based on the terms set forth in such agreements, and any unearned portion of such award shall be cancelled without any cash payment or other consideration being made in respect thereof.

(d) Company ESPP. Effective as of no later than immediately preceding the Effective Time, the Company shall have terminated the Company ESPP. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company’s ESPP) shall adopt such resolutions with respect to the Company ESPP to provide that (i) all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, prior to the Effective Time (the “Final Purchase”), (ii) the Company ESPP shall terminate with the Final Purchase and no further purchase rights are granted under the Company ESPP thereafter, and (iii) each individual participating in the Company ESPP or eligible to participate therein shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect on the date of this Agreement or commence new contributions, or (y) to make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement. All shares of Company Common Stock purchased in the Final Purchase shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(e) Implementation. The Company Board or a committee thereof shall pass resolutions to effect the transactions contemplated by Sections 1.4(b)(i), 1.4(c) and 1.4(d) under the Company Equity Incentive Plans, Company ESPP, all Company Option agreements, all Restricted Stock agreements, all Restricted Stock Unit agreements, and any other plan or arrangement of the Company. As soon as practicable (and in no event more than thirty calendar days) following the Closing, Newco shall cause the Surviving Corporation to pay the Option Consideration and Restricted Stock Unit Consideration, in each case, less any applicable withholding Taxes, required to be paid to the holders of such Company Options and Restricted Stock Units, as applicable. The cancellation of the Company Options or Restricted Stock Units as provided in this Section 1.4(c) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Options or Restricted Stock Units.

1.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall have the authority to take all such lawful and necessary action.

ARTICLE II

THE CLOSING

2.1 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur: (a) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, 94105, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), provided, that if the Marketing Period has not ended as of such date, then the Closing shall not occur until the earlier of (i) any Business Day during the Marketing Period as may be specified by Newco on no less than two Business Days’ prior notice to the Company (provided, that such notice may be conditioned upon the simultaneous completion of the Debt Financing, and provided¸ further, that if such Debt Financing is not completed for any reason on the date specified by such notice, the Closing shall occur on the earliest practicable date thereafter that the Debt Financing is capable of being completed) and (ii) three Business Days after the final day of the Marketing Period, and provided, further, that, in the case of clauses (i) and (ii), the conditions set forth in Section 2.2 continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder of such conditions at the Closing); or (b) at such other location, date and time as Newco and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.2 Conditions to Closing.

(a) Mutual Conditions to Closing. The respective obligations of Newco, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver of each of the following conditions prior to or at the Effective Time:

(i) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(ii) Requisite Regulatory Approvals. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(iii) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have:

(1) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or restraining the consummation of the Merger; or

(2) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or restraining the consummation of the Merger.

(b) Additional Newco and Merger Sub Conditions. The obligations of Newco and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time, any of which may be waived exclusively by Newco:

(i) Compliance with Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, covenants and other obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties. Each of the representations and warranties of the Company:

(1) set forth in Section 3.10(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on such date;

(2) set forth in Section 3.1, Section 3.2 and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties for purposes of this Section 2.2(b)(ii)(2), all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not any qualifications based on a “Company Material Adverse Effect”) contained in such representations and warranties shall be disregarded;

(3) set forth in Section 3.5 shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on such date, except (A) those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for inaccuracies which (x) would not increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount and (y) are otherwise not material), and (B) for inaccuracies which (x) would not increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount and (y) are otherwise not material; and

(4) otherwise set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of such date, except for (A) those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except as has not had, and would reasonably be expected to have, individually or in the aggregate with all inaccuracies under this clause (4), a Company Material Adverse Effect), and (B) any failure to be so true and correct as of such date which has not had, or would reasonably be expected to have, individually or in the aggregate with all inaccuracies under this clause (4), a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties for purposes of Section 2.2(b)(ii)(4), all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(iii) Cash on Hand. The Company shall have Cash on Hand immediately prior to the Effective Time equal to no less than (i) the Minimum Cash Amount plus (ii) the aggregate amount of any Unpaid Company Transaction Expenses.

(iv) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(v) Receipt of Officers’ Certificate. Newco and Merger Sub shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in Sections 2.2(b)(i) through (iv).

(c) Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Effective Time, any of which may be waived exclusively by the Company:

(i) Compliance with Agreements and Covenants. Newco and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties. The representations and warranties of Newco and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of such date, except for (A) those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except as has not had, and would not reasonably be expected to have, individually or in the aggregate with all inaccuracies under this clause (ii), a Newco Material Adverse Effect), and (B) any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate with all inaccuracies under this clause (ii), a Newco Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties for purposes of this Section 2.2(c)(ii), all qualifications based on a “Newco Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(iii) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Newco and Merger Sub by a duly authorized officer of each of Newco and Merger Sub, certifying the satisfaction of the conditions set forth in Sections 2.2(c)(i) and (ii).

2.3 Issuance of Merger Consideration after the Closing.

(a) Payment Agent. Prior to the Effective Time, Newco shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Payment Fund.

(i) Creation of Payment Fund. On the Closing Date, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent for payment to the holders of Shares pursuant to the provisions of Article I, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares and Dissenting Shares) (such cash amount being referred to herein as the “Payment Fund”). The Payment Agent shall invest any cash included in the Payment Fund as directed by Newco, on a daily basis, provided, that the Payment Fund shall not be invested in any instruments other than direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the government of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall be paid to Newco, upon demand. From time to time following the Effective Time as required, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder, including any shortfalls resulting from any losses from any investments in the Payment Fund. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(ii) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of, and subject to the limitations of, Section 1.4(b) shall thereafter look only to the Surviving Corporation, as general creditors thereof, for any payment of and claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of Article I.

(c) Exchange Procedures. Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares (excluding Cancelled Shares and Dissenting Shares) (or effective affidavits of loss in lieu thereof) or transfer of Uncertificated Shares (excluding Cancelled Shares and Dissenting Shares) to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate or Uncertificated Share (subject to deduction for any required withholding Tax), upon (x) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents and information as may reasonably be requested by the Payment Agent, or (y) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. If Certificates or Uncertificated Shares are presented to the Surviving Corporation after the Effective Time for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth in Article I and subject to the limitations contained therein. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time.

(d) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration issuable in respect thereof pursuant to Section 1.4(b)(i); provided, however, that the Surviving Corporation or the Payment Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e) Transferred Shares. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(f) Tax Withholding. Each of the Payment Agent, Newco, the Company and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld and properly paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(h) Appraisal Shares. Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.3(b) to pay for Shares for which appraisal rights have been perfected as described in Section 1.4(b)(iii) shall be returned to Newco, upon demand; provided that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Newco shall not be required under this Section 2.3 or otherwise to deposit with the Payment Agent any cash to pay Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter delivered by the Company to Newco on the date of this Agreement (the “Company Disclosure Letter”) that relates to such section or in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section, and (ii) as disclosed in the SEC Reports filed or furnished with the SEC prior to the date hereof, including the exhibits and schedules thereto and including the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2016 (the “Company Form 10-K”) and the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended July 1, 2017 (the “Company Form 10-Q”) (other than disclosures contained in or referenced therein under the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature), provided, however, that for purposes of this clause (ii), (1) the relevance of the applicable disclosure or an exception to the applicable representations and warranties would be reasonably apparent to an individual who read that disclosure and such representations and warranties and (2) nothing disclosed in such SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.24, the Company hereby represents and warrants to Newco and Merger Sub as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification or license necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the certificate of incorporation and bylaws of the Company, in each case as amended to date and each as so delivered or made available is in full force and effect. The Company is not in violation of its certificate of incorporation or bylaws.

3.2 Authorization and Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), subject to, in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Limitations”).

(c) At a meeting duly called and held, at which all directors of the Company were present, prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) assuming the accuracy of the representations and warranties set forth in Section 4.5, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting and (vi) resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the applicable provisions of Delaware Law.

(d) Other than Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover Applicable Law applies to the Merger, this Agreement or any of the other transactions contemplated hereby.

(e) The Company Board has received the opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than Newco and its affiliates) pursuant to this Agreement is fair from a financial point of view, to such holders. A signed, true and complete copy of such opinion has been provided, or will promptly be provided, to Newco solely for informational purposes following receipt thereof by the Company Board. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(f) Assuming the accuracy of the representations and warranties set forth in Section 4.5, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a meeting of the holders of Company Common Stock called to consider the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock necessary (under Applicable Law or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

3.3 Required Governmental Approvals. No consent, approval, order or authorization of, or filing, declaration or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and (d) such other Consents the failure of which to obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.4 No Conflicts. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination, cancellation or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, modification or acceleration under, or result in the loss of any benefit or the imposition of any increased, additional, accelerated or guaranteed payment, right, entitlement or other Liability under, or require any consent, waiver or approval of any Person pursuant to, any Contract, (iii) assuming compliance with the matters referred to in Section 3.4 of the Company Disclosure Letter and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or any rule or regulation of the NYSE or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, cancellations, modifications, accelerations or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000,000 Shares and 20,000,000 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Stock”). As of the close of business on October 25, 2017 (the “Capitalization Date”), (A) 37,328,845 Shares were issued and outstanding, (excluding Shares held by the Company as treasury shares and excluding Restricted Stock) (B) no Shares were held by the Company as treasury shares, and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares. Since the close of business on the Capitalization Date, the Company has not issued any Shares other than pursuant to the exercise of Company Options, vesting of Shares of Restricted Stock, or settlement of Restricted Stock Units. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. No Shares are owned by any Subsidiary of the Company. Neither the Company nor any Subsidiary thereof has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) 4,470,692 Shares are subject to issuance pursuant to Outstanding Stock Awards outstanding as of the close of business on the Capitalization Date (assuming target achievement of all performance-based vesting criteria with respect to such Outstanding Stock Awards). (including 166,570 shares of Performance Restricted Stock, 282,721 shares of Restricted Stock, 2,638,846 Restricted Stock Units and 1,382,555 Company Options). Section 3.5(b) of the Company Disclosure Letter sets forth a complete list of grantees, exercise prices, Company Equity Incentive Plan, type of award, and date of grant for all Outstanding Stock Awards, as applicable, under the Company Equity Incentive Plan or otherwise, in each case, as of the Capitalization Date. Since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Award. All Stock Awards have been validly granted and properly approved in accordance with all Applicable Law and the applicable Company Equity Incentive Plan. The treatment of Outstanding Stock Awards pursuant to Sections 1.4(b)(i), 1.4(c), and 1.4(d) of this Agreement is permitted without the award holder’s consent.

(c) Except as set forth in this Section 3.5 or in Section 3.5 of the Company Disclosure Letter, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, option, warrant, call or other right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock of, or other securities or ownership interests, in the Company

(the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (vi) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Company Securities.

3.6 Subsidiaries.

(a) Section 3.6 of the Company Disclosure Letter sets forth a correct, complete and accurate list as of the date hereof of each Subsidiary of the Company and the jurisdiction of organization thereof. Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable), except as would not be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the certificates of incorporation and bylaws (or equivalent organizational documents), as amended to date, of each Subsidiary of the Company. No Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or equivalent organizational documents), except as would not be material to the Company and its Subsidiaries taken as a whole.

(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt)

in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. Neither the Company nor any Subsidiary thereof has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Subsidiaries of the Company on any matter.

3.7 SEC Reports.

(a) Since December 27, 2015 (the “Reference Date”), the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, including any amendments or supplements thereto, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required, including any amendments or supplements thereto (all such forms, reports, schedules, statements and documents, as amended or supplemented, filed or furnished since the Reference Date, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”).

(b) Each SEC Report complied, or will comply, as the case may be, as of its filing date, with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act (including, in each case, the rules and regulations promulgated thereunder), each as in effect on the date such SEC Report was, or will be, filed, except as would not be material to the Company and its Subsidiaries taken as a whole, and none of the SEC Reports contained, as of its filing date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(c) From the Reference Date to the date hereof, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein), except in each case for such comments, questions, notices, investigations or reviews which have been fully resolved.

(d) None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(e) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations of the NYSE, in each case, that are applicable to the Company. Since the Reference Date, no executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. From the Reference Date to the date hereof, neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.8 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports (including the related notes and schedules thereto) have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates indicated (except as may be indicated in the notes thereto) and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments, in the case of any unaudited interim financial statements, which year-end adjustments shall not be material to the Company).

(b) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, including (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company, including its consolidated Subsidiaries, in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(c) Since the Reference Date, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any material weakness in the system of internal accounting controls over financial reporting utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls over financial reporting utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other SEC Reports.

(e) Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, except as would not be material to the Company and its Subsidiaries, taken as a whole. Since the Reference Date, no current or former attorney representing the

Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company or any of its Subsidiaries, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(f) Since the Reference Date, and to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of a nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP other than (a) Liabilities reflected or otherwise accrued or reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract disclosed on Section 3.11(a) of the Company Disclosure Letter, and (e) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.10 Absence of Certain Changes. Since the date of the Balance Sheet through the date hereof, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be, (a) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have any Company Material Adverse Effect, (b) any loss, damage, destruction or other casualty affecting any of the properties or assets of the Company or any of its Subsidiaries, except as would not be material to the Company and its Subsidiaries, taken as a whole, whether or not covered by insurance, or (c) any action that, if taken after the date of this Agreement, without the prior written consent of Newco, would constitute a breach of Section 5.2 (other than subsections 5.2(b), 5.2(g), 5.2(h) and 5.2(s) (to the extent related to the foregoing subsections)).

3.11 Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true, correct and complete list, specified by the applicable clause of the definition of Material Contracts, of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof or by which any of their respective properties or assets is bound as of the date hereof. The Company has delivered or made available to Newco true, correct and complete copies of each such Material Contract (including all modifications, amendments and supplements thereto).

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto, as the case may be) and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Limitations and other than any Material Contracts which expire or are validly terminated in accordance with their terms after the date hereof, and the Company and each of its Subsidiaries and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract. Neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract, and no event or condition has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, in each case other than as where any such breach, default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of or default under, or intention to not renew, cancel or modify, any Material Contract, in each case other than notices with respect to matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

3.12 Compliance with Laws and Orders. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, since the Reference Date: (a) the Company and each of its Subsidiaries are and have been in compliance with all Applicable Laws and Orders, including all applicable Anti-Corruption and Anti-Bribery Laws and Export and Import Control Laws; and (b) neither the Company nor any of its Subsidiaries has received any written notice or other written communication of any administrative, civil or criminal investigation or audit by any Governmental Authority alleging any possible violation by the Company or any of its Subsidiaries of any Applicable Law or Order.

3.13 Permits. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with the terms of all Permits necessary to own, lease or operate their properties and assets and to conduct their businesses as currently conducted, and no violation of, default (with or without notice or lapse of time, or both) under, suspension or cancellation of or right giving to others any right of revocation, non-renewal, adverse modification or suspension or cancellation of, with or without notice or lapse of time or both, any such Permits is pending or, to the knowledge of the Company, threatened, nor would any such revocation, non-renewal, adverse modification or suspension or cancellation result from the consummation of the transactions contemplated hereby, except as would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, that remains outstanding or unresolved, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.14 Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries (or against any of their respective properties or assets or, to the knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such) other than a Legal Proceeding that (a) does not involve an amount in controversy in excess of $500,000 and (b) does not seek specific performance or injunctive relief that would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Authority. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

3.15 Taxes.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole:

(i) The Company and each of its Subsidiaries have (A) timely filed (taking into account valid extensions) all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them in accordance with all Applicable Laws, and all such Tax Returns are complete and correct in all material respects;

and (B) timely paid, or have reserved in accordance with GAAP for the payment of, all Taxes that are required to be paid by the Company and its Subsidiaries.

(ii) There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries, other than Permitted Liens.

(iii) The Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all Taxes, including Taxes under the Federal Insurance Contribution Act, Federal Unemployment Tax Act, and any other Taxes required to be paid or withheld by them.

(iv) No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, or Tax Returns of, the Company or any of its Subsidiaries, and no audits, assessments, disputes, claims or other examinations with respect to any Taxes of the Company or any of its Subsidiaries are ongoing or have been proposed in writing to the Company.

(b) No written claim has been made by a Governmental Authority that the Company or any of its Subsidiaries is subject to tax in a jurisdiction in which it does not file Tax Returns.

(c) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment pursuant to Section 355 of the Code in the five (5) year period ending on the Closing Date.

(d) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(e) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return; or (iii) has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, by any contract described in clause (i) above or otherwise by operation of Applicable Law.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or is binding on the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for, the assessment of any Tax.

(h) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(i) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, other than in the ordinary course of business prior to the Closing Date or (iv) deferred intercompany gains arising prior to the Closing.

(j) The Company is not, nor has it been, a United States real property holding company (as defined in Section 897(c)(2) of the Code during the applicable period specified in Section  897(c)(1)(A)(ii) of the Code.

3.16 Employee Benefit Plans.

(a) The Company has delivered or made available to Newco a complete and accurate list of all material Employee Plans in existence as of the date hereof. With respect to each such Employee Plan, to the extent applicable, the Company has made available to Newco complete and accurate copies of (i) as applicable, the most recent annual report on Form 5500 filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, and insurance policies; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each material, international Employee Plan, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment; and (vii) all other material Contracts relating to each Employee Plan, including administrative service agreements.

(b) Each Employee Plan has complied in form and in operation in all material respects with its terms and the applicable provisions of ERISA and the Code and all other applicable legal requirements.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code (i) may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan or (ii) has a period of time remaining under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the “qualified” status of each such Employee Plan.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(e) Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to or has any liability with respect to) (i) an employee benefit plan that was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(f) No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(g) Each Employee Plan that is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) has been documented and operated in compliance with Section 409A.

(h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, except as otherwise contemplated by this Agreement, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A or Section 457A of the Code.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, no deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code including by reason of the transactions contemplated hereby.

3.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no pending activities or proceedings or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees of the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries. There is no material charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened.

(b) To the knowledge of the Company it is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has complied in all respects with WARN. To the knowledge of the Company in the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. To the knowledge of the Company neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

3.18 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.

(b) Section 3.18(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property over 1,000 square feet (such property, the “Leased Real Property”). The Company has heretofore made available to Newco true, correct and complete copies of all Leases of Leased Real Property (including all modifications and amendments thereto). The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens other than Permitted Liens. The Company has delivered or made available to Newco a complete and accurate list of all of the existing material Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of their business and there are no other parties occupying or with a right to occupy such Leased Real Property. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. The Leases and all amendments and modifications thereto are in full force and effect, and there exists no default under any Lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) All Leased Real Property is adequately maintained and in good operating condition and repair and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.19 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except in each case for Permitted Liens or as would not be material to the Company and its Subsidiaries, taken as a whole.

3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter contains true and correct lists of all of the Company Intellectual Property Rights that are Registered IP (“Company Registered IP”) that the Company owns, in whole or in part, as of the date of this Agreement.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Registered IP is, to the Company’s knowledge, subsisting, valid and enforceable.

(c) With respect to each item of Company Registered IP to which the Company in its reasonable business discretion has determined to maintain: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; and (ii) is currently in compliance with all formal legal requirements with respect thereto, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, the development, manufacturing, marketing, sale, offer for sale, exportation, distribution, and/or use by the Company and its Subsidiaries of any Company Products does not infringe or misappropriate any Intellectual Property Right of any third Person.

(e) The Company or one of its Subsidiaries holds exclusive ownership of all Company Registered IP, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property Rights, including all Company Intellectual Property Rights in the Company Products, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) The Company and each of its Subsidiaries have, since the Reference Date, acted in a commercially reasonable manner with respect to the protection and preservation of the confidentiality of the Company Intellectual Property Rights, including Trade Secrets, and to the knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation of any such Trade Secrets that are Company Intellectual Property Rights by any Person, except as would not reasonably be expected to have a Company Material Adverse Effect. In connection with the Company’s and its Subsidiaries’ license grants to third parties of any licenses to use any source code to any material Technology for any Company Product for which the Company and its Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such source code, except as would not reasonably be expected to have a Company Material Adverse Effect.

(g) To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon or otherwise violating in any material Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

(h) There is and has not been since the Reference Date any Legal Proceeding made, conducted or brought by a third Person that has been served upon or filed with respect to any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person, except as would not reasonably be expected to have a Company Material Adverse Effect.

(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not, as a result of any Material Contract to which the Company or any of its Subsidiaries is a party, trigger (i) the Company or its Subsidiaries granting to any third party any rights or licenses to Company Intellectual Property Rights, or (ii) the Company or any of its Subsidiaries being bound by, or subject to, any non-competition, exclusivity or other material restriction on the operation or scope of their respective businesses, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

(j) The Company and its Subsidiaries exercise all reasonable care in connection with the use of Public Software, and the Company and its Subsidiaries’ use of Public Software does not obligate the Company or its Subsidiaries to disclose, license or distribute any source code for any of the Company Products, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the licenses associated with all Public Software, except where any such noncompliance would not reasonably be expected have a Company Material Adverse Effect.

(k) All data which has since the Reference Date been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all Applicable Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.

3.21 Insurance. The Company and its Subsidiaries have all appropriate policies of insurance, in each case in a form and amount that is adequate and customary for persons conducting business similar to that of the Company. Section 3.21 of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies in the United States issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) no notice of cancellation or termination has been received, nor will any such cancellation or termination result from the consummation of the transactions contemplated thereby, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not be material to the Company and its Subsidiaries, taken as a whole, and (d) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

3.22 Environmental Matters.

(a) The Company and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws.

(b) The Company and its Subsidiaries have not received any written claim, notice or citation concerning any material violation of any applicable Environmental Law and, to the Company’s knowledge, there are no past or present events, circumstances, actions or omission in any way affecting the Company which would reasonably be expected to result in the Company incurring any material liability pursuant to any applicable Environmental Law.

(c) There are no Orders from any Governmental Authority outstanding, or any Legal Proceedings pending, concerning compliance with any Environmental Law which would reasonably be expected to have a Company Material Adverse Effect.

(d) To the Company’s knowledge, there is not present in, on, under, or from any of the properties leased, or any of the properties formerly leased, by the Company and its Subsidiaries any Hazardous Substance in such form or quantify as to require the Company to conduct any investigation or remediation with respect to such Hazardous Substance at a material cost or cause the Company to incur any material liability under applicable Environmental Laws.

3.23 Related Party Transactions. There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any present or former officer or director, stockholder, partner, member, employee or any of such Person’s Affiliates or immediate family members, but not including any wholly owned Subsidiary of the Company) thereof, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.24 Brokers. Except for Goldman Sachs & Co. LLC (the “Financial Advisor”), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with Merger. The Company has provided to Newco a true and correct copy of its engagement agreement with the Financial Advisor.

3.25 Data Security and Privacy. The Company and its Subsidiaries take all reasonable steps in accordance with industry standards to protect the operation, confidentiality, integrity and security of the Company’s products, services or lines of business, the Company’s IT systems and websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of the same in the past three (3) years which would reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries have policies and procedures in place designed to ensure compliance (and require and monitor the compliance of applicable third parties) with all U.S., state, foreign and multinational Applicable Laws, reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) including with respect to each of the following, to the extent applicable: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s websites, suppliers, customers and distributors), whether any of same is accessed or used by the Companies or any of their business partners; and (ii) maintaining a written information security program in compliance with Applicable Laws.

3.26 Certain Business Practices . None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly (a) taken any action that would cause them to be in violation of any provision of the FCPA or other Anti-Corruption and Anti-Bribery Laws in other countries in which the Company and its Subsidiaries conduct business, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment in violation of the FCPA or other Anti-Corruption and Anti-Bribery Laws.

3.27 No Other Representations. Except for the representations and warranties of the Company expressly set forth in this Article III, Section 7.11(a), and Section 7.11(b), (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and for purposes of this Agreement, Newco and Merger Sub shall not be deemed to have relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be, and has not been, relied upon by Newco, Merger Sub, or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person) and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF NEWCO AND MERGER SUB

Newco and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Good Standing.

(a) Each of Newco and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Newco is the sole record stockholder of Merger Sub.

4.2 Authorization and Enforceability.

(a) Each of Newco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Newco and Merger Sub and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Newco and Merger Sub, and no other corporate proceedings on the part of Newco or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), subject, in the case of the consummation of the Merger, to the approval of this Agreement by Newco as the sole record stockholder of Merger Sub, which approval shall be delivered immediately after the execution of this Agreement pursuant to Section 7.14.

(b) This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3 Required Governmental Consents. No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Newco and Merger Sub of this Agreement and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act, (d) any filings and approvals required under the rules and regulations of the NYSE and (e) such other Consents, the failure of which to obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect.

4.4 No Conflicts. The execution, delivery or performance by Newco and Merger Sub of this Agreement, the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Newco and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Newco or Merger Sub or, (ii) violate or conflict with any Applicable Law or Order, except in the case of clause (ii) above, for such violations or conflicts which, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect.

4.5 No Ownership of Company Capital Stock. Neither Newco nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

4.6 No Stockholder and Management Arrangements. Except as expressly authorized by the Company, as of the date hereof, neither Newco or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any arrangements or other understandings, with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.7 No Interest in Competitors. None of Newco, Merger Sub or any of their respective Affiliates owns any controlling equity interest in any Person that derives revenues from products, services or lines of business within the Company’s products, services or lines of business and would reasonably be deemed to be competitive with the businesses of the Company and its Subsidiaries. None of Newco, Merger Sub or any of their respective Affiliates is currently involved in any substantive negotiations with respect to the acquisition of any businesses that would constitute the foregoing.

4.8 No Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Newco, threatened against or affecting Newco or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder. Neither Newco nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder.

4.9 Solvency. None of Newco, Merger Sub or the Guarantors is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Newco and Merger Sub is Solvent as of the date of this Agreement, and assuming the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, such representations and warranties shall be true and correct in all materials respects, and all knowledge, materiality or “Material Adverse Effect” qualification or exceptions contained therein shall be disregarded) each of Newco and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternate Debt Financing, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing. As used in this Section 4.9, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Newco has and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.9, “debt” means any liability on a claim, and “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.10 Financing.

(a) Newco has delivered to the Company a complete and accurate copy of an executed commitment letter of even date herewith (the “Equity Commitment Letter”) from the Guarantors pursuant to which the Guarantors have committed to provide, subject only to the terms and conditions expressly set forth therein, equity financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement, subject only to the express terms and conditions thereof. The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco and the Guarantors, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(b) Newco has delivered to the Company complete and accurate copies of the executed commitment letter of even date herewith, and the executed fee letter (including any “flex” provisions) related thereto of even date herewith (except that the fee amounts, pricing caps and other economic terms, none of which would adversely affect the amount, conditionality, availability or termination of the Debt Financing to be funded at the Closing, set forth therein have been redacted), together with any related engagement letters, exhibits, schedules, annexes, supplements, term sheets and other agreements, in each case from Jefferies Finance LLC (collectively, the “Debt Commitment Letter” and together with the Equity Commitment Letters, the “Financing Commitment Letters”), pursuant to which the lender party(ies) thereto (such lender party, together with their affiliates, officers, directors, employees and representatives, the “Debt Financing Sources”) has/have committed to provide, subject only to the terms and conditions set forth therein, debt financing for the Merger and other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”). Any reference in this Agreement to (i) “Equity Commitment Letter,” “Debt Commitment Letter” or “Financing Commitment Letters” will include such documents as amended, modified, supplemented, replaced or extended from time to time after the date hereof in compliance with the provisions of Section 7.3, and (ii) the “Financing” will include the financing contemplated by the Financing Commitment Letters as amended, modified, supplemented, replaced or extended from time to time after the date hereof in compliance with the provisions of Section 7.3. Newco has fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitment Letters prior to or in connection with the execution of this Agreement. The Debt Commitment Letter, in the form so delivered to the Company, in full force and effect and is a legal, valid and binding obligation of Newco and, to the knowledge of Newco, the other party(ies) thereto, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(c) The aggregate proceeds contemplated by the Financing Commitment Letters, together with the Minimum Cash Amount, are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letter, including after giving effect to the maximum amount of the flex, including original issue discount flex) to enable Newco to (i) consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable in respect of Shares (including Restricted Stock) in the Merger pursuant to this Agreement, (iii) pay all amounts payable in respect of Company Options and Restricted Stock Units (including Performance Restricted Stock Units) under this Agreement, (iv) pay all liabilities and other obligations of the Company contemplated by the Financing Commitment Letters in connection with the transactions contemplated by this Agreement, and (v) pay all related fees and expenses associated with the transactions contemplated by this Agreement incurred by Newco, Merger Sub, the Surviving Corporation or any of their respective Affiliates (collectively, the “Required Amount”).

(d) As of the date of this Agreement, (i) neither of the Financing Commitment Letters has been amended or modified (and no such amendment or modification is contemplated, except for amendments or modifications to effectuate any “flex” provisions), and (ii) the respective commitments set forth in the Financing Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). As of the date of this Agreement, except as set forth in the Financing Commitment Letters, there are no side letters or other agreements, contracts or arrangements relating to the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco or, to the knowledge of Newco, any other party thereto, under any term or condition of the Financing Commitment Letters, or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed. As of the date of this Agreement, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment Letters in the form so delivered to the Company. As of the date of this Agreement, Newco has no reason to believe that any term or condition to the Financing set forth in the Financing Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Newco at the Closing, including any reason to believe that any of the Debt Financing Sources or the Guarantors will not perform their respective funding obligations under the Financing Commitment Letters in accordance with their respective terms and conditions.

4.11 Limited Guarantee. The Limited Guarantee is in full force and effect and is a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms (subject to the Enforceability Limitations) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of either Guarantor under such Limited Guarantee.

4.12 Non-Reliance.

(a) Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that, as of the date hereof, Newco, Merger Sub and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Newco and Merger Sub and their respective Affiliates and Representatives, as of the date hereof, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Newco and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article III, Section 7.11(a) and Section 7.11(b), (a) none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of Newco, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty made by the Company or its Representatives except for the representations and warranties of the Company expressly set forth in Article III, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been, and may not be, relied upon by Newco, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III, Section 7.11(a) and Section 7.11(b). Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries.

(b) The Company hereby acknowledges and agrees (each for itself and on behalf of its Affiliates and Representatives) that, except for the representations and warranties of Newco and Merger Sub expressly set forth in this Article IV, neither of Newco or Merger Sub (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to Newco, Merger Sub or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information. and neither the Company nor any of its Affiliates or Representatives is relying on any representation or warranty, except for the representations and warranties of Newco and Merger Sub expressly set forth in Article IV and (b) no Person has been authorized by Newco or Merger Sub to make any representation or warranty relating to Newco or Merger Sub or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Newco or Merger Sub (or any other Person).

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. Except as expressly required by this Agreement, as set forth in Sections 5.1 or 5.2 of the Company Disclosure Letter or as approved in advance by Newco in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (a) carry on its business in the usual, regular and ordinary course consistent with past practice and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its business and operations, (ii) keep available the services of its directors, officers and employees and (iii) preserve its current relationships and goodwill with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. Notwithstanding anything in this Section 5.1, no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by the subsections of Section 5.2 shall be deemed a breach of this Section 5.1 unless such action would constitute a breach of such other provision.

5.2 Restrictions on Company Operations. Except as expressly required or permitted by this Agreement, as set forth in Sections 5.1 or 5.2 of the Company Disclosure Letter or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, conditioned or delayed with respect to clauses, (h) through (r), or (s) with respect to the foregoing), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit its Subsidiaries to:

(a) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws or comparable organizational documents;

(b) issue, sell, deliver, grant, pledge or otherwise encumber or subject to any Lien (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Company Options outstanding prior to the date hereof, the vesting of Shares of Restricted Stock, Restricted Stock Units, and similar equity awards outstanding prior to the date hereof, or options under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date hereof;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except in connection with any net exercise or net share withholding arrangement regarding Company Options, Restricted Stock, Restricted Stock Units, and similar equity awards;

(d) other than cash dividends made by any one or more wholly owned Subsidiaries of the Company to the Company or one or more of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other similar distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity interests or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(f)(i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness or issue any debt securities or other similar instruments, except for (A) short-term debt and/or revolving credit debt incurred to fund operations of the business in the ordinary course of business consistent with past practice, in each case in an amount not to exceed $2,500,000, individually or in the aggregate, and (B) loans or advances to wholly owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except loans and advances made in the ordinary course of business consistent with past practice in an amount not to exceed $2,500,000, individually or in the aggregate, or made by the Company and/or one or more wholly owned Subsidiaries to one or more wholly owned Subsidiaries of the Company or the Company or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) except as may be required by Applicable Law, (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of (I) any director, employee that has an annual salary above $200,000, consultant or independent contractor and (II) other than in the ordinary course of business consistent with past practice, any other employee, and, in all cases, other than (A) any separation agreements entered into in the ordinary course of business with any terminating employee in the United States that provide termination payments and benefits not in excess of $50,000 with respect to employees in the United States and (B) any separation agreements entered into in the ordinary course of business with any terminating employee outside the United States that provide termination payments and benefits not in excess of $50,000 (or any greater amount required under Applicable Law), (ii) increase in any manner the compensation or fringe benefits of (I) any director, employee that has an annual salary above $200,000, consultant or independent contractor, and (II) other than in the ordinary course of business consistent with past practice, any other employee, (iii) pay any special bonus or special remuneration to (I) any director, employee that has an annual salary above $200,000, consultant, or independent contractor, and (II) other than in the ordinary course of business consistent with past practice, any other employee (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Employee Plan or awards made thereunder) or (iv) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Employee Plan or other Contract; provided, however, that notwithstanding anything to the contrary in the foregoing clauses (i) - (iv), the Company shall not, and shall not permit any Subsidiary, without the prior written consent of Newco, to (a) issue any new Company Options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or (b) amend or modify benefits, increase the base salaries of employees (other than providing initial base salaries to new hires), or pay any special bonus or special remuneration, even if in the ordinary course of business, that would result in additional benefits to employees, consultants and independent contractors having a value in excess of $750,000, individually or in the aggregate during any calendar quarter, except as permitted under Section 5.2(b), Section 5.2(g), or Section 5.2(o) of the Company Disclosure Letter;

(h) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof or as may be required by Applicable Law;

(i) acquire, sell, lease, license or dispose of any property or assets (including the equity or business of any Person) in any single transaction or series of related transactions, except for (i) transactions with an aggregate value of less than $1,500,000 individually or $3,000,000 in the aggregate, (ii) the sale of goods or services or grants of non-exclusive licenses with respect to Company Intellectual Property Rights in the ordinary course of business consistent with past practice, (iii) the purchase of inventory in the ordinary course of business consistent with past practice, (iv) pursuant to Contracts in effect as of the date of this Agreement that are set forth on Section 3.11(a) or Section 5.2(i)(iv) of the Company Disclosure Letter, (v) the lease of real property in the ordinary course of business, and (vi) capital expenditure(s) with obligations to the Company or any of its Subsidiaries in accordance with the budget set forth on Section 5.2(i)(vi) of the Company Disclosure Letter or otherwise not in excess of $250,000, individually or in the aggregate, in any fiscal quarter;

(j) except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it or change its fiscal year;

(k) except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(l)(i) make or change any material Tax election, (ii) file any amended material Tax Return, (iii) settle or compromise any material Liability for Taxes, (iv) change any Tax accounting method, (v) consent to any extension or waiver of any limitation period with respect to the collection or assessment for any Taxes, (vi) enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) with respect to any Tax, or (vii) surrender any right to claim a material Tax refund;

(m)(i) commence any Legal Proceeding (other than any Legal Proceeding (x) as a result of a Legal Proceeding against the Company or any of its Subsidiaries or (y) against Newco, Merger Sub or any of their respective Affiliates), (ii) settle, compromise or agree to settle any pending or threatened Legal Proceeding (other than a Legal Proceeding involving Newco, Merger Sub or any of their respective Affiliates, whether or not relating to this Agreement or the transactions contemplated hereby), (iii) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim of, or Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) to, any Person (other than Newco, Merger Sub or any of their respective Affiliates) other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (x) reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (y) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $250,000 individually or $2,000,000 in the aggregate) to be performed by the Company or its Subsidiaries, or (z) that relate to employment claims, in the ordinary course of business, and not in excess of $50,000 for any such claim; provided that, the provisions of this Section 5.2(m) shall not limit, and shall not be construed to limit, any rights, remedies or defenses of the Company or any of its Subsidiaries against Newco, Merger Sub or any of their respective Affiliates;

(n)(i) modify, amend, terminate, or cancel any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract; provided, that if another subsection of this Section 5.2 governs conduct or actions of the same type or nature as this Section 5.2(n), and such other subsection expressly permits such conduct or actions to be taken by the Company in conflict with this Section 5.2(n), then the Company or its Subsidiaries shall be permitted to take such conduct or action;

(o) hire any employees outside of the parameters set forth on Section 5.2(o) of the Company Disclosure Letter, other than any employees that are hired to replace any terminated employees or that resign and that are provided total compensation and benefits substantially similar, in the aggregate, to the terminating employees being replaced;

(p) enter into any new line of business outside of its existing business;

(q) renew or enter into any non-compete or exclusivity agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(r) enter into any new lease or amend the terms of any existing lease of real property that would require payments in excess of $250,000;

(s) enter into a Contract or otherwise commit to do any of the foregoing.

5.3 No Control. Notwithstanding the foregoing, nothing in this Article V is intended to give Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.4 Procedures for Requesting Newco Consent. If the Company desires to take an action that would be prohibited pursuant to Section 5.1 or Section 5.2 without the written consent of Newco, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to any of the individuals listed on Schedule  5.4, and Newco shall, and shall cause such individual to, reasonably promptly respond to such request.

ARTICLE VI

NON-SOLICITATION OF ACQUISITION PROPOSALS

6.1 Termination of Discussions. Upon execution and delivery of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal, potential Acquisition Proposal or Acquisition Transaction and shall (a) immediately terminate all physical and electronic data room access previously granted to any such person, (b) use reasonable efforts to cause the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal to any person since January 1, 2016 and (c) not terminate, amend, modify, or intentionally release or intentionally waive any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce any such provisions of any such agreement, to the extent such provisions are still effective, which shall include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (1) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board in compliance with this Article VI and (2) would be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law).

6.2 Non-Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries to (and shall not authorize or permit any Representatives of the Company or any of its Subsidiaries to), directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of, any Acquisition Proposal or any inquiry, offer or proposal with respect to, any Acquisition Proposal or Acquisition Transaction, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal or Acquisition Transaction; or

(ii) furnish to any Third Party any information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to any Third Party, in each case in connection with an Acquisition Proposal or Acquisition Transaction or under circumstances reasonably likely to lead to an Acquisition Proposal or Acquisition Transaction; or

(iii) engage in discussions or negotiations with any Third Party regarding any Acquisition Proposal or Acquisition Transaction or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal or Acquisition Transaction; or

(iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Transaction; or

(v) except for an Acceptable Confidentiality Agreement contemplated by Section 6.2(b), execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction; or

(vi) agree to do any of the foregoing.

(b) Notwithstanding the foregoing provisions of Section 6.2(a), prior to obtaining the Requisite Stockholder Approval, in the event that (i) the Company receives a written Acquisition Proposal after the date of this Agreement that the Company Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was not solicited in violation of Section 6.2(a), (iii) the Company Board determines (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take any of the actions referred in clause (x) or (y) below would be inconsistent with its fiduciary duties to the Company and its stockholders, the Company Board may, directly or indirectly through any Representative, (x) engage in discussions and negotiations with the Third Party from whom the Company received such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal and (y) furnish any non-public information relating to the Company or any of its Subsidiaries to the Third Party from whom the Company received such Acquisition Proposal (and its Representatives), and afford access to the business, properties, assets, books, records and personnel of the Company and its Subsidiaries to the Third Party from whom the Company received such Acquisition Proposal (and its Representatives), provided that, in the case of any action taken pursuant to the foregoing clauses (x) and (y):

(i) either the Company is already a party to an Acceptable Confidentiality Agreement (of the type described in clause (i) of the definition thereof) with such Third Party or the Company enters into an Acceptable Confidentiality Agreement (of the type described in clause (ii) of the definition thereof) with such Third Party prior to taking any such action; provided that (x) the Company shall provide Newco with an unredacted copy of each Acceptable Confidentiality Agreement the Company has executed in accordance with this Section 6.2(b) and (y) any such Acceptable Confidentiality Agreement shall not restrict in any manner the Company’s ability to perform its obligations under this Agreement, including this Article VI);

(ii) the Company notifies Newco of the identity of such Person and provides Newco all of the terms and conditions of such Acquisition Proposal (and the Company provides Newco an unredacted copy thereof); and

(iii) contemporaneously with furnishing any non-public information to such Third Party (and/or its Representatives), the Company furnishes or makes available such non-public information to Newco or its Representatives (to the extent such information has not been previously furnished to Newco).

(c) The Company hereby acknowledges and agrees that any violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

6.3 Notice and Information.

(a) In addition to the obligations of the Company set forth in Section 6.2(a) and Section 6.2(b), the Company shall promptly (and in any event within twenty-four hours of receipt), notify Newco in writing (including, for this purpose, via electronic mail) of (i) any Acquisition Proposal received by the Company or any of its Subsidiaries or any indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that would reasonably be expected to lead to or that contemplates an Acquisition Proposal, or (iii) any inquiry, proposal or offer made to the Company with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, in each case together with a written description of the material terms and conditions of any such indication, inquiry, request, proposal or offer, the identity of the Person or group making any such Acquisition Proposal, indication, inquiry, request, proposal or offer, and copies of any and all written proposals, offers, draft agreements or other written materials in connection with such inquiry, request, proposal or offer.

(b) The Company shall keep Newco reasonably informed in writing (including, for this purpose, via electronic mail) of the status and material details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry, and promptly provide Newco with copies of all written documents, requests or inquiries relating to any Acquisition Proposal (including the financing thereof) exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person making the Acquisition Proposal, request or inquiry (or such Person’s Affiliates or Representatives), on the other hand (including, within twenty-four hours after the occurrence of any material amendment or modification to any Acquisition Proposal), and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within twenty-four hours) notify Newco in writing (including, for this purpose, via electronic mail) if it determines to begin providing information or to begin engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(b). The Company shall provide Newco with at least 24 hours’ prior notice of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal; provided that, if the members of the Company Board are provided less than 24 hours’ prior notice of such meeting, the Company shall provide notice to Newco of such meeting simultaneously with the notice provided to the members of the Company Board.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Company Stockholder Approval.

(a) Proxy Statement and Other SEC Filings.

(i) As promptly as practicable following the date of this Agreement (and in any event within ten (10) Business Days after the date hereof), the Company will (i) prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting and (ii) set a preliminary record date for the Company Stockholder Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall consult with Newco in good faith regarding the foregoing and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. Subject to Section 7.1(c), the Company shall include the Company Board Recommendation in the Proxy Statement.

(ii) If the Company determines it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Newco and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Newco, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Newco Filings will not, at the time that such Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii) If Newco, Merger Sub or any of their respective Affiliates is/are required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to Applicable Law (an “Other Required Newco Filing”), then Newco and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Other Required Newco Filing with the SEC. Newco and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Other Required Newco Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC. Neither Newco or Merger Sub nor any of their respective Affiliates may file any Other Required Newco Filing (or any amendment thereto) with the SEC without providing the Company and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by Newco, Merger Sub or their Affiliates in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable), and at the time of the Company Stockholder Meeting, no Other Required Newco Filing will knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Newco or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Company Filing. The information supplied by Newco, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) Each of the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Newco Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Newco, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Newco or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be prepared and filed as promptly as practicable with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(v) The Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, without providing the other, to the extent practicable, a reasonable opportunity to review and comment on such written communication which comments shall be considered by the filing party in good faith.

(vi) The Company, on the one hand, and Newco and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (A) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, (B) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(vii) Subject to Applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC.

(b) Stockholder Meeting.

(i) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, and, if applicable, the advisory vote required by Rule 14a–(21)(c) under the Exchange Act in connection therewith (and such Company Stockholders Meeting shall in any event be no later than 45 calendar days after (A) the 10th calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (B) if the SEC has, by the 10th calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). The Company may postpone or adjourn the Company Stockholder Meeting solely (A) with the consent of Newco, (B) if there are not holders of a sufficient number of Shares present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (C) if the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law, order or a request from the SEC or its staff, or (D) if the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change).

(ii) The Company shall solicit from Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it.

(c) Board Recommendation.

(i) Except in the case of a Company Board Recommendation Change specifically permitted by this Section 7.1(c), (A) the Company Board shall (x) recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) fail to make, withdraw, amend or modify the Company Board Recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend or modify the Company Board Recommendation in a manner that is adverse to Newco, (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction other than the Merger (the actions or inactions referred to in the preceding clauses (1) and (2) being referred to herein as a “Company Board Recommendation Change”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, but subject to clause (v) below, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Stockholder Approval in the event that:

(1) the Company Board has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.3(a);

(2) The Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any public announcement thereof shall not, in and of itself, constitute a Company Board Recommendation Change);

(3) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Newco at least four (4) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(ii) (the “Board Recommendation Notice Period”), which notice shall include the most current version of the proposed definitive agreement and any other relevant transaction documents and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal;

(4) if requested by Newco, during the Board Recommendation Notice Period, the Company shall meet and negotiate with Newco in good faith regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal;

(5) prior to the end of the Board Recommendation Notice Period, Newco shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company Board determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new notice pursuant to clause (3) above, (y) the Board Recommendation Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least two (2) Business Days remain in the Board Recommendation Notice Period subsequent to each time the Company notifies Newco of any such material revision and (z) there may be multiple extensions of the Board Recommendation Notice Period); and

(6) the Company Board determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco pursuant to clause (5) above), that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change is inconsistent with its fiduciary duties.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change for an Intervening Event unrelated to an Acquisition Proposal at any time prior to obtaining the Requisite Stockholder Approval in the event that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect such a Company Board Recommendation Change is inconsistent with its fiduciary duties, taking into account all adjustments that may be offered by Newco pursuant to this Section 7.1(c)(iii); provided, however, that the Company may not make a Company Board Recommendation Change under this clause (iii) for an Intervening Event unless (A) the Company provides Newco with written information describing such Intervening Event in reasonable detail promptly after it becomes aware of it, (B) the Company notifies Newco in writing at least four (4) Business Days before making an Company Board Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor and (C) if Newco makes an offer or proposal capable of being accepted by the Company as a binding agreement during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as offered or proposed by Newco, determines in good faith (after consultation with outside counsel) that the failure to make such Company Board Recommendation Change would be inconsistent with its fiduciary obligations to the stockholders of the Company under Applicable Law. During the four (4) Business Day period prior to its effecting a Company Board Recommendation Change for an Intervening Event, the Company shall, and shall cause its financial and legal advisors to, negotiate with Newco in good faith (to the extent Newco seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement offered or proposed by Newco.

(iv) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or any other Applicable Law; provided, however, that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; provided, further, that any such disclosure (other than a “stop, look and listen” communication pursuant to Rule 14d9-f under the Exchange Act) shall be deemed a Company Board Recommendation Change unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure and expressly rejects any applicable Acquisition Proposal.

(v) Notwithstanding anything to the contrary contained herein (including clause (ii) above), neither the Company nor any of its Subsidiaries shall enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other Contract, in each case related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or an Acquisition Transaction (except an Acceptable Confidentiality Agreement) unless this Agreement has been terminated in accordance with its terms (including the payment of the Company Termination Payment pursuant to Section 8.4).

7.2 Regulatory Approvals.

(a) Filings and Cooperation. As soon as reasonably practicable following the execution and delivery of this Agreement (and in any case within 10 Business Days with respect to the HSR Act), each of Newco and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act. Each of Newco and the Company shall (a) cooperate and coordinate with the other in the making of such filings, (b) supply the other with any information that may be required in order to effectuate such filings, and (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Newco reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority in the U.S. regarding the Merger or any other transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b) Remedies. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Newco or any of its Affiliates be required to offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand.

7.3 Financing.

(a) No Amendments to Financing Commitment Letters. Subject to the terms and conditions of this Agreement, each of Newco and Merger Sub will not permit any assignment of the Financing Commitment Letters, or any amendment or modification (including an amendment or modification effected by way of a side letter) (it being agreed that any Alternate Debt Financing shall not be deemed to be an amendment or modification) to be made to, or any waiver of any provision or remedy pursuant to, the Financing Commitment Letters if such amendment, modification or waiver would, or could reasonably be expected to, (i) reduce (other than pursuant to the “flex” provisions of the Debt Commitment Letter) the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount) or reduce the aggregate amount of the Equity Financing such that they aggregate an amount below the Required Amount (after giving effect to other available sources of cash), (ii) adversely impact the ability of any of Newco, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Debt Commitment Letters or the definitive agreements with respect thereto, (iii) impose new or additional conditions to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would, or could reasonably be expected to, prevent, impede or materially delay the consummation of the Financing when required pursuant to the terms hereof or (iv) prevent, impede or materially delay the consummation of the Financing when required pursuant to the terms hereof; provided, that, for the avoidance of doubt, without the consent of the Company, each of Newco and Merger Sub may (x) correct typographical errors, (y) provide for the assignment of a portion of the commitments or obligations under the Debt Commitment Letter to additional agents, arrangers, lenders, bookrunners, syndication agents or similar entities or reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto (including replacement of a lender) or (z) modify pricing and implement or exercise any of the “flex” provisions contained in the Debt Commitment Letter.

(b) Equity Financing. Newco shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Newco or Merger Sub in such Equity Commitment Letter that are within its control, if any, and (iv) subject to the terms and conditions of the Equity Commitment Letter and Section 9.11, (x) enforcing its rights under the Equity Commitment Letter, including through the initiation of legal proceedings against the Guarantors if and to the extent necessary to obtain the Equity Financing contemplated thereby, and (y) consummating the Equity Financing at or prior to Closing, including by causing the Guarantors to fund the Equity Financing at the Closing. Newco shall not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, the Equity Commitment Letter. Any breach by Newco of its obligations under the Equity Commitment Letter shall be deemed to be a breach by Newco of this Section 7.3(b).

(c) Debt Financing and Alternate Debt Financing. Newco shall use (or cause Merger Sub to use) its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as reasonably practicable on the terms and conditions set forth in the Debt Commitment Letter, which shall consist of, without limitation, (i) maintaining in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof (except as otherwise permitted hereunder), (ii) negotiating, executing and delivering definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions no less favorable to Newco or Merger Sub (in the reasonable judgement of Newco) that those contemplated by the Debt Commitment Letter, (iii) timely preparing any necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Debt Financing, (iv) satisfying on a timely basis all conditions to funding within their respective control that are applicable to Newco and Merger Sub in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter, (v) commencing any marketing and syndication activities contemplated by the Debt Commitment Letter, and (vi) if all conditions in the Debt Commitment Letter are satisfied (other than those conditions that by their nature are to be satisfied on Closing) and the conditions in Sections 2.2(a) and 2.2(b) of this Agreement have been satisfied, consummating the Debt Financing at or prior to the Closing. Newco and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due. For the avoidance of doubt, the “reasonable best efforts” of Newco and Merger Sub pursuant to this Section 7.3(c) includes an obligation on the part of Newco and Merger Sub to enforce their rights pursuant to the Financing Commitment Letters, including the initiation of an appropriate Legal Proceeding against any Debt Financing Source under the Debt Commitment Letters pursuant to which each of Newco and Merger Sub will use its reasonable best efforts to compel such Debt Financing Source to provide its portion of the Debt Financing in accordance with the Debt Commitment Letters if the terms and conditions set forth in the Debt Commitment Letters have been satisfied and one or more of the Debt Financing Sources under the Debt Commitment Letters fails to provide its respective portion of the Debt Financing and, as a result, the Closing does not occur or would reasonably be expected not to occur. In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (including any “flex” provisions provided in the fee letter) (other than by reason of a breach of this Agreement by the Company or any Affiliate) and such portion is reasonably necessary to fund the Required Amount, then Newco shall, to the extent not in violation of this Agreement or the Debt Commitment Letter, use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms, conditions and costs not materially less favorable in the aggregate to Newco, Merger Sub and the Surviving Corporation (in the reasonable judgment of Newco) than those set forth in the Debt Commitment Letter (provided that such terms, conditions and costs would not have any of the effects specified in Section 7.3(a)) and in an amount sufficient to pay the Required Amount (taking into account other available sources of cash) (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letter in whole or in part. Newco shall promptly provide the Company with a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which may be delivered with the fee amounts, pricing caps, “flex” terms and other economic and numerical terms redacted in a customary manner). In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by one or more New Debt Commitment Letters at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.

(d) Information. Upon the reasonable request of the Company, Newco shall (i) inform the Company on a current basis of the status of its efforts to arrange the Financing or any applicable Alternate Debt Financing, and (ii) provide the Company with copies of all executed amendments, modifications or replacements of the Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein) or principal definitive agreements related to the Financing. Without limiting the generality of the foregoing, Newco and Merger Sub shall promptly notify the Company (A) of any breach, default, termination or cancellation of which Newco becomes aware by any party to the Financing Commitment Letters or definitive agreements related to the Financing to the extent such breach, default, termination or cancellation would reasonably be expected to materially delay or prevent the Closing, (B) of the receipt by Newco or Merger Sub of any written notice or communication from the Guarantors, or any Debt Financing Source with respect to any termination or cancellation of any Financing Commitment Letter or such definitive agreements.

(e) No Financing Condition. Newco and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. In the event that the Financing has not been obtained, Newco and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 2.2, to consummate the Merger.

(f) Company Support.

(i) Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Newco and the Debt Financing Sources, at Newco’s sole expense, with all cooperation reasonably requested by Newco to assist it in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by Newco in connection with the Debt Financing, including:

(1) participating (and causing senior management of the Company to participate) in a reasonable number of meetings (including customary one-on-one meetings between the Debt Financing Sources and members of senior management), presentations and due diligence sessions;

(2) (A) taking all corporate and other actions reasonably requested by Newco to permit the consummation of the Debt Financing and (B) executing and delivering, and facilitating the execution and delivery of, customary definitive financing documentation, including any pledge and security documents and other definitive financing documents as may be reasonably requested by Newco or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that any corporate actions or such documents will not take effect until the Effective Time;

(3) furnishing Newco and the Debt Financing Sources, as promptly as practicable, with the financial information specified in Section 6(x) of Exhibit D to the Debt Commitment Letter, and such other pertinent information as Newco and the Debt Financing Sources shall request to prepare a bank information memorandum as contemplated by the Debt Commitment Letter (collectively, the “Required Financing Information”); provided, that the Required Financing Information will not include, or be deemed to require the Company to prepare, any (1) financial information concerning the Company or its Subsidiaries that the Company does not compile, prepare or otherwise generate in the ordinary course of business, except to the extent required to prepare a customary bank information memorandum, (2) other information not reasonably available to the Company and its Subsidiaries under its current internal control and reporting systems, except to the extent required to prepare a customary bank information memorandum, (3) pro forma financial statements and projections, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, or (4) consolidating and other financial statements, segment reporting and data that would be required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Noes. 33-8732A, 34-54302A and IC-27444A, and other customary exceptions;

(4) provide reasonable assistance in obtaining any consents of third parties necessary in connection with the Debt Financing;

(5) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required by the Debt Commitment Letter to be terminated;

(6) promptly, and no later than three (3) Business Days prior to Closing, furnishing Newco and the Debt Financing Sources with all documentation and other information related solely to the Company and its Subsidiaries required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations; provided, that the request for such information has been made at least ten (10) Business Days prior to Closing.

(7) assisting Newco and the Debt Financing Sources (including furnishing information to be included therein) with the timely preparation of customary (A) rating agency presentations, bank information memoranda, lender presentations and similar documents required in connection with the Debt Financing and (B) offering documents, prospectuses, memoranda and similar documents required in connection with the Debt Financing, which documents may include the Company logo consistent with customary practices;

(8) solely with respect to financial information and data derived from the Company’s historical books and records, providing Newco with such information to assist in the preparation of the pro forma financial statements identified in Section 6 of Exhibit D of the Debt Commitment Letter and other pro forma financial information and pro forma financial statements to the extent required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Newco or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Newco;

(9) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing customary representations to the Debt Financing Sources under the Debt Commitment Letter, including with respect to the presence or absence of material non-public information and the accuracy of the written information contained in the disclosure and marketing materials related to the Debt Financing;

(10) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Newco to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any of its Subsidiaries to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(11) promptly after gaining knowledge thereof, supplementing the written information concerning the Company furnished pursuant to this Section 7.3(f) to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(ii) Notwithstanding the provisions of Section 7.3(f)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnifiable or reimbursable by or on behalf of Newco, (B) enter into any definitive agreement which is not contingent upon the Closing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)), (C) give any indemnities that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Notwithstanding any other provision of this Agreement, nothing in this Agreement will require (A) any officer or Representative of the Company or any of its Subsidiaries to (x) execute or deliver any definitive agreement, certificate or opinion in connection with the Debt Financing, or (y) take any other action pursuant to Section 7.3(f)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of the date hereof to approve the Financing or any alternative financing or Contracts related thereto.

(g) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Newco and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other customary confidentiality undertakings. The Company agrees and acknowledges that the obligations of Elliott Management Corporation and any Affiliate thereof under Section 5 of the Confidentiality Agreement shall terminate effective immediately upon the execution of this Agreement, and concurrently with the execution hereof, the Company shall deliver to Elliott Management Corporation a written confirmation of the foregoing.

(h) Company Reimbursement and Indemnification.

(i) Upon request by the Company, Newco shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company and/or any of its Subsidiaries in connection with providing the support and cooperation contemplated by Section 7.3(f).

(ii) Newco shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the Debt Financing, including providing the support and cooperation contemplated by Section 7.3(f) and any information utilized in connection therewith; provided, that, the Newco shall not be obligated to provide such indemnity to the extent arising from information furnished in writing by or on behalf of the Company or any of its Subsidiaries or with respect to any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties or amounts arising from or related to any breach of any representation made by the Company hereunder or in the case of fraud).

(i) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business, and products or the Merger; and (iii) in a manner consistent with the other customary terms and conditions that the Company reasonably imposes.

7.4 Efforts to Close.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including the limitations contained in Sections 7.2 and 7.3, each of Newco, Merger Sub and the Company shall use their reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled, (ii) obtain all necessary consents, approvals, orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods under the HSR Act and (iii) seek all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated hereby (including the Merger). The Company further agrees to the covenants set forth in Section 7.4(a) of the Company Disclosure Letter.

(b) Forbearance. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Newco or Merger Sub (or any of their respective Affiliates), on the one hand, nor the Company (or any of its Affiliates), on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, materially delaying or otherwise adversely affecting (i) the consummation of the Merger, or (ii) the ability of such party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 7.3(f) will be considered a violation of this Section 7.4.

(c) Third Party Consents. Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, with respect to consents relating to any Contracts, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), to concede or agree to concede anything of value, or to amend, supplement or otherwise modify any Contract to which it is a party or commence, defend or participate in any Legal Proceeding.

7.5 Access to the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford Newco and its Representatives reasonable access, during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel of the Company and its Subsidiaries as Newco may reasonably request; provided, however, that notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Newco and its Affiliates, on the other hand; provided, that, in the case of clauses (a) through (c) above, the parties will cooperate and use commercially reasonable efforts to obtain necessary consents and/or waivers from third parties for such activities or otherwise find a way to allow diligence of such information in a manner that would not contravene such law or cause such waiver of a legal privilege. During such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Newco: (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, properties and personnel as Newco or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors). Any investigation conducted pursuant to the access contemplated by this Section 7.5 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Newco or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.5. All requests for access pursuant to this Section 7.5 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

7.6 Notice of Breach.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly notify Newco in the event that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any material respect, or in the event that the Company has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement, in each case that if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Newco and Merger Sub contained in Sections 2.2(b)(i), 2.2(b)(ii) or 2.2(b)(iv) to fail to be satisfied.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall promptly notify the Company in the event that any representation or warranty made by Newco or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or in the event that Newco or Merger Sub has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement, in each case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company contained in Sections 2.2(c)(i) and 2.2(c)(ii) to fail to be satisfied.

7.7 Confidentiality. Newco, Merger Sub and the Company hereby acknowledge that Elliott Management Corporation and the Company have previously executed a Confidentiality Agreement, dated July 13, 2017 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms (except as provided in Section 7.3(g) above).

7.8 Public Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Newco. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Newco and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other parties to this Agreement before providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger; provided, however, that notwithstanding the foregoing, the Company, Newco and Merger Sub will not be obligated to engage in such consultation with respect to communications that are (i) required by Applicable Law or any stock exchange rule or listing agreement or (ii) materially consistent in substance with previously public communications regarding which the parties has previously consulted.

7.9 Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Newco of all Legal Proceedings commenced or threatened against the Company or any of its Subsidiaries or Affiliates (including its officers and directors), in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Newco reasonably informed with respect to the status thereof. The Company shall (a) give Newco the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Newco with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 7.9, “participate” means that Newco will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Newco may offer comments or suggestions with respect to such Transaction Litigation. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Newco’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the above, the Company shall not need Newco’s consent to settle any Transaction Litigation to the extent such Transaction Litigation is settled (1) solely for the payment of monies which are recoverable from insurance policies available to the Company (other than any deductibles or retention amounts applicable thereto) and (2) includes a full and unconditional release of all liabilities arising out of such claim or action against the Newco Parties.

7.10 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the Merger and all other transactions contemplated by this Agreement, and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Merger and other transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.11 Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. The Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time to the extent disclosed on Section 7.11(a) of the Company Disclosure Letter (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

(b) Insurance.

(i) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time (a correct and complete copy of which has been heretofore made available to Newco), covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.11(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year (such 250% amount, the “Maximum Annual Premium”); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(ii) Notwithstanding any provision in this Agreement to the contrary, prior to the Effective Time and after reasonable consultation with Newco, the Company may, and at the request of Newco it shall, purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Newco) under Section 7.11(b)(i) for so long as such “tail” policy shall be maintained in full force and effect.

(c) Successors and Assigns. If the Surviving Corporation (or Newco) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Newco) set forth in this Section 7.11.

(d) No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 7.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (and their heirs and representatives) without the prior written consent of such affected Indemnified Person (and their heirs and representatives). Each of the Indemnified Persons (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and their heirs and representatives)) under this Section 7.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(e) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution for any such claims under such policies.

7.12 Employee Matters.

(a) Acknowledgment of Change of Control. Newco hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b) Existing Agreements. From and after the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time, provided, however, that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by Applicable Law.

(c) Continuation of Company Plans. As of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) continue to employ the employees of the Company and its Subsidiaries who are employed as of immediately prior to the Effective Time. For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans” but excluding equity based benefits, benefits related to a change in control, retention benefits and individual employment agreements) at benefit levels that are substantially comparable in the aggregate to those provided as of the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide base salary and annual cash bonus or commission opportunities that, taken as a whole, are no less favorable in the aggregate than the base salary, annual cash bonus and commission opportunities provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation, benefits and severance payments (other than equity based benefits, benefits-related to a change in control, retention benefits and individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits, benefits related to a change in control, retention benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time. In each case, target annual cash compensation shall not be decreased for a period of one (1) year following the Effective Time for any Continuing Employee employed for that period. For a period of one (1) year following the Effective Time, the Surviving Corporation will (and Newco will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date of this Agreement and that have been disclosed in Section 7.12(c) of the Company Disclosure Letter.

(d) Service Credit; Etc. The Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) provide each Continuing Employee with credit for all service with the Company and its Subsidiaries (and their respective predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement) to the extent provided under the comparable Employee Plan; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective

Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future which shall be subject to the applicable vacation paid time-off policy as in effect thereafter from time-to-time.

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.12 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Newco, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Newco, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement (including the Employee Plans and the Company Plans).

7.13 Obligations of Merger Sub. Newco shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement. Newco and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement. During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger.

7.14 Newco Vote. Immediately following the execution and delivery of this Agreement, Newco, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Newco and the Company; or

(b) by either Newco or the Company if the Effective Time shall not have occurred on or before April 25, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Newco or the Company if the Company Stockholder Meeting shall have been completed and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(d) by either Newco or the Company if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of the Merger permanently illegal or which has the effect of permanently prohibiting the consummation of the Merger or (ii) issued or granted any Order that is in effect and that has the effect of making the Merger illegal permanently or which has the effect of permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; or

(e) by the Company in the event (i) of a breach of any covenant or agreement on the part of Newco or Merger Sub set forth in this Agreement, (ii) that any of the representations and warranties of Newco and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case of clause (i) and (ii) such that the conditions set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate or (iii) if the Merger shall not have been consummated on or before the date required by Section 2.1, all of the conditions set forth in Sections 2.2(a) and 2.2(b) would be satisfied or waived and continue to be satisfied or waived at the time of such termination if the Closing were held at the time of such termination, and the Company stands ready, willing and able to consummate the Merger on the date required by Section 2.1 at the time of termination; provided, however, that with respect to the foregoing clauses (i) and (ii), notwithstanding the foregoing, in the event that such breach by Newco or Merger Sub or such inaccuracies in the representations and warranties of Newco or Merger Sub are curable by Newco or Merger Sub, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Newco of such breach or inaccuracy, as applicable or (B) the Termination Date; and provided, further, the Company may not terminate this Agreement pursuant to clauses (i) and (ii) of this Section 8.1(e) if it is then in material breach of any covenant contained in this Agreement; or

(f) by the Company, at any time prior to obtaining the Requisite Stockholder Approval, in order to enter into a definitive agreement to consummate a Superior Proposal simultaneously with the termination of this Agreement, provided that (i) the Superior Proposal was not solicited in violation of Section 6.2(a), (ii) prior to terminating this Agreement pursuant to this Section 8.1(f), the Company shall have given Newco at least four (4) Business Days’ notice of its intention to terminate this Agreement pursuant to this Section 8.1(f) (the “Superior Proposal Notice Period”) (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal), (iii) if requested by Newco, during the Superior Proposal Notice Period, the Company shall have met and negotiated with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal, (iv) prior to the end of the Superior Proposal Notice Period, Newco shall not have made a counter-offer or proposal that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including any revision in price, shall require a new notice and Superior Proposal Notice Period pursuant to clause (ii) above, (y) the Superior Proposal Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least two (2) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Newco of any such material revision and (z) that there may be multiple extensions of the Superior Proposal Notice Period), (v) in connection with the termination of this Agreement, the Company pays to Newco the Company Termination Payment payable pursuant to Section 8.4(a)(ii) and (vi) the Company Board has determined (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco) that, in light of such Superior Proposal, the failure to terminate this Agreement is inconsistent with its fiduciary duties; or

(g) by Newco in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(b)(i), Section 2.2(b)(ii) and Section 2.2(b)(iv) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company, then Newco shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from Newco to the Company of such breach or inaccuracy, as applicable or (B) the Termination Date; and provided, further, Newco may not terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any covenant contained in this Agreement; or

(h) by Newco in the event that (i) the Company Board (or any committee thereof) shall have effected a Company Board Recommendation Change; (ii) the Company shall, within ten (10) Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer, or (iii) the Company shall have failed to publicly reaffirm its recommendation of the Merger within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first publicly commenced, publicly announced, distributed or disseminated to the Company’s stockholders upon a request to do so by Newco.

8.2 Notice of Termination. A party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall deliver a written notice to the other party setting forth the specific provision of Section 8.1 pursuant to which this Agreement is being terminated.

8.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 3.24, Section 3.27, Section 4.12, Section 7.3(h), Section 7.7, Section 7.8, this Section 8.3, Section 8.4 and Article IX, each of which shall survive the termination of this Agreement, and (b) subject to Section 8.4(d), that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any breach of this Agreement prior to such termination, or any fraud committed in connection with this Agreement or any of the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, the Equity Commitment Letter and the Limited Guarantee, all of which shall survive termination of this Agreement in accordance with their respective terms. For the avoidance of doubt, in the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders hereunder or under the Debt Commitment Letters or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Debt Financing Sources to Newco or Merger Sub under the terms of the Debt Commitment Letters (and the related fee letters) or the Debt Financing.

8.4 Termination Payments.

(a) Company Termination Payments.

(i) In the event that (A) this Agreement is terminated by the Company or Newco pursuant to Section 8.1(b) (under circumstances in which the closing condition set forth in Section 2.2(a)(i) is not satisfied) or Section 8.1(c), (B) following the execution of this Agreement an offer or proposal for an Acquisition Transaction is publicly announced or otherwise communicated to the Company Board, or shall otherwise become publicly known, and not withdrawn (x) at least ten (10) Business Days prior to the Company Stockholder Meeting in connection with a termination under Section 8.1(c) and (y) at least 30 Business Days prior to a termination in connection with Section 8.1(b), and (C) within 12 months following the termination of this Agreement by the Company or Newco pursuant to Section 8.1(b) or Section 8.1(c) a Competing Acquisition Transaction is consummated or the Company enters into a definitive Contract in respect of any Competing Acquisition Transaction or recommends or submits a Competing Acquisition Transaction to its stockholders for adoption, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to the termination hereof, then within one Business Day, the Company shall make a payment to Newco equal to $47,210,000 (the “Company Termination Payment), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(f), then as a condition to such termination of this Agreement, the Company shall tender to Newco the Company Termination Payment by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iii) In the event that this Agreement is terminated pursuant to Section 8.1(h), then within one (1) Business Day of such termination by Newco, the Company shall tender to Newco the Company Termination Payment by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion, whether nor not the Company Termination Payment may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Newco Closing Failure Payment. In the event that this Agreement is terminated by the Company pursuant (i) to Section 8.1(e) or (ii) to Section 8.1(b), under circumstances in which the Agreement was terminable under Section 8.1(e), then Newco shall pay to the Company a payment of $94,410,000 (the “Newco Closing Failure Payment”), within one (1) Business Day of such termination by the Company, Newco shall make a payment to the Company equal to the Newco Closing Failure Payment, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(c) Recovery. The parties hereby acknowledge and agree that the covenants set forth in this Section 8.4 are an integral part of this Agreement and the Merger, and that, without these agreements, the parties would not have entered into this Agreement. Accordingly, if a party fails to promptly pay any amounts due pursuant to Section 8.4(a) or 8.4(b), as appropriate, and, in order to obtain such payment, the other party commences a Legal Proceeding that results in a judgment against the breaching party for the amount set forth in Section 8.4(a) or 8.4(b), as appropriate, or any portion thereof, the breaching party will pay to the non-breaching party its out-of-pocket costs and expenses (including attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(d) Exclusive Remedies; Limitation on Liability.

(i) Notwithstanding anything to the contrary in this Agreement:

(1) No Newco Party, except Newco, Merger Sub and the Guarantors (but only to the extent set forth in the Limited Guarantee), shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitment Letters (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

(2) Without limiting the right of the Company to seek specific performance in accordance with Section 9.11(b), the maximum aggregate liability of Newco, Merger Sub and the Guarantors for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitment Letters, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the Newco Closing Failure Payment, and any amounts that may become due pursuant to Section 7.3(h) and 8.4(c) hereof , and in no event shall the Company seek to, and the Company shall cause its controlled Affiliates not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) in excess of such amount; and

(3) Upon acceptance of the Newco Closing Failure Payment, no Newco Party shall have any further liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guarantee or the Financing Commitment Letters, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to, and shall cause its controlled Affiliates not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) or obtain any equitable relief from any Newco Party.

(ii) Notwithstanding anything to the contrary in this Agreement, no Debt Financing Source shall have any liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guarantee or the Financing Commitment Letters or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) or obtain any equitable relief from or with respect to any Debt Financing Source.

ARTICLE IX

GENERAL PROVISIONS

9.1 Certain Interpretations.

(a) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h) Unless otherwise indicated, the word “day” means calendar day.

(i) The words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(j) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(k) The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; and

(m) Unless otherwise indicated, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(n) Unless otherwise indicated, all references in this Agreement to any agreement (including this Agreement), Contract, document or instrument mean such agreement, Contract, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto, in each case as of the date hereof.

9.2 Amendment. Subject to Applicable Law, this Agreement may be amended, modified or supplemented by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 8.4(d)(ii), Section 9.9, Section 9.12, Section 9.13(c), Section 9.14 and this Section 9.2 (and the defined terms used therein) may not be amended, modified or altered in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

9.3 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

9.4 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, Newco and Merger Sub may assign, in its sole discretion, any or all of its rights and interests under this Agreement) after the Effective Time, to any Person; provided that Newco or Merger Sub, as the case may be, shall remain liable for the full performance of all obligations under this Agreement to the extent that such obligations are not fully performed by the assignee. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if sent via telecopy or electronic mail (receipt confirmed), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Newco or Merger Sub, to:

c/o Elliott Management Corporation

40 West 57th Street

New York, NY 10019

Attention: Jesse Cohn and Isaac Kim

E-mail: JCohn@elliottmgmt.com; IKim@egc-capital.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Eduardo Gallardo; Richard J. Birns

E-mail: egallardo@gibsondunn.com; rbirns@gibsondunn.com

(b)	if to the Company (prior to the Closing), to:

3300 Olcott Street

Santa Clara, CA 95054

Attention: Paul Bradley Shinn, Chief Legal Officer and SVP Corporate Development

Email: paul.shinn@gigamon.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Michael S. Ringler

Telecopy No.: (415) 947-2099

E-mail: mringler@wsgr.com

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation 650 Page Mill Road

Palo Alto, CA 94304

Attention: Robert G. Day

Telecopy No.: (650) 493-6811

E-mail: rday@wsgr.com

9.6 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time and none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

9.7 Expenses. Subject to Section 7.3(h) and Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

9.8 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Limited Guarantee and the Equity Commitment Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, except as modified hereby pursuant to Section 7.3, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms, provided, however, the parties agree that no provision of the Confidentiality Agreement or this Agreement shall limit in any respect the rights of Newco, the Guarantors or any of their Affiliates to assign or syndicate any portion of their equity commitment pursuant to the Equity Commitment Letter. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable rights, benefits or remedies of any nature hereunder, except for (a) the provisions of Section 8.4(d)(ii), Section 9.2, Section 9.12, Section 9.13(c), Section 9.14 and this Section 9.9 will inure to the benefit of the Debt Financing Sources and their respective successors and assigns, each of whom are intended to be third party beneficiaries thereof, (b) the rights of the Newco Parties under Section 8.4 and Section 9.13(b) and (c) from and after the Effective Time, (1) as set forth in or contemplated by the terms and provisions of Section 7.11 and (2) the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article I.

9.10 Severability . In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11 Remedies.

(a) Generally. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if any of the transactions contemplated by this Agreement, including the Merger, were not consummated and the Company Stockholders did not receive the aggregate consideration payable to them in accordance with and subject to the terms and conditions set forth in this Agreement), and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, subject to Section 9.11(b)(ii) below, in the event of any breach or threatened breach by the Company, on the one hand, or Newco and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other party (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement, and this right shall include the right of the Company to cause Newco and Merger Sub to fully enforce the terms of the Equity Commitment Letter against the Guarantor to the fullest extent permissible under the Equity Commitment Letter and Applicable law.

(ii) Newco and Merger Sub hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Newco or Merger Sub, and to specifically enforce the terms and provisions of this Agreement to prevent breaches, or to enforce compliance with, the covenants and obligations of Newco and Merger Sub under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.11(b), a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, the Financing Commitment Letters or the Limited Guarantee (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11(b) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.11(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.11(b) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11(b) or anything set forth in this Section 9.11(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement or the Limited Guarantee that may be available then or thereafter. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Commitment Letters under the terms thereof, none of the Company or any of its Affiliates or its and their direct and indirect stockholders shall have any rights or claims (whether in contract tort or otherwise) against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(iii) Notwithstanding anything herein to the contrary, the Company shall be entitled to specific performance to cause Newco and Merger Sub to draw down the Equity Financing or to consummate the Merger only if:

(1) all conditions in Sections 2.2(a) and 2.2(b) (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived;

(2) Newco and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.1;

(3) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; and

(4) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles.

9.13 Consent to Jurisdiction.

(a) Each of the parties hereto (a) agrees that notice as provided herein shall constitute sufficient service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Newco, Merger Sub and the Company agrees that a final, non-appealable judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Without limiting Sections 8.4 or 9.11, this Agreement may only be enforced by the Company against, and claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made by the Company against, Newco, Merger Sub and the Guarantors (but only to the extent set forth in the Limited Guarantee or pursuant to the third party beneficiary rights of the Equity Commitment Letters), and the Company shall not seek to enforce this Agreement against, or make any claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement against, any other Newco Party.

(c) Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitment Letters, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Company further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitment Letters, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof.

9.14 WAIVER OF JURY TRIAL. EACH OF NEWCO, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE AND INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY OF THE DEBT FINANCING SOURCES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR THE ACTIONS OF NEWCO, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.16 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

GINSBERG HOLDCO, INC.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

GINSBERG MERGER SUB, INC.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

GIGAMON INC.

By:	/s/ Paul Hooper
Name:	Paul Hooper
Title:	Chief Executive Officer

[MERGER AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal), or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential and such confidentiality provisions are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Third Party pursuant to which the Company Stockholders immediately preceding such transaction hold less than 85% of each class of outstanding voting and equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Third Party of more than fifteen percent (15%) of the consolidated assets (including the equity interests of the Company’s Subsidiaries) of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” shall mean the FCPA, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is legally binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of July 1, 2017.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Applicable Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

“Cash on Hand” means, as at immediately prior to the Effective Time, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, net of (i) any outstanding checks, wires and bank overdrafts of the Company or its Subsidiaries, (ii) any amounts relating to credit card receivables, (iii) Restricted Cash and (iv) Indebtedness of the Company or any of its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Equity Incentive Plan” means the 2013 Equity Incentive Plan and the 2012 Unit Option Plan.

“Company ESPP” means the 2013 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any state of facts, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist, (A) is or would reasonably likely be materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Company Material Adverse Effect shall not include any Effect to the extent arising out of the following clauses (i) through (xii) when determining whether a Company Material Adverse Effect has occurred or may, would or could occur and, provided, further, with respect to each of the following clauses (i) through (vi), if the impact of such Effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate, then solely the extent of such disproportionate effect may be included in the determination regarding whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) general economic conditions, including any securities, credit, financial or other capital market conditions, and including changes in interest rates or currency exchange rates, in the United States or any other country or region in the world;

(ii) regulatory, legislative or political conditions, in the United States or any other country or region in the world;

(iii) general conditions in the industries in which the Company or any of its Subsidiaries conduct business;

(iv) changes or prospective changes in Applicable Law or GAAP or the repeal, enforcement or interpretations thereof;

(v) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement (whether perpetrated or encouraged by a state or non-state actor or actors);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, tropical storms, floods, mudslides, wild fires or other natural disasters, pandemics, epidemics, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vii) except with regard to the representations and warranties in Section 3.2 and Section 3.4, the execution or delivery of this Agreement or the other agreements contemplated by this Agreement, or the public announcement or pendency of this Agreement or the Merger;

(viii) any change resulting or arising from the identity of, any facts or circumstances relating to, or any action or inaction by, Newco, Merger Sub or their respective Affiliates;

(ix) any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and /or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(x) any decline in the market price or change in the trading volume of Company Common Stock, in and of itself, or any change in the credit ratings of the Company or any of its Subsidiaries, in and of itself (it being understood that the underlying cause(s) of any such decline or change may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(xi) any action taken at the written request of Newco or with the prior written consent or approval of Newco; and

(xii) the matters set forth in the Company Disclosure Letter.

“Company Options” means any options to purchase shares of Company Common Stock issuable under a Company Equity Incentive Plan.

“Company Products” means any and all items, products and services currently marketed, sold, licensed, provided, distributed or supported by the Company and its Subsidiaries, and refers also to all User Documentation and related technical documentation associated therewith.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” and “85%” shall be references to “50%.”

“Continuing Employees” shall mean all employees of the Company and its Subsidiaries who continue their employment with the Company, its Subsidiaries, the Surviving Corporation, Newco or any Subsidiary of Newco as of and following the Effective Time.

“Contract” means any legally binding contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument or obligation.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any of their ERISA Affiliates and with respect to which the Company or any of its Subsidiaries has or may have any material Liability.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, plant and animal life, natural resource, or indoor or ambient air.

“Environmental Law” means any Applicable Law concerning (a) the manufacture, transport, use, treatment, storage, release or disposal of any Hazardous Substance, (b) the protection or restoration of the Environment or (c) the protection of human health and safety with respect to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export and Import Control Laws” means any U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; or (iii) economic sanctions or embargoes.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Substance” means any material or substance that is listed as “hazardous” pursuant to CERCLA or that is listed or defined as “hazardous,” “toxic” or words of similar import under any other Environmental Law, or any petroleum product or by-product including any petroleum or natural gas hydrocarbons or any liquid or fraction thereof, lead paint, and any radioactive or infectious material or agent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (vi) all underfunded pension Liabilities, (vii) all reimbursement obligations of such Person as an account party in respect of outstanding letters of credit and letters of guarantee, (viii) all guarantees, obligations, undertakings or arrangements having the economic effect of a guarantee of others of any Indebtedness or to maintain or cause to be maintained the financial position of others, (ix) sale-leasebacks of long-term assets and (x) obligations related to the encumbering of assets, such as factoring receivables.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), copyright registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (v) domain names and applications and registrations therefore (collectively, “Domain Names”); and (vi) any similar, corresponding or equivalent rights in Technology to any of the foregoing.

“Intervening Event” shall mean any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known to the Company Board prior to the execution of this Agreement or, if known, the implications of which were not known or reasonably foreseeable, which event, circumstance, change, effect, development or condition or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Requisite Stockholder Approval that does not relate to (A) an Acquisition Proposal, (B) Newco or its Subsidiaries or (C) any actions taken pursuant to this Agreement.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“knowledge” of any party means the actual knowledge of any executive officer of such party after due inquiry of such executive officer’s direct reports.

“Legal Proceeding” means any lawsuit, litigation, arbitration or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, exclusive license to Intellectual Property Rights, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” means the first period of 15 consecutive Business Days commencing after the date of this Agreement and throughout which (i) Newco has the Required Financing Information (it being understood that (x) if at any time during such fifteen (15) consecutive Business Days, the information provided at the commencement of such period ceases to be or constitute the Required Financing Information, then the Marketing Period shall be deemed not to have commenced until information is provided that constitutes the Required Financing Information and (y) if the Company in good faith reasonably believes that it has provided the Required Financing Information, it may deliver to Newco a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this clause (i) unless Newco objects to such notice within two (2) Business Days (and identifies the Required Financing Information which has not been delivered) or such information ceases to constitute Required Financing Information; (ii) the conditions set forth in Section 2.2(a) have been and continue to be satisfied; and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 2.2(b) to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing), assuming that such conditions were applicable at any time during such fifteen (15) consecutive Business Day period; provided that (i) November 22 through 24, 2017 (inclusive) shall not be considered Business Days for the purposes of the Marketing Period, (ii) if the Marketing Period has not ended on or prior to December 18, 2017, then the Marketing Period shall commence no earlier than January 2, 2018.; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, (A) PricewaterhouseCoopers LLP shall have withdrawn, amended or qualified, or advised the Company or its Affiliates in writing that it intends to withdraw, amend or qualify its audit opinion with respect to any year end audited financial statements used to generate the Required Financing Information, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until PricewaterhouseCoopers LLP or another nationally recognized independent accounting firm has delivered an unqualified audit opinion with respect to such financial statements, (B) any of the financial statements included in the Required Financing Information shall have been restated, amended or qualified, the Company or any of its Subsidiaries shall have publicly announced, or the Company, any of its Affiliates, or their respective boards of directors have determined, that a restatement, amendment or qualification of any financial information included in the Required Financing Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement, amendment or qualification has been completed and the Required Financing Information has been amended to reflect such restatement, amendment or qualification (together with unqualified audit opinion) or (C) any Required Financing Information contains an untrue statement of material fact or omits to state any material facts necessary in order to make such Required Financing Information, in light of the circumstances under which they were made, not misleading, at any point throughout such period. For the avoidance of doubt, if the Marketing Period shall have commenced in accordance with the terms of this paragraph, and during the course of the Marketing Period the Company shall be required to deliver additional information pursuant to Section 7.3(f)(i)(3) above, the delivery of such additional information in accordance with the aforementioned provision shall not cause the Marketing Period to reset or restart.

“Material Contract” means:

(i) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii)) to which the Company or any of its Subsidiaries is a party;

(ii) any Contract providing for the purchase, licensing or support of Company Products by the largest five (5) direct customers of the Company or any of its Subsidiaries, determined on the basis of annual recurring subscription services revenues attributable to such customers that have been received by the Company or any of its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2016;

(iii) any Contract providing for the sale or distribution of Company Products by the top 15 largest distributors of the Company or any of its Subsidiaries, determined on the basis of annual revenue attributable to such distributors that have been received by the Company or any of its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2016;

(iv) any material Contracts providing for the lease of real property of over 1,000 square feet to the Company or any of its Subsidiaries;

(v) any Contract providing for the manufacturing of Company Products by contract manufacturers of Company Products the Company or any of its Subsidiaries, determined on the basis of annual amounts paid to such contract manufacturers by the Company or any of its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2016;

(vi) any Contract containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any of the Company’s lines of business; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions, in each case of the above other than (1) any such Contracts that may be cancelled without liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) where any such covenants or other provisions are not material to the Company or any of its operating Subsidiaries;

(vii) any Contract that involves a joint venture, limited liability company or legal partnership with any third Person;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries (A) will acquire any other Person, or the business lines or divisions of any third Person, (B) will sell or transfer to any third Person, any business lines or divisions of the Company or any of its Subsidiaries or (C) any assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $500,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(ix) any Contracts relating to any Indebtedness, in each case in excess of $100,000, other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(x) any Contract that by its express terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $1,000,000 over the remaining term of such Contract;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations, in each case that could result in payments in excess of $100,000;

“Minimum Cash Amount” means $230,000,000.

“Newco Material Adverse Effect” means any material adverse effect on the ability of Newco or Merger Sub to consummate the Merger prior to the Termination Date.

“Newco Parties” means Newco or any of its respective successors’ or permitted assignees’ former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders or any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing.

“NYSE” means the New York Stock Exchange.

“Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is legally binding on or applicable to such Person.

“Outstanding Stock Awards” means (i) any issued and outstanding options to purchase Shares granted under or pursuant to a Company Equity Incentive Plan, (ii) any issued and outstanding shares of restricted stock granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule, and (iii) any issued and outstanding restricted stock units, whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Performance Restricted Stock” means any Shares of Restricted Stock with performance-based vesting conditions that remain outstanding as of immediately prior to the Effective Time.

“Performance Restricted Stock Units” means any Restricted Stock Units with performance-based vesting conditions that remain outstanding as of immediately prior to the Effective Time.

“Permit” means any permit, license, authorization, consent, or approval required to be obtained by a Governmental Authority.

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes not yet due and payable, or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Public Software” means any Software and other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model. Public Software includes any Software and other material that is distributed under any license listed or that is substantially similar to any license listed at http://www.opensource.org/licenses.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents, financing sources, and other authorized representatives of such Person, acting in such capacity.

“Restricted Cash” means all cash and cash equivalents that are not freely useable and available to the Company because it is subject to restrictions, limitations or taxes on use or distribution either by contract, for regulatory or legal purposes, or is cash and cash equivalents that is collected from customers in advance, is being held on behalf of customers and represents a liability to such customers.

“Restricted Stock” means any issued and outstanding Share granted under or pursuant to a Company Equity Incentive Plan, that is not vested or is subject to a repurchase option (at no more than cost), risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company, in each case including any shares that, as a result of the transactions contemplated by this Agreement, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

“Restricted Stock Units” means any issued and outstanding restricted stock units, whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any binding, written Acquisition Proposal made by a Third Party after the date of this Agreement that (i) was not solicited in violation of Section 6.2(a) and (ii) the Company Board determines (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including the financial, legal, regulatory and other aspects of such Acquisition Proposal) is more favorable to the Company Stockholders, from a financial point of view, than the transactions contemplated by this Agreement; provided, that, for purposes of this definition of “Superior Proposal,” references to the term “Acquisition Transaction” to “15%” and “85%” shall be deemed to be references to “50%”.

“Stock Award” means any equity-based award, whether payable in stock, cash or other property or any combination of the foregoing.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and similar governmental charges, fees, customs, duties, impositions and liabilities, in each case in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, license, franchise, withholding, payroll, recapture, employment, excise and property taxes, and any other tax or other like assessment or charge of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Technology” means all tangible items related to, constituting, disclosing or embodying any or all of the following: any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, Software, firmware, computer programs (whether Source Code or Object Code), files, formulas, records, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all User Documentation.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Newco or any of its Affiliates or Representatives.

“Unpaid Company Transaction Expenses” means, to the extent they remain unpaid as of immediately prior to the Closing, all (i) fees and expenses incurred by the Company to its and its Affiliates’ respective professional advisors, counsel, brokers, finders, accountants and agents, in each case, arising from or incurred in connection with the process by which the Company and Parent discussed and negotiated this Agreement, the documents entered in connection with this Agreement and the transactions contemplated by this Agreement and such other documents, and (ii) any change in control, stay or retention payments due as a result of the transactions contemplated by this Agreement, whether due and payable prior to, at or after the Closing and all related fees and expenses related thereto (including the employer portion of any related payroll Taxes and any amounts to offset any excise Taxes imposed under Law and any related income Taxes).

“User Documentation” means explanatory and informational materials concerning the Company Products, in printed or electronic format, which Company or its Subsidiaries has released for distribution to end users or customers with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

[Remainder of Page Intentionally Left Blank]

ANNEX B

October 26, 2017

Board of Directors

Gigamon Inc.

3300 Olcott Street

Santa Clara, California 95054

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Ginsberg Holdco, Inc. (“Ginsberg”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Gigamon Inc. (the “Company”) of the $38.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 26, 2017 (the “Agreement”), by and among Ginsberg, Ginsberg Merger Sub, Inc., a wholly owned subsidiary of Ginsberg (“Acquisition Sub”), and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Ginsberg, any of their respective affiliates and third parties, including Evergreen Coast Capital Corporation (“Evergreen”) and Elliott Management Corporation (“Elliott”), each an affiliate of Ginsberg, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to affiliates and/or portfolio companies of Elliott from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead arranger in connection with the term loan facility (aggregate principal amount $650 million) provided to Peabody Energy Corporation, a portfolio company of Elliott, in August 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, Ginsberg, and their respective affiliates, including Evergreen, Elliott and its and their affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Evergreen and its affiliates from time to time and may have invested in limited partnership units of affiliates of Evergreen from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 31, 2016; the Company’s Registration Statement on Form S-1, filed on June 7, 2013; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”); and certain analyses prepared by the management of the Company

Board of Directors

Gigamon Inc.

October 26, 2017

related to the expected utilization of certain net operating loss carryforwards, as approved for our use by the Company (the “NOL Estimates”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the network security industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Ginsberg and its affiliates) of Shares, as of the date hereof, of the $38.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $38.50 in cash per Share to be paid to the holders (other than Ginsberg and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Ginsberg or the ability of the Company or Ginsberg to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such

Board of Directors

Gigamon Inc.

October 26, 2017

opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $38.50 in cash per Share to be paid to the holders (other than Ginsberg and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF GIGAMON INC. December 22, 2017 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST on December 21, 2017. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Special Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/Gigamon Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00030003030000000000 2 122217 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE To approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated October 26, 2017, by and among Gigamon, Inc, a Delaware corporation (“Gigamon”), Ginsberg Holdco, Inc., a Delaware corporation, and Ginsberg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Newco and the Merger (as such term is defined in the Merger Agreement) contemplated by the Merger Agreement. To approve any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. To approve, by non-binding, advisory vote, various compensation that will or may become payable to Gigamon’s named executive officers in connection with the Merger (as such term is defined in the Merger Agreement), as described in the proxy statement. NOTE: THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. THE PROXIES ARE FURTHER AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 GIGAMON INC. PROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER 22, 2017 Solicited on Behalf of the Board of Directors The undersigned hereby Solicited appoints on Behalf Paul A. of the Hooper, Board Rex of Directors S. Jackson and Paul B. Shinn as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Gigamon Inc. held of record by the undersigned at the close of business on November 20, 2017 at the Special Meeting of Stockholders to be held December 22, 2017 at 9:00 a.m. Pacific Time at 3300 Olcott Street, Santa Clara, California 95054, and at any adjournment thereof. (Continued and to be signed on the reverse side.) 14475 1.1